Execution Version

BAREBOAT CHARTER AGREEMENT

1 August

2025

JPV No. 25 Co., Ltd. and JPV No. 26 Co., Ltd.
as Owners and
JPV No. 25 Co., Ltd.
as Representative Owner and
Flex LNG Resolute Limited as Charterer

relating to
one (1) 173,400cbm MEGI class LNG carrier “Flex Resolute”

CONTENTS
Clause    Page
1.Definitions and Interpretation    1
2.Agreement to Charter    24
3.Conditions Precedent    25
4.Delivery, Acceptance and Title    27
5.Extent of Owners’ Liability    29
6.Charter Hire    30
7.Payments, Interest and Calculations    30
8.Costs and Indemnities    34
9.Taxation    39
10.Representations and Warranties    47
11.General Undertakings    57
12.Registration, Possession, Sub-Chartering and Management    72
13.Operation and Maintenance    75
14.Information Undertakings    84
15.Insurance    88
16.Loss, Damage and Compensation    96
17.Redelivery    97
18.Events of Default    99
19.Owner’s Rights following an Event of Default or a Relevant Event    102
20.Relevant Party Event and Charterer’s Rights    105
21.Option to Purchase and Early Termination    105
22.Transfer of Title to Vessel    111
23.Costs and Expenses    112
24.Notices    113
25.Assignment    114
26.Miscellaneous    115
27.Law and Jurisdiction    118
28.Counterparts    119
Schedule    Page
1.Description of Vessel    120
2.List of Documents and Evidence    121
Part 1    Initial Conditions Precedent    121
Part 2    Charterer’s Conditions Precedent    125
Part 3    Conditions Subsequent    126
3.Form of Charterparty Supplement    127
4.Charter Hire    129
5.Special Termination Value    131
6.Stipulated Loss Value    133
7.Redelivery Conditions    135
8.Early Buy-out Option Definitions    137

THIS BAREBOAT CHARTER AGREEMENT is made on      1_A_u_g_u_st    2025
BETWEEN:
(1)JPV No. 25 Co., Ltd. and JPV No. 26 Co., Ltd., each a corporation (kabushiki kaisha) formed under the laws of Japan, with its registered office at 3-2-1 Kasumigaseki, Chiyoda-ku, Tokyo, Japan (together the "Owners" and each as the case may be an "Owner");
(2)JPV No. 25 Co., Ltd., a corporation (kabushiki kaisha) formed under the laws of Japan, with its registered office at 3-2-1 Kasumigaseki, Chiyoda-ku, Tokyo, Japan (the "Representative Owner"); and
(3)Flex LNG Resolute Limited, a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered address is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (the "Charterer").
IT IS AGREED as follows
1.DEFINITIONS AND INTERPRETATION
(a)In this Agreement and in the Schedules attached hereto, unless the context otherwise requires or it is specified below, words and expressions which are defined in the Loan Agreement shall have the same meanings in this Agreement and the following words and expressions shall have the following mearungs:
"Acceleration Event" means any "Event of Default" as defined under the Loan Agreement or any other event which will give the Agent the right to accelerate the Loan thereunder;
"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;
"AML Law" means any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council);
"Annual Compliance Certificate" has the meaning ascribed to "Compliance Certificate" in the Guarantee;

“Applicable Law” means:
(i)any law, statute, decree, constitution, regulation, authorisation, judgment, injunction or other directive of any Government Entity;
(ii)any treaty, pact, compact or other agreement to which any Government Entity is a signatory or party;
(iii)any judicial or administrative interpretation with binding characteristics or application of those described in paragraphs (i) or (ii) above; or
(iv)any codes of practice or conduct, circulars and guidance notes generally accepted and applied by the shipping industry, in each case, which is applicable to the Vessel or its use, maintenance or operation, a Relevant Party, the Charterer, the Charterer Guarantor, an Indemnitee, the Manager or the Operative Documents;
“Applicable Sum” means, as the context may require, either the Stipulated Loss Value or the Special Termination Value;
“Approved Valuer” means Clarkson Shipbroking, Nordic Shipping, Arrow Shipbrokers, Fearnleys Shipbroker, Simpson Spence Young (SSY) Shipbrokers, VesselsValue, MB Shipbrokers or such other independent first class valuer as may be appointed by the Agent in consultation with the Owners;
“Asset Value” means the fair market value of the Vessel (being the arithmetic average of desk-top valuations obtained from two (2) Approved Valuer chosen by the Charterer on an arms-length basis and free of any charter);
“Builder” means Hanwha Ocean Co., Ltd. (formerly Daewoo Shipbuilding & Marine Engineering Co., Ltd.);
“Business Day” has the meaning given to that term in the Loan Agreement;
“Change in Law” means any enactment, introduction, adoption, abolition, making or variation of, or any change in, deletion from or amendment or addition to, any Applicable Law (whether or not having the force of law, but in respect of which compliance is generally customary) or any change in or any new or further or different interpretation or application of any thereof by any court, tribunal, central bank, tax, fiscal, monetary, financial services supervisory or other competent authority in any applicable jurisdiction or compliance with any request, requirement, guidance or guideline (whether or not having the force of law, but in respect of which compliance is generally customary) of any central bank, tax, fiscal, monetary, financial services or other competent authority, in each case, in any applicable jurisdiction, and in each case from that existing as at the date of this Agreement;
“Change of Control Event” means:
(a)the Charterer ceases to be 100% owned and controlled directly or indirectly by the Charterer Guarantor; or
(b)if at any time any other entity or entities acting in concert (other than one or several of the Sponsors) without the prior written approval of the

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Representative Owner and the Agent directly or indirectly either has or acquires:
(i)more than one third (1/3) of the voting shares of the Charterer Guarantor; or
(ii)the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors (or equivalent) of the Charterer Guarantor;
"Charter Commencement Date" means the date on which Delivery occurs;
"Charter Hire" means, collectively, Charter Hire A and Charter Hire B;
"Charter Hire A" means the instalments of Charter Hire payable in US Dollars pursuant to Clause 6(a), being with respect to any date, an instalment of charter hire payable in US Dollars in the amount calculated in accordance with Clause 6(c) and Schedule 4 (Charter Hire);
"Charter Hire B" means the instalments of Charter Hire payable in US Dollars pursuant to Clause 6(a), being with respect to any date, an instalment of charter hire payable in US Dollars in the amount calculated in accordance with Clause 6(c) and Schedule 4 (Charter Hire) and as provided in the fourth column of Schedule 4 (Charter Hire) with reference to such date (if any);
"Charter Period" means the period during which the Charterer shall be entitled to the possession and use of the Vessel in accordance with this Agreement, being the period commencing on the Charter Commencement Date until, in the event that the Charterer shall not have exercised its voluntary option to purchase the Vessel under Clause 21(a), the Final Payment Date or if earlier, the Termination Date;
"Charterer Account Bank" means    , acting through its Oslo office, or such other bank or financial institution which, with the prior written consent of the Representative Owner and the Agent (acting in accordance with the instructions of the Majority Lenders), at any time holds the Charterer Account;
"Charterer Account Charge and Onward Assignment" means the account charge agreement entered into or to be entered into between the Charterer (as chargor), the Owners (as owners) and the Security Agent (as security agent) in respect of the Charterer Account and all notices and acknowledgements given or to be given in relation to such charge;
"Charterer Assignment" has the meaning given to that term m the Loan Agreement;
"Charterer Guarantor" means FLEX LNG Ltd., a corporation formed under the laws of Bermuda, having company registration no. 52644, whose registered address is 14 Par-la-Ville Road, Hamilton, Bermuda;
"Charterparty Supplement" means a certificate in substantially the form set out in Schedule 3;

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“Classification Society” means DNV, American Bureau of Shipping, Lloyd’s Register, Bureau Veritas or any other classification society that is a member of the International Association of Classification Societies and acceptable to the Agent (acting on the instructions of the Majority Lenders) and the Representative Owner;
“Compulsory Acquisition” means, with respect to the Vessel, requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation for any reason of the Vessel whether for full consideration, a consideration less than its Fair Market Value, a nominal consideration or without any consideration which is effected by any Government Entity or other competent authority, whether de jure or de facto (but excluding any requisition for hire), unless in each case, such event does not involve taking of title to the Vessel and the Vessel is within one hundred and eighty (180) days, and in any event on or prior to the expiry of the Charter Period, redelivered to the Charterer’s or the Owners’ full control;
“Core Leasing Provisions” means, in respect of any replacement Sub-Charter and/or any replacement Sub-Charterer, a charter on terms which are or, as applicable, a sub-charterer which is acceptable to the Representative Owner and the Agent (acting on the instructions of all Lenders) having regard to the ownership interest of the Owners in the Vessel, the security interest of the Security Agent in the Vessel, the credit standing and status of the relevant sub-charterer and the terms of the relevant sub-charter, in each case assessed at the time of entry into of the relevant charter and taking into account the remaining Charter Period at such time;
“Cut-off Date” means the earlier of the date on which Delivery occurs and 30 September 2025 (Tokyo time) or such later date as the Charterer, the Representative Owner and the Agent (acting in accordance with the instructions of all the Lenders) may agree in writing;
“Date of Total Loss” means, in respect of the Vessel, the date of Total Loss of the Vessel which date shall be deemed to have occurred:
(i)in the case of an actual total loss, on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was reported lost;
(ii)in the case of a constructive, arranged, agreed or compromised total loss, upon the date and at the time notice of total loss is given to the Insurers for the time being (provided a claim for total loss is admitted by such Insurers) or, if such Insurers do not forthwith admit such a claim, at the earliest of:
(A)the date and time at which either a total loss is subsequently admitted by the Insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;
(B)one hundred and eighty (180) days from the date of notice of total loss is issued whether to the insurers or otherwise; or
(C)the last day of the Charter Period;
(iii)in the case of any Compulsory Acquisition, on the date upon which the relevant Compulsory Acquisition occurs; and

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(iv)in the case of hijack, theft, condemnation, forfeiture (not falling within paragraph (iii) above) capture, seizure, arrest, detention, requisition for hire by any government or by persons acting or purporting to act on behalf of any government or by any other person or disappearance of the Vessel, which deprives the Owners or, as the case may be, the Charterer or, as the case may be, the Sub-charterer of the use of the Vessel, upon the expiry of the period of one hundred and eighty (180) days after the date upon which the relevant hijack, theft, condemnation, capture, seizure, arrest, detention, disappearance or requisition occurred or, if shorter, the remaining Charter Period;
"Default" means an Event of Default or any event or circumstance specified in Clause 18 (Events of Defaul which would (with the expiry of a grace period, the giving of notice or the making of any determination under the Operative Documents or any combination of them) become an Event of Default;
"Delivery" means the time when:

(i)the Registered Owner shall obtain title to the Vessel under the Memorandum of Agreement; and
(ii)the Owners shall accept delivery of the Vessel under the Instalment Sale Agreement, all of which shall occur simultaneously;
"Dollar Account" means, collectively, the Dollar Account A and the Dollar Account B;

"Dollars" and "US$" mean the lawful currency for the time being of the United States of America;
"Early Buy-out Date" means the First Early Buy-out Date and the Second Early Buy-out Date individually and collectively;
"Early Buy-out Option" means the option of the Charterer to purchase the Vessel on the Early Buy-out Date, as detailed in Clause 21(a);
"Early Buy-out Option Notification Cut-off Date" means the date falling twelve
(12) months prior to the relevant Early Buy-out Date;

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“Early Buy-out Price” means the First Early Buy-out Price and the Second Early Buy-out Price individually and collectively;
“Earnings” means:
(i)all moneys from time to time due or payable to the Charterer during the Charter Period arising out of the use or operation of the Vessel, including:
(A)all freight, hire and passage moneys, including (without limitation) payments of any nature under any contract or any other agreement for the employment, use, possession, management and/or operation of the Vessel;
(B)income arising under pooling arrangements; and
(C)compensation payable to the Charterer in the event of requisition of the Vessel for hire (including any other compensation for the use of the Vessel by any government authority or other competent authority), remuneration for salvage and towage services, demurrage and detention moneys, in relation to general average contribution and other services performed by the Vessel;
(ii)any compensation or other damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel; and
(iii)any sums recoverable under any Insurance (including any sums recoverable under any loss of earnings insurance);
“Emissions Legislation” shall mean, any or all of:
(i)the EU-ETS Regulations;
(ii)the FuelEU Maritime Regulation; and
(iii)any other laws, directives or regulations to which any Owner, the Registered Owner, the Charterer or the Vessel is subject in respect of maritime greenhouse gas emissions (including any related emissions trading schemes), as amended from time to time and in each case as applicable to any Owner, the Registered Owner, the Charterer or the Vessel.
“Environment” means:
(i)any land including, without limitation, surface land and sub surface strata, sea bed or river bed under any water (as referred to below) and any natural or man-made structures;
(ii)water including, without limitation, coastal and inland waters, surface waters, ground waters and water in drains and sewers; and
air including, without limitation, air within buildings and other natural or man-made structures above or below ground;

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“Environmental Approvals” means any permit, licence, approval, ruling, variance, exemption or other authorisation required under applicable Environmental Laws;
“Environmental Laws” means any or all Applicable Laws relating to or concerning:
(i)pollution or contamination of the Environment, any ecological system or any living organisms which inhabit the Environment or any ecological system;
(ii)the generation, manufacture, processing, distribution, use (including abuse), treatment, storage, disposal, transport or handling of Hazardous Materials; and
(iii)the emission, leak, release, spill or discharge into the Environment of noise, vibration, dust, fumes, gas, odours, smoke, steam, effluvia, heat, light, radiation (of any kind), infection, electricity or any Hazardous Material and any matter or thing capable of constituting a nuisance or an actionable tort or breach of statutory duty of any kind in respect of such matters, including, without limitation, the following laws of the United States of America: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended, together, in each case, with the regulations promulgated and the guidance issued pursuant thereto;
“Environmental Loss” means any claim by any person or persons or any governmental, judicial or regulatory authority which arises out of any breach, contravention or violation of Environmental Law or of the existence of any liability or potential liability arising from such breach, contravention or violation or the presence of Hazardous Material in contravention of Environmental Laws. In this context, claim means: a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action by any governmental, judicial or regulatory authority; and any form of enforcement or regulatory action;
“Environmental Representative” means, together, the Charterer, the Charterer Guarantor and the Manager together with their respective employees and all of those persons for whom the Charterer, the Charterer Guarantor or the Manager is responsible under any Applicable Law in respect of any activities undertaken in relation to the Vessel;
“EU-ETS Mandate Letter” means the mandate letter in respect of the Vessel addressed to the relevant entities charged with administering compliance with Emissions Legislation and duly executed by the Owners, the Registered Owner and the Charterer, mandating the Manager as the party required to comply with and be responsible for compliance with the Emissions Legislation (including reporting thereunder) in place of the Owners and/or the Registered Owner;

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“EU-ETS Regulations” shall mean:
(i)EU Emissions Trading Scheme (Directive 2003/87/EC establishing a system for greenhouse gas emission allowance trading within the Union and Decision (EU) 2015/1814 concerning the establishment and operation of a market stability reserve for the Union greenhouse gas emission trading system as amended by Directive (EU) 2023/959 of the European Parliament and of the Council of 10 May 2023) and the Commission Implementing Regulation (EU) 2023/2599 of 22 November 2023 as the same may be amended, supplemented, superseded or readopted from time to time (whether with or without modifications); and
(ii)any applicable law implementing the above Directive and/or Implementing Regulation;
“Event of Default” means any event or circumstance described in Clause 18 (Events of Default);
“Excess Risks” means, in respect of the Vessel:
(i)the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which the Vessel is assessed for the purpose of such claims exceeding her hull and machinery insured value; and
(ii)collision liabilities not recoverable in full under the hull and machinery insurance by reason of those liabilities exceeding such proportion of the insured value of the Vessel as is covered by the hull and machinery insurance;
“Excluded Property” means all the right, title and interest in and in respect of:
(i)Charter Hire B, First Early Buy-out Price B, Second Early Buy-out Price B, Special Termination Value B, Stipulated Loss Value B and Supplemental Hire Amount;
(ii)amounts payable under Clauses 8 (Costs and Indemnities), 9 (Taxation) and 23 (Costs and Expenses) of this Agreement or any other indemnities and similar amounts payable by the Charterer under this Agreement or any other Operative Document in respect to which there is no corresponding payment obligation under the Loan Agreement or any other Operative Documents to which the Owners, or as the case may be, the Registered Owner and any Finance Party are parties;
(iii)any interest, overdue interest, currency indemnity or other amounts payable by the Charterer hereunder which are calculated on or by reference to any of the foregoing amounts provided that the Excluded Property shall not include (x) any amounts payable under Clause 7(e) and (y) any interest, overdue interest, currency indemnity or other amounts payable by the Charterer hereunder which are calculated on or by reference to any amount referred to in (x) above; and
(iv)other rights of the Owners, the Owner Parent and the Registered Owner under the Operative Documents relating solely to the Excluded Property;
“Facility Period” has the meaning given to it in the Loan Agreement;

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“Fair Market Value” means the fair market value of the Vessel as determined on a charter free basis provided by any one of the Approved Valuers;
“FATCA” means:
(i)sections 1471 to 1474 of the Code or any associated regulations or other official guidance;
(ii)any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (i) above; or
(iii)any agreement pursuant to the implementation of paragraphs (i) or (ii) (above) with the U.S. Internal Revenue Service, the U.S. government or any governmental or taxation authority in any other jurisdiction;
“FATCA Deduction” means a deduction or withholding from a payment under an Operative Document required by FATCA;
“Final Payment Date” means 17 November 2035;
“Finance Documents” has the meaning given to it in the Loan Agreement; “Financial Indebtedness” means any indebtedness for or in respect of:
(i)moneys borrowed;
(ii)any amount raised by acceptance under any acceptance credit facility;
(iii)any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(iv)the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with U.S. GAAP, be treated as a finance or capital lease;
(v)receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(vi)any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(vii)any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(viii)any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in sub-paragraphs (i) to (viii) above;

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“Finance Party Excepted Reason” means:
(i)any breach by any Finance Party of its express obligations under any Operative Document;
(ii)the gross negligence or fraudulent or wilful misconduct of any Finance Party with respect to any aspect of the transactions contemplated by, or the performance of any of its obligations under any Operative Document to which it is a party; or
(iii)any Finance Party Lien which is not discharged within ten (10) Business Days after notice thereof from the Representative Owner or the Charterer;
“Finance Party Lien” means, with respect to the Vessel or any Parts or title to any thereof or any interest therein, any Lien created by any act or default of a Finance Party other than any such Lien which:
(i)is contemplated or permitted by, or created pursuant to, the terms of any Operative Document; or
(ii)arises, directly or indirectly, by reason of the occurrence of a Default (as defined in the Loan Agreement), an Acceleration Event, a Relevant Party Event, or an Overriding Cause;
“First Early Buy-out Date” is as set forth in Schedule 8;
“First Early Buy-out Price” means collectively, First Early Buy-out Price A and First Early Buy-out Price B;
“First Early Buy-out Price A” is as set forth in Schedule 8; “First Early Buy-out Price B” is as set forth in Schedule 8;
“Flag State” means the Marshall Islands or any other country or jurisdiction in which the Vessel is from time to time registered with the prior written consent of the Representative Owner and the Agent (acting on the instructions of all the Lenders) if requested in writing by the Charterer to the Owners and the Agent at least two (2) months in advance of the intended change (or such lesser period as may be agreed);
“Flex Group” means collectively, the Charterer Guarantor and its consolidated Subsidiaries;
“FuelEU Maritime Regulation” means:
(i)Regulation (EU) 2023/1805 of the European Parliament and of the Council of 13 September 2023 on the use of renewable and low-carbon fuels in maritime transport, and amending Directive 2009/16/EC; and
(ii)any applicable law implementing the above Directive and/or Implementing Regulation;
“Funding Indemnity Letters” means the funding indemnity letters entered into or to be entered into between, inter alios, the Charterer, the Owners, the Registered Owner and the Agent;

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"Government Entity" means and includes (whether having distinct legal personality or not) (i) any national government or local jurisdiction therein or any person or persons claiming to be or to represent such national government or local jurisdiction; (ii) any political subdivisions, banking or monetary authority in a national government; (iii) any administrative body instrumentality, board commission, authority department, organ, court or agency of any entity referred to in (i) above howsoever constituted; (iv) any association, organisation or institution (international or otherwise) of which any entity mentioned in (i) above is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant and (v) any entity (whether public or private) from time to time charged with the collection or imposition of Taxes;
"Guarantee" means the guarantee from the Charterer Guarantor dated on or about the date of this Agreement, in favour of the Owners and the Registered Owner in respect of the Charterer's obligations under the Operative Documents to which the Charterer is a party;
"Hazardous Material" means any element or substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, whether on its own or in any combination with any other element or substance, which is listed, identified, defined or determined by any Environmental Law or other Applicable Law to be, to have been, or to be capable of being or becoming harmful to mankind or any living organism or damaging to the Environment, including, without limitation, oil (as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended);
"Holding Company'' means, in relation to any company or corporation, any other company or corporation in respect of which the first mentioned company or corporation is a Subsidiary;
"Indemnitee" shall have the meaning given to it in Clause 8(a);

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"Instalment Sale Agreement" means the instalment sale agreement entered into or to be entered into between the Registered Owner as seller and the Owners as buyers, in respect of the instalment sale of the Vessel;
"Insurances" means all policies and contracts of insurance (including all entries of the Vessel in a protection and indemnity or war risks association) which are from time to time during the Charter Period taken out or entered into in connection with the Vessel (including all benefits and claims and return of premiums relating to such policies and contracts);
"Insurers" means the underwriters or insurance companies with whom any Insurances are effected and the managers of any protection and indemnity or war risks association in which the Vessel may at any time be entered;
"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organization Assembly as Resolutions A.741(18) and A.788(19), as the same may have been or may be amended or supplemented from time to time. The terms "safety management system", "Safety Management Certificate", "Document of Compliance" and "major non conformity" shall have the same meanings as are given to them in the ISM Code;
"ISPS Code" means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;
"Kumiai-in" means any person entering into a Tokumei Kumiai Agreement with, and making a cash contribution to, the relevant Owner for the purposes of this Agreement, the other Operative Documents and the transactions contemplated hereby and thereby and includes any successor or assignee of any such person;
"Legal Reservations"means:
(i)the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;
(ii)the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;
(iii)the time barring of claims under any applicable limitation acts;
(iv)the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influence or similar reasons; and
(v)any other reservations or qualifications of law expressed in any legal opinions to be delivered to the Representative Owner pursuant to Clause 3 (Conditions Precedent);

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“Lenders” has the meaning given to the term “Lender” in the Loan Agreement;
“Lien” means any mortgage, charge (whether fixed or floating), pledge, lien, encumbrance, hypothecation, assignment or security interest of any kind securing any obligation of any person or any type of preferential arrangement (including, without limitation, conditional sale, title transfer and/or retention arrangements having a similar effect), in each case howsoever arising;
“Loan” has the meaning given to it in the Loan Agreement;
“Loan Agreement” means the loan agreement dated on or about the date of this Agreement and made between, inter alios, the Agent as agent, the Security Agent as security agent, the Lenders as original lenders, the Representative Owner as representative borrower and the Owners as borrowers relating to a loan in U.S. Dollars to be made available to the Owners to assist in funding the purchase of the Vessel;
“London Process Agent” means
(i)as of the date of this Agreement, MFB Solicitors, currently at Fishmongers’
Chambers, 1 Fishmongers’ Hall Wharf, London, EC4R 3AE, England; or
(ii)such other company in England and Wales as may be appointed by the Owners from time to time for the purposes of Clause 27(d) after the giving of not less than fifteen (15) calendar days’ prior written notice to the Agent;
“Losses” means each and every liability, loss, charge, claim, demand, action, proceeding, damage, judgment, order or other sanction, enforcement, penalty, fine, fee, commission, interest, lien, salvage, general average, cost and expense of whatsoever nature suffered or incurred by or imposed on any relevant person, which for the avoidance of doubt, excludes any loss of profit (but does not exclude any interest, default interest or fees payable under this Agreement or any other Operative Document) unless expressly set out in this Agreement or any other Operative Document;
“Management Agreement” means any management agreement entered into or to be entered into between the Charterer and the Manager in the form approved by the Representative Owner and the Security Agent (acting on the instructions of all the Lenders) concerning the management of the Vessel and any substitution agreement thereof;
“Manager” means Flex LNG Fleet Management AS, a company formed under the laws of Norway with its registered office at Bryggegata 3, 0250 Oslo, Norway, Bernhard Schulte Shipmanagement (Singapore) Pte. Ltd., a company formed under the laws of Singapore with its registered office at 108 Middle Road, #08-00 Bernhard Schulte House, Singapore 188967 or such other reputable and professional manager or managers as may be appointed by the Charterer and agreed by the Security Agent (acting on the instructions of all the Lenders) and the Owner Parent;
“Manager’s Undertaking” means in relation to the Vessel, the undertaking to be given by the Manager to the Owners on or before the date of Delivery or at the time any Manager appointed as manager of the Vessel after such date;
“Mandatory Prepayment Event” means any of the mandatory prepayment events as set forth in clauses 7.3 (Mandatory prepayment on sale or Total Loss) and 7.4

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(Mandatory prepayment on termination of Charter or Sub-Charter) of the Loan Agreement;
“Manuals and Technical Records” means all manuals, handbooks, drawings and documentation that are required to be maintained under Applicable Laws or that are actually existing and available, in each case relating to the Vessel;
“MARPOL” means the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997) and includes any amendments or extensions of it and any regulation issued pursuant to it;
“Marshall Islands” means the Republic of the Marshall Islands; “Master” means a person who is the master of the Vessel; “Material Adverse Effect” means a material adverse effect on:
(i)the business, operations, property or condition (financial or otherwise) of the Charterer, the Charterer Guarantor or the Flex Group taken as a whole; or
(ii)the ability of the Charterer or the Charterer Guarantor, to perform its obligations as and when required under the terms of this Agreement or any other Operative Document as they fall due; or
(iii)the validity, legality or enforceability of any Operative Document or the rights and remedies of the Owners, the Representative Owner, the Registered Owner or any Finance Party under any such Operative Documents; or
(iv)the validity, legality or enforceability of any Lien expressed to be created under any Security Document or the priority and ranking of any of such Lien;
“Memorandum of Agreement” means the memorandum of agreement entered into or to be entered into between the Charterer as seller and the Registered Owner as buyer, in respect of the sale and purchase of the Vessel;
“Mortgage” has the meaning given to it in the Loan Agreement; “Operative Documents” means:
(i)this Agreement, together with the Charterparty Supplement;
(ii)the Memorandum of Agreement, together with the Bill of Sale (as defined therein);
(iii)the Instalment Sale Agreement, together with the Bill of Sale (as defined therein);
(iv)the Management Agreement;
(v)the Finance Documents;
the Funding Indemnity Letters;

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(vi)the Guarantee;
(vii)the Initial Sub-charter;
(viii)the Owner Parent Letter (Charterer);
(ix)the Quiet Enjoyment Letter (Charterer);
(x)the Quiet Enjoyment Letters;
(xi)any and all certificates, notices and acknowledgements (including in respect of the Insurances and in respect of the warranties applicable to the Vessel) entered into or to be entered into pursuant to any of the documents referred to in the preceding subclasses of this definition;
(xii)any other document, instrument or agreement which is entered into on or before the Charter Commencement Date between any of the parties to the Operative Documents referred to above, in the capacity in which they are a party to the Operative Documents referred to above, to guarantee any obligation thereunder, to indemnify against funding costs or in relation to the payment of fees or in relation to certain tax contest rights or restructuring or remarketing arrangements or in relation to any irrevocable instruction to make payment; and
(xiii)any other document, instrument or agreement which is agreed in writing by the Owners, the Charterer and the Security Agent to be an Operative Document,
and “Operative Document” means any of them;
“Original    Financial    Statements”    shall    have    the meaning given    to    it in Clause 10(a)(xvii);
“Overriding Cause” means:
(i)the occurrence of any Event of Default or Default; or
(ii)the gross negligence or fraudulent or wilful misconduct of the Charterer, the Charterer Guarantor, the Manager, the Sub-charterer or any other party to the Operative Documents (other than the Registered Owner, the Owner Parent or the Owners) with respect to any aspect of the transactions contemplated by, or the performance of any of its obligations under, this Agreement or any of the other Operative Documents to which it is a party; or
(iii)any act or breach of obligation by the Charterer, the Charterer Guarantor, the Manager, the Sub-charterer or any other person in possession (other than the Owners, the Representative Owner, the Registered Owner, any Finance Party, any receiver or any of their respective servants or agents if and to the extent such person has actual physical possession of the Vessel) or control of the Vessel or any other party to the Operative Documents (other than the Registered Owner, the Owner Parent or the Owners);

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"Owner Lien" means with respect to the Vessel or any Parts or title to any thereof or any interest therein, any Lien or disposition of title arising as a result of:
(i)any claims against, or any act or omission of, an Owner, the Representative Owner, the Registered Owner or the Owner Parent which in any such case is not related to or contemplated by any of the Operative Documents or any transactions contemplated thereby;
(ii)any Taxes imposed upon an Owner, the Representative Owner, the Registered Owner or the Owner Parent, other than those in respect of which the relevant Owner, the Representative Owner, the Registered Owner or the Owner Parent, as applicable, is entitled to be indemnified against by the Charterer under this Agreement or under any of the other Operative Documents or which are taken into account in calculating any sums due under this Agreement;
(iii)any act or omission of an Owner, the Representative Owner, the Registered Owner or the Owner Parent which constitutes the deliberate act of such Owner, the Representative Owner, the Registered Owner or the Owner Parent, as applicable, with intent to cause damage or in the knowledge that damage would probably result or wilful misconduct of or recklessness with knowledge of the probable consequences by, as applicable;
(iv)any act or omission of an Owner, the Representative Owner, the Registered Owner or the Owner Parent which constitutes a breach by such person of any of the terms of any of the Operative Documents; or
(v)claims against an Owner, the Representative Owner, the Registered Owner or the Owner Parent arising out of any transfer or disposal, or any proposed transfer or disposal by the Owner Parent of any of its directors, as the case may be, indirect interests in an Owner, the Representative Owner or the Registered Owner (other than any such transfer as is permitted or contemplated by any of the Operative Documents or which is made in connection with the enforcement of any Operative Document, including, without limitation, as part of exercise of any remedies thereunder or which is made to avoid any losses and damages from any Event of Default), provided that (A) it is acknowledged for the purposes of this Agreement that a Lien created or caused by a party to the Operative Documents other than an Owner, the Representative Owner, the Registered Owner or the Owner Parent will not constitute an Owner Lien and (B) none of the events referred to above shall constitute an Owner Lien, if and to the extent the same would not be created or caused or arise but for any Event of Default;
"Owner Parent Letter (Charterer)" means an undertaking letter issued, or to be issued, by the Owner Parent in favour of the Charterer in form and substance satisfactory to the Charterer;
"Owner Parent Letter (Lenders)" has the meanmg given to the term "Parent Comfort Letter" in the Loan Agreement;

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“Parts” means all appliances, parts, instruments, appurtenances, accessories, components and other equipment of whatever nature (other than any thereof title to which is retained by the Charterer in accordance with Clause 13(c)), which may from time to time be incorporated or installed in or attached to the Vessel or which having been removed therefrom have not been replaced pursuant to the terms of this Agreement;
“Party” means a party to this Agreement;
“Payment Date” means each of the dates specified in the first column of Schedule 4 and the Final Payment Date;
“Permitted Liens” means:
(i)any Lien arising by operation of law or in the ordinary course of trading of the Vessel which is not more than thirty (30) days overdue or is being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided) so long as any such proceedings or the continued existence of such lien does not involve any likelihood of the arrest, sale, forfeiture or loss of, or of any interest in, the Vessel;
(ii)Liens for classification or scheduled dry-docking whose aggregate cost does not exceed six million Dollars (US$ 6,000,000) at any one time in respect of the Vessel;
(iii)Liens for necessary repairs to the Vessel whose aggregate cost does not exceed five million Dollars (US$ 5,000,000) at any one time in respect of the Vessel; and
(iv)any Lien created by the Security Documents;
“Qualifying Lender” has the meaning ascribed to it in the Loan Agreement;
“Quiet Enjoyment Letter (Charterer)” means the quiet enjoyment letter granted by the Security Agent to the Charterer and any replacement quiet enjoyment letter issued from time to time;
“Quiet Enjoyment Letters” means, collectively, the quiet enjoyment letters granted by the Security Agent, the Owners, the Representative Owner and the Registered Owner to the Initial Sub-charterer and any replacement quiet enjoyment letters issued from time to time;
“Redelivery Conditions” means the redelivery conditions set forth in Clause 17 (Redelivery);
“Registered Owner” means JLPS SHIP INVESTMENT MARSHALL 10 Co., a corporation incorporated under the laws of the Marshall Islands and having its registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH 96960;
“Release” means an emission, spill, release or discharge into or upon the air, surface water, groundwater, or soils of any Hazardous Materials for which any Owner, the Representative Owner, the Charterer or the Manager has any liability under Environmental Law, except in accordance with a valid Environmental Approval;

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"Relevant Authority'' means any Government Entity of the Marshall Islands and Singapore, its state of incorporation, the Flag State or any other jurisdiction or country having jurisdiction over the Charterer, the Charterer Guarantor, the Manager, the Sub-charterer or the Vessel;
"Relevant Event" means any of:

(i)an Event of Default;
(ii)an event which resulted in any Owner terminating this Agreement under the terms of this Agreement; or
(iii)any of the events or circumstances set out m clause 21.1 of the Loan Agreement;
"Relevant Party'' means the Owners, the Representative Owner, the Registered Owner or the Owner Parent;
"Relevant Party Event" means any of the following events or circumstances:

(i)any Insolvency Event (as defined in the Loan Agreement) occurs in respect of any Relevant Party;
(ii)any breach by any Relevant Party of any of its obligations under Clause 1 l(e)(ii) or any arrest or detention of the Vessel, each caused by the action of any Relevant Party;
(iii)the Ownership of the Vessel is transferred by the Owners or the Registered Owner in contravention of the terms of this Agreement;
(iv)the Owner Parent failing to observe and perform any of its material obligations set out in the Owner Parent Letter (Lenders) or the Owner Parent Letter (Charterer) and in respect of such failure which is capable of remedy, the Owner Parent fails to remedy the same within thirty (30) days after written notice thereof is given by the Security Agent or the Charterer (as the case may be) requiring that the failure be remedied and such failure results in a material adverse effect on the rights or interests of the Finance Parties or the Charterer under the Owner Parent Letter (Lenders) or the Owner Parent Letter (Charterer), as the case may be, or any other Operative Document;
(v)a default by any Relevant Party in the due performance or observance of any of its covenants, undertakings or obligations under this Agreement (other than those referred to in paragraphs (i) to (iii) above) and, if such default is capable of remedy, such Relevant Party fails to remedy such default to the reasonable satisfaction of the Charterer within thirty (30) days of written notice from the Charterer to such Relevant Party requiring the same to be remedied, and in each case the Charterer reasonably considers that such default and/ or failure has or is likely to have a material adverse effect on the rights or interests of the Charterer under any Operative Document;

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(vi)any representation or warranty made or deemed to be made by or on behalf of any Relevant Party in any Operative Document to which they are respectively party or in any document or certificate furnished by such Relevant Party under any Operative Document to which it is a party shall prove to have been false or incorrect on the date as of which made or deemed to be made in any material respect (other than as a result of a Change in Law) and, if by remedying any situation or circumstance such representation or warranty would cease to be false or incorrect and such situation or circumstance is capable of remedy, such Relevant Party fails to remedy the same within (and such representation or warranty remains false or incorrect as at the date) thirty (30) days after written notice thereof is given by the Charterer to such Relevant Party and the Charterer reasonably considers that such situation or circumstance and/or false or incorrect representation or warranty has or is likely to have a material adverse effect on the ability of such Relevant Party to perform their/its (as the case may be) obligations under the Operative Documents to which they are respectively a party, provided that none of the events or circumstances referred to in paragraphs (i) through (vi) of this definition of “Relevant Party Event” shall constitute a Relevant Party Event if the same arises as a result of, or as a consequence of, an Overriding Cause or a Finance Party Excepted Reason, and provided further that a non-defaulting Relevant Party shall be entitled to cure the applicable Relevant Party Event by assuming the rights and obligations of the defaulting Relevant Party or taking over the defaulting Relevant Party;
“Relevant Rate of Interest” means in respect of any payment due under this Agreement which is not paid on its due date:
(i)if the payment is not in respect of Excluded Property, the rate applicable to the corresponding payment under the Loan Agreement or other applicable Operative Document; or
(ii)if the payment is in respect of Excluded Property, ten per cent (10%) per annum;
“Remarketing Agent” means any remarketing agent appointed in respect of the Vessel by the Representative Owner and notified to the Charterer in writing from time to time;
“Repeating Representation” means each of the representations set out in Clause 10(a) (Representations and Warranties), except those set out in Clause 10(a)(xi), Clause 10(a)(xii), Clause 10(a)(xv), Clause 10(a)(xxxii)(A) and Clause 10(a)(xlvii);
“Requisition Compensation” means any and all moneys or other compensation (other than the proceeds of Insurance) from time to time payable during the Charter Period by reason of requisition for title to, or other compulsory acquisition of, the Vessel, otherwise than by requisition of hire;
“Restricted Party” means a person or persons, legal or physical:
(i)that is listed on any Sanctions List;

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(ii)that is domiciled, resident, located or having its main place of business in, or is registered as located in or incorporated under the laws of, a country or a territory that is or whose government is subject to Sanctions which attach legal effect to being domiciled, located, having its main place of business in, registered as located in or incorporated under the laws such country or territory;
(iii)with which any Relevant Party or Finance Party is prohibited from dealing with or otherwise engaging in a transaction with due to Sanctions; or
(iv)that is directly or indirectly owned by more than 50% or controlled by a person(s) referred to in (i), (ii) or (iii) above;
"Sanctions" means any economic or trade sanctions or restrictive measures enacted, administered, imposed or enforced by any Sanctions Authority;
"Sanctions Authority" means the U.S. Department of the Treasury's Office of Foreign Assets Control (OFAC), the U.S. Department of State, the United Nations Security Council, Japan, the European Union, and/ or HisMajesty's Treasury;
"Sanctions List" means any list of persons or entities subject to Sanctions published in connection with Sanctions by or on behalf of any Sanctions Authority from time to time;
"Second Early Buy-out Date" is as set forth in Schedule 8;
"Second Early Buy-out Price" means collectively, Second Early Buy-out Price A and Second Early Buy-out Price B;
"Second Early Buy-out Price A" is as set forth in Schedule 8;
"Second Early Buy-out Price B" is as set forth in Schedule 8;
"Security Assets" means all of the assets which from time to time are, or are expressed to be, the subject of the Transaction Security;
"Security Assignment" has the meaning given to "General Assignment" m the Loan Agreement;
"Security Documents" has the meaning given to it in the Loan Agreement;
"Settlement Date" shall have the meaning given to it in Clause 16(b);
"Special Termination Value" means, with respect to any date, the sum of the Special Termination Value A and the Special Termination Value B with reference to such date;
"Special Termination Value A" means, with respect to any date, the amount in Dollars computed and payable as provided in the second column of Schedule 5 with reference to such date;

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“Special Termination Value B” means, with respect to any date, the amount in Dollars computed and payable as provided in the third column of Schedule 5 with reference to such date;
“Sponsors” means:
(a)Geveran Trading Co. Ltd, a company incorporated in Cyprus with registered address at Iris House, Floor 7, John Kennedy, Limassol, 3106 Cyprus; and
(b)any companies and trusts controlled by C.K. Limited, a company incorporated in Jersey with registered address at 28 Esplanade, St Helier, Jersey, JE2 3QA;
“Stipulated Loss Value” means, with respect to any date, the sum of the Stipulated Loss Value A and the Stipulated Loss Value B with reference to such date;
“Stipulated Loss Value A” means, with respect to any date, the amount in Dollars computed and payable as provided in the second column of Schedule 6 with reference to such date;
“Stipulated Loss Value B” means, with respect to any date, the amount in Dollars computed and payable as provided in the third column of Schedule 6 with reference to such date;
“Sub-charter” means the Initial Sub-charter and any other sub-charter of the Vessel entered into or to be entered into from time to time with any Sub-charterer in accordance with the Core Leasing Provisions or otherwise acceptable to the Representative Owner and the Agent (acting on the instructions of all Lenders);
“Sub-charter Breach” means:
(i)the failure by any Sub-charterer to make payment of hire under the relevant Sub-charter; or
(ii)any other breach by any Sub-charterer under the relevant Sub-charter;
“Sub-charterer” means the Initial Sub-charterer and any other company complying with the Core Leasing Provisions or otherwise acceptable to the Representative Owner and the Agent (acting on the instructions of all Lenders) with whom the Charterer enters into a sub-charter in accordance with Clause 12 (Registration, Possession and Sub-Chartering);
“Subsidiary” means:
(i)in respect of a person incorporated or formed outside England and Wales, any company or entity directly or indirectly controlled by such person; and
(ii)in respect of a person incorporated in England and Wales, a subsidiary within the meaning of section 1162 of the Companies Act 2006
(and in interpreting that provision for the purposes of this Agreement, a company is to be treated as a member of a subsidiary even if its shares are registered in the name of (i) a nominee or (ii) any party holding a Lien over those shares, or that secured party’s nominee);

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“Supplemental Hire Amount” means an amount equal to two million Dollars and zero cents (US$2,000,000.00);
“Tax” shall have the meaning given to it in Clause 9(a) and “Taxes” and “Taxation” shall be construed accordingly;
“Tax Indemnitee” shall have the meaning given to it in Clause 9(a);
“Tax Residence” means, in relation to any person, the jurisdiction in which that person is principally resident for the purposes of paying Tax in relation to its capital or income, but, in relation to each Owner, does not include any jurisdiction in which that Owner is resident for the purposes of paying Tax in relation to its capital or income only because:
(i)that Owner has entered into the transactions contemplated by this Agreement; or
(ii)the Charterer has been grossly negligent or has wilfully defaulted in its obligations under this Agreement;
“Termination Date” means the date on which the leasing of the Vessel is to terminate or, as the context may require, terminates in accordance with this Agreement;
“this Agreement”, “herein”, “hereunder”, “hereof” or other like words refer to this Agreement (including the Schedules hereto) in its entirety and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof;
“Tokumei Kumiai Agreement” means each agreement (as referred to in clauses 535 to 542 of the Commercial Code of Japan) entered into or to be entered into between an Owner, in its capacity as proprietor and manager of the investment made by a Kumiai-in, and a Kumiai-in (including, without limitation, all letter or other agreements entered into between such Owner and a Kumiai-in in relation to each such agreement and the transactions contemplated by the Operative Documents) in connection with the purchase, ownership and chartering of the Vessel by the Owners pursuant to this Agreement and the other Operative Documents;
“Total Loss” means in relation to the Vessel:
(i)an actual, constructive, compromised, agreed or arranged total loss of the Vessel; or
(ii)any Compulsory Acquisition with respect to the Vessel; or
any capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, forfeiture of the Vessel, requisition for hire of the Vessel by any government or by persons acting or purporting to act on behalf of any government or any other person (not falling within paragraph (ii) above) or any disappearance of the Vessel, unless the Vessel is released and returned to the Owners’ and Charterer’s full control within the shorter of (a) the period ending one hundred and eighty (180) days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, disappearance, forfeiture or requisition for hire in question or (b) the remaining Charter Period;

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“Total Loss Proceeds” means the proceeds of any insurance or any compensation (including, without limitation, Requisition Compensation) or similar payment, arising in respect of a Total Loss;
“Transaction Security” means the Liens created or evidenced or expressed to be created or evidenced under the Security Documents;
“U.S. GAAP” means generally accepted accounting principles adopted and accepted in the United States of America (i) on the date of this Agreement when used in the context of calculating the financial covenants set out in the Guarantee and (ii) otherwise, from time to time;
“Vessel” means the MEGI class LNG carrier as described in more detail in Schedule 1 and, where the context permits, any reference to the Vessel shall include Parts and the Manuals and Technical Records;
“Vessel Cost” means one hundred seventy-five million Dollars and zero cents (US$175,000,000.00) which represents the aggregate of the amounts payable by the Registered Owner as buyer to the Charterer as seller under the Memorandum of Agreement as the purchase price for the Vessel; and
“Warranty Rights” means the warranty of quality and other warranties and guarantees given in respect of the Vessel and its parts and equipment by the Builder, its subcontractors and suppliers in favour of the Charterer or the Charterer Guarantor upon delivery of the Vessel under or in connection with the building contract in respect of the Vessel entered into with the Builder.
Clause headings and the table of contents are inserted for convenience of reference only, have no legal effect and shall be ignored in the interpretation of this Agreement.
(b)In this Agreement, unless the context otherwise requires:
(i)references to Clauses and Schedules are to be construed as references to the clauses of, and schedules to, this Agreement and references to this Agreement include its Schedules;
(ii)references to (or to any specified provision of) this Agreement, any other Operative Document or any other document shall be construed as references to (or to any specified provision of) this Agreement, that other Operative Document or that other document as in force for the time being and as from time to time amended, varied, modified, supplemented, restated, novated, substituted or replaced in accordance with the terms of the Operative Documents, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement, that other Operative Document or that document, required to be obtained as a condition to such amendment being permitted) the prior written consent of any Finance Party or any combination of them;
references to a “regulation” include any present or future regulation, rule, direction, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity or supra-national authority;

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(iii)words importing the plural shall include the singular and vice versa and words importing a gender shall include every gender;
(iv)references to a person shall be construed as including references to an individual, firm, company, corporation, unincorporated association or body of persons or any Government Entity;
(v)references to any act, statute, ordinance or enactment shall be deemed to include references to such act, statute, ordinance or enactment as re-enacted, amended, extended, consolidated or replaced and any orders, decrees, proclamations, regulations, instruments or other subordinate legislation made and in force from time to time thereunder;
(vi)a “consent” also includes an approval, authorisation, exemption, filing, license, order, permission, recording or registration;
(vii)reference to any person shall be construed so as to include its successors, permitted transferees and permitted assigns;
(viii)include or including shall be construed without limitation;
(ix)a Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived in writing;
(x)reference to a party is to a party to this Agreement; and
(xi)“Control” means in respect of any person:
(A)the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
I.cast, or control the casting of, more than 50 per cent. of the maximum number of votes that might be cast at a general meeting of that person; or
II.appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or
III.give directions with respect to the operating and financial policies of that person with which the directors or other equivalent officers of that person are obliged to comply; or
(B)the holding beneficially of more than fifty (50) per cent. of the issued share capital of that person (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
2.AGREEMENT TO CHARTER
The Owners shall charter and the Charterer shall take on charter the Vessel, upon and subject to the terms and conditions of this Agreement, for the Charter Period.

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There shall be no renewal or extension of the Charter Period beyond the Final Payment Date.
3.CONDITIONS PRECEDENT
(a)The respective obligations of the Owners to charter the Vessel and of the Charterer to take the Vessel on charter, under this Agreement, are subject to the respective conditions that:
(i)prior to Delivery, the Representative Owner shall have received the documents specified in paragraphs 1(a) and 1(b) of Part 1 of Schedule 2 and the Charterer shall have received the documents specified in Part 2 of Schedule 2; and
(ii)on the Charter Commencement Date, the Representative Owner shall have received or shall be satisfied that it shall promptly thereafter receive the documents specified in paragraph 2 of Part 1 of Schedule 2, in each case in form and substance satisfactory to the Owners, the Charterer, the Agent and/or the Security Agent as appropriate (each acting reasonably).
The Charterer and the Owners shall each use all reasonable endeavours to obtain and procure the issuance and execution of the documents, opinions and certificates which are to be obtained by the Owners and the Charterer respectively referred to in paragraphs 1(a), 1(b) and 2 of Part 1 of Schedule
2 and paragraph 1 of Part 2 of Schedule 2 prior to or on the Charter Commencement Date.
(b)The Charterer shall, within the time limit set out in Part 3 of Schedule 2, provide the evidence and documents set out in Part 3 of Schedule 2 in form and substance satisfactory to the Owners, the Agent and the Security Agent as appropriate.
(c)The obligation of the Owners to charter the Vessel under this Agreement is subject to the further conditions that:
(i)the representations and warranties in Clause 10(a) hereof and clause 3.1 of the Memorandum of Agreement, those of the Charterer in the Charterer Account Charge and Onward Assignment, those of the Manager in the Management Agreement and those of the Charterer Guarantor in the Guarantee shall be true and correct as if each was made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;
(ii)no Default shall have occurred and be continuing or would arise by reason of the Delivery taking place;
(iii)no Material Adverse Effect shall have occurred in the period from and including the date hereof to and including the proposed date of Delivery;
the Representative Owner shall have notified the Charterer that all the Lenders shall have advanced the full amount of the Loan

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pursuant to the Loan Agreement to the Representative Owner as requested by the Owners;
(iv)no change shall have occurred after the date hereof and on or before Delivery in the Applicable Laws of Japan or guidelines issued by, or approved by, the Tax authorities in Japan or the Japan Leasing Association or in the interpretation of any such law or guidelines (or in the attitudes or perceived attitudes of the Tax authorities in Japan or the Japan Leasing Association) which would, (1) disallow or reduce the tax benefits and other economic benefits (which economic benefits to be properly identified) anticipated as being available to the Owners, the Charterer or any Kumiai-in or any prospective Kumiai-in by reason of the entering into of the transactions contemplated by the Operative Documents (including tax benefits which would be available to Kumiai-in who would become a party to a Tokumei Kumiai Agreement by way of assignment or transfer of the Tokumei Kumiai Agreement from another Kumiai-in after the Charter Commencement Date); (2) result in the imposition of withholding or other similar Taxes on any payments to be made by the Charterer hereunder, any payments to be made by any Owner under the Loan Agreement or any other payments contemplated by this Agreement and any other Operative Document, provided in either case that any such change shall be conclusively certified in writing or orally to the Representative Owner and the Charterer by an independent tax adviser in Tokyo reasonably acceptable to both the Owners and the Charterer (after having consulted with such taxing or other governmental authorities as such tax adviser considers appropriate); or (3) have the effect of imposing a time limit on the Owner Parent, as equity arranger, to market or complete the marketing of the transaction contemplated by the Operative Documents, and, in each of the aforementioned cases (1) to (3), thereby adversely affect or otherwise restrict the ability of, the Owner Parent, as equity arranger, to market or complete the marketing of the transaction contemplated by the Operative Documents;
(v)all consents, if any, of any relevant Government Entity necessary for the effective performance or consummation of the transactions contemplated by the Operative Documents shall have been obtained and be in full effect;
(vi)Delivery shall have occurred on or prior to the Cut-off Date (unless otherwise agreed by the Representative Owner); and
(vii)all of the documents received by the Representative Owner as contemplated in Clause 3(a) are in full force and effect.
(d)The obligation of the Charterer to take the Vessel on charter under this Agreement is subject to the further conditions that:
the representations and warranties of the Owners in Clause 10(c) hereof and those of the Owner Parent under the Owner Parent Letter (Charterer) shall be true and correct as if each was made with respect to the facts and circumstances existing immediately prior to the time when Delivery is to take place;

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(i)no Relevant Party Event shall have occurred and be continuing or would arise by reason of the Delivery taking place; and
(ii)Delivery shall have occurred.
(e)The conditions specified in Part 1 of Schedule 2 and Clause 3(c) may be waived in whole or in part and with or without conditions by the Representative Owner, the Agent (acting on the instructions of all the Lenders) and the Security Agent, acting jointly, on or before Delivery and the conditions precedent in Part 2 of Schedule 2 and Clause 3(d) may be waived in whole or in part and with or without conditions by the Charterer on or before Delivery, in either case without prejudicing their respective rights to require fulfilment of such conditions (if such conditions are capable of later fulfilment) in whole or part at any time thereafter.
(f)(i) Notwithstanding any other provision of this Agreement or any Operative Documents to the contrary, none of any Owner, the Representative Owner, the Registered Owner or the Charterer is obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any AML Law, Sanctions or any Applicable Law relating to counter-terrorism financing or economic and trade sanctions applicable to it.
(ii)Notwithstanding any other provision of this Agreement or any Operative Document to the contrary but subject to any statutory obligations and confidentiality undertakings by which any Owner, the Representative Owner, the Registered Owner or the Charterer may be bound, each of them agrees to provide any information and documents that are within its possession, custody or control reasonably required by any other Party in order for that other Party to comply with any AML Law, Sanctions or any Applicable Law relating to counter-terrorism financing or economic and trade sanctions applicable to it.
(iii)If any Owner, the Representative Owner, the Registered Owner or the Charterer forms the view that, in its reasonable opinion, it is required to disclose information obtained in connection with this Agreement or any Operative Document to any person in order to comply with any AML Law, Sanctions or any Applicable Law relating to counter-terrorism financing or economic and trade sanctions applicable to it, each of them agrees that, to the extent permitted by law, such disclosure will not breach any duty of confidentiality owed by any of them to any of the others.
4.DELIVERY, ACCEPTANCE AND TITLE
(a)Title to the Vessel
(i)Title to the Vessel shall with effect from Delivery remain vested in the Registered Owner pursuant to the terms of the Instalment Sale Agreement.
The Charterer shall have no right, title or interest in or to the Vessel or Part thereof except the right to use the same upon the terms and conditions contained in this Agreement.

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(ii)It is hereby expressly declared that the Charterer shall not have any option or right to acquire title to or any proprietary interest in the Vessel or any Part thereof except pursuant to Clause 21(a). The Charterer shall not sell the Vessel or purport to sell the Vessel or grant any purchase option over the Vessel.
(b)Subject to Clause 3 (Conditions Precedent), simultaneously with the transfer of title to the Vessel by the Charterer to the Registered Owner under the Memorandum of Agreement, the Vessel shall be deemed, without any further act by the Charterer, the Registered Owner or any Owner, to have been delivered to the Charterer by the Representative Owner and accepted by the Charterer for the purposes of this Agreement and the Charter Period shall commence. To evidence such delivery, the Charterer shall thereupon execute and deliver the Charterparty Supplement to the Representative Owner.
(c)Each of the Owners and the Charterer acknowledges that the condition, quality, suitability and fitness for purpose of the Vessel or Part at Delivery shall be the sole responsibility of the Charterer, and (subject to Clauses 3(a) and 3(b)) once Delivery shall have occurred pursuant to Clause 4(b), no Owner shall be entitled for any reason whatsoever to refuse to deliver, and the Charterer shall not be entitled for any reason whatsoever to refuse to accept delivery of, the Vessel or to refuse to execute and deliver the Charterparty Supplement for the Vessel.
(d)None of the Registered Owner, the Representative Owner nor the Owners shall be responsible for any loss or damage of any kind whatsoever, or any loss of profits arising from any delay in the delivery of, or failure to deliver, the Vessel to the Charterer under this Agreement or any delay in taking or failure to take delivery of the Vessel from the Charterer under the Memorandum of Agreement or from the Registered Owner under the Instalment Sale Agreement unless such delay or failure is caused by a breach by the Registered Owner, the Representative Owner or the Owners of any of its obligations under the Operative Documents to which it is a party which is not attributable to any Event of Default or breach by the Charterer under any Operative Documents. The Charterer acknowledges that the Registered Owner has acquired or will acquire the Vessel under the Memorandum of Agreement and the Registered Owner and the Owners have entered into the Instalment Sale Agreement, in each case solely for the purposes of this Agreement.
If, for any reason other than a breach by the Charterer of any of its obligations under the Operative Documents to which it is a party, the Vessel shall not have been delivered to and accepted by the Charterer in accordance with Clause 4(b) on or before 11:59 p.m. (Tokyo time) on the Cut-off Date or such later time as the Representative Owner, the Charterer and the Agent (acting on the instructions of all the Lenders) may agree in writing, then the Charterer may, without prejudice to any other rights or remedies which the Charterer may have at law, in equity or otherwise, cancel the obligation contained in this Agreement to charter the Vessel from the Owners by giving notice to the Representative Owner to that effect whereupon, but without prejudice to any other accrued liabilities or obligations of the Charterer, the Charterer’s obligation to pay Charter Hire and to charter the Vessel under this Agreement shall immediately

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terminate; provided, for the avoidance of doubt, that the provisions of the Funding Indemnity Letters shall apply.
(e)If, for any reason other than a breach by the Owners or the Representative Owner of any of its obligations under the Operative Documents to which it is a party which is not attributable to any Default and occurs in circumstances where the conditions precedent to the obligations of the Owners under Clause 3(b) have been satisfied, the Vessel shall not have been delivered to and accepted by the Charterer in accordance with Clause 4(b) on or before 11:59 p.m. (Tokyo time) on the Cut-off Date or such later time as the Representative Owner, the Charterer and the Agent (acting on the instructions of all the Lenders) may agree in writing, then the Representative Owner (on behalf of the Owners) may, without prejudice to any other rights or remedies which the Owners may have at law, in equity or otherwise, cancel the obligation contained in this Agreement to charter the Vessel to the Charterer by giving notice to the Charterer to that effect, whereupon the Owners’ obligation to charter out the Vessel and the Charterer’s obligation to pay Charter Hire and to charter the Vessel under this Agreement shall immediately terminate; provided, for the avoidance of doubt, that the provisions of the Funding Indemnity Letters shall apply.
5.EXTENT OF OWNERS’ LIABILITY
(a)The Charterer expressly agrees and acknowledges that the Vessel is chartered to the Charterer hereunder on an “as is, where is with all faults” condition and that no condition, warranty or representation of any kind, express or implied, is or has or shall be deemed to have been given by or on behalf of any of the Registered Owner, the Owners or any Finance Party in respect of the Vessel or Part, and accordingly the Charterer confirms that it has not, in entering into this Agreement, relied on any condition, warranty or representation by any of the Registered Owner, the Owners or any Finance Party, express or implied, whether arising by law or otherwise in relation to the Vessel or Part, including, without limitation, warranties or representations as to the description, merchantability, fitness or suitability for any particular use or purpose, value, seaworthiness, condition, design, manufacture or operation of any kind or nature of the Vessel or Part, or as to the absence of any latent or other defects whether or not discoverable, or as to the absence of any infringement of any patent, trademark or copyright, or as to the absence of any obligations based on strict liability in tort, and the benefit of any such condition, warranty or representation by any of the Registered Owner, the Owners or any Finance Party is hereby irrevocably and unconditionally waived by the Charterer. No third party making any representation or warranty relating to the Vessel or Part is the agent of the Registered Owner, the Owners or any Finance Party nor has any such third party authority to bind any of the Registered Owner, the Owners or any Finance Party thereby.
The acceptance by the Charterer of delivery of the Vessel pursuant to Clause 4 (Delivery, Acceptance and Title) shall constitute conclusive proof as between the Registered Owner, the Owners, the Finance Parties and the Charterer that the Vessel is in compliance with any requirements of this Agreement, is seaworthy in accordance with the specifications and is in good working order and repair and without defect or inherent or latent defect in title, seaworthiness, condition, design, operation or fitness for use, whether or not discoverable by the Charterer. This Clause is without

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prejudice to any obligation of the Charterer under this Agreement with respect to the operation and maintenance of the Vessel.
(b)None of the Registered Owner, any Owner or any Finance Party shall be liable for any loss or damage of any kind whatsoever, or any loss of profit, resulting directly or indirectly from any physical defect or alleged physical defect in the Vessel, and the Charterer shall not be entitled to make or assert any claim against any of the Registered Owner, any Owner or any Finance Party with respect to the Vessel.
6.CHARTER HIRE
(a)The Charterer shall during the Charter Period pay Charter Hire to the Owners in arrears, in the amounts calculated in accordance with, and on the respective Payment Dates specified in, Schedule 4.
(b)Following a Total Loss with respect to the Vessel, so long as the Charterer shall have performed its obligations and paid all amounts payable under Clause 16(b) in full, the Charterer’s obligation to pay Charter Hire with respect to the Vessel shall cease.
(c)Schedules 4, 5, 6 and Schedule 8 have been prepared or provided on the assumptions that (i) the Charter Commencement Date will be on 17 September 2025, (ii) the Loan up to one hundred twenty-five million U.S. dollars (US$125,000,000) will be utilised and (iii) the interest rate of the Loan shall be the loan margin of 1.50% p.a, plus applicable term SOFR (Secured Overnight Financing Rate). As soon as practicable on or prior to the Charter Commencement Date substitute schedules that reflect the actual Charter Commencement Date, the actual Vessel Cost and the amount of the Loan which has been utilised, the corresponding changes of each Payment Date and each principal repayment amount shall be prepared by the Representative Owner and approved by the Charterer and the Agent (acting on the instructions of all Lenders), which shall be attached to the Charterparty Supplement as annexes thereto, and such schedules shall replace Schedules 4, 5, 6 and Schedule 8 as of the date hereof attached hereto and thereafter shall become Schedules 4, 5, 6 and Schedule 8 for the purpose of this Agreement.
7.PAYMENTS, INTEREST AND CALCULATIONS
(a)All payments to be made by the Charterer under this Agreement or any other Operative Document shall be made without any counterclaim, deduction, defence or set-off for any reason whatsoever and in funds which are for same day settlement and, save as provided herein, without prior demand.
(b)All amounts payable by the Charterer to the Owners hereunder shall be paid as follows:
All amounts payable by the Charterer to the Owners hereunder in Dollars and which are not Excluded Property shall be paid in Dollars to the Dollar Account A in immediately available funds on the day on which payment is due.

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(i)In the case of any amounts payable by the Charterer hereunder or under any other Operative Document which are not Excluded Property and are payable in a currency other than Dollars, payment shall be made in the currency in which such payment is due for value on the day on which such amount is due to such account or accounts and in such currency as the Security Agent shall specify by written notice given to the Owners and the Charterer prior to the due date for such payment.
(ii)Notwithstanding the foregoing, all amounts payable by the Charterer to the Owners hereunder in Dollars and which are Excluded Property shall be paid in Dollars to the Dollar Account B in immediately available funds on the day on which payment is due.
(iii)Notwithstanding the foregoing, all amounts payable by the Charterer to the Owners hereunder which are Excluded Property and are payable in a currency other than Dollars, payment shall be made in the currency in which such payment is due for value on the day on which such amount is due to such account or accounts and in such currency as the Representative Owner shall specify by written notice given to the Charterer prior to the due date for such payment.
(c)All amounts payable by the Owners to the Charterer under this Agreement shall be paid in the currency in which such payment is on the day on which payment is due, without prior demand.
(d)The Charterer shall pay to the Owners on demand of the Representative Owner, the Agent, the Security Agent or any other Finance Party an amount equal to any and all amounts and in the currency in which any such amount is payable or expressed to be payable and in accordance with the provisions of the Loan Agreement and the other Operative Documents (excluding any Excepted Amount (as defined below)) which may from time to time become payable or be expressed to be payable by any Relevant Party to any Finance Party or in respect of which any Finance Party or any other Indemnified Person or Protected Party (as such terms are defined in the Loan Agreement) is expressed to be indemnified by the Registered Owner and/or the Owners under or pursuant to the Loan Agreement and the other Operative Documents (whether or not the Registered Owner and/or the Owners have already paid any such amount and whether or not the obligation of the Registered Owner and/or the Owners to pay any such amount is limited by the provisions of clause 17 (Limited Recourse) of the Loan Agreement or any similar provision of any other Operative Document. For the purposes of this Clause 7(d), “Excepted Amount” means (i) any amount of principal or interest (other than default interest) and save to the extent such interest rate is increased pursuant to clause 10 (Changes to the Calculation of Interest)) payable under the Loan Agreement and (ii) the Vessel Cost.
If any payment which the Charterer is obliged to pay to the Registered Owner and/or the Owners under Clause 7(d) proves to be insufficient, as a result of Taxation thereon, for the Registered Owner and/or the Owners to discharge any corresponding liability to any Finance Party or Indemnitee, the Charterer shall on demand of the Representative Owner pay to the Registered Owner and/or the Owners such additional sum in the currency of such liability as is equal to (but not greater than) the amount which

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(after taking into account any taxation thereon) is required to make up the deficit.
(e)When any payment under this Agreement would otherwise be due on a day that is not a Business Day, the due date for that payment shall be the preceding Business Day and during any extension of the due date for payment of any such amount under this Agreement interest is payable on such amount at the rate payable on the original due date and any other amounts shall be modified according to the extension of the due date.
(f)If the Charterer fails to pay any sum (including, but not limited to, any sum payable pursuant to this Clause 7 (Payments, Interest and Calculation)) on its due date for payment under this Agreement, the Charterer shall pay to the Owners on demand interest on such sum from the due date up to the date of actual payment (as well after as before any relevant judgment) at the Relevant Rate of Interest.
(g)Except as otherwise expressly provided herein or, in relation to any amount payable to any Finance Party, under the Loan Agreement in respect of the corresponding amount payable thereunder, all interest payable under this Agreement shall accrue from day to day (the first day of the relevant interest period included and the last day excluded) and shall be calculated, in respect of any payments due hereunder in any currency, on the basis of the actual number of days elapsed and a 360-day year.
(h)Whenever the Owners, the Representative Owner, the Registered Owner, the Agent or Security Agent demands payment of any amount under this Agreement (other than Charter Hire, any Applicable Sum falling due on a Payment Date or the Early Buy-out Price) it shall furnish with such demand a certificate specifying the amount payable and, to the extent reasonably practicable and without the need for any person to divulge any confidential information, in reasonable detail the basis of the computation of the relevant amount and such certificate shall, in the absence of manifest error, be conclusive evidence of such amount.
(i)Notwithstanding any other provision herein or in any other Operative Document to the contrary, the Charterer be entitled to remit funds with bank payment orders specifying shared bank charges but any bank charges with respect to each remittance to the Dollar Account shall be for the Charterer’s account and the Charterer shall ensure that the amount remitted is sufficient such that the full amount (net of any bank charges) is received or, where such bank charges are not known at the time of payment, the Charterer shall promptly remit such further amount as is required to cover any shortfall.
Notwithstanding any other provisions herein, including any Schedule hereto, the Charterer agrees that (i) the amount of Charter Hire A payable on any Payment Date shall be in an amount sufficient to pay the scheduled amount of interest on and principal of the Loan due and payable on such date, (ii) the amount of the Stipulated Loss Value A or the Special Termination Value A payable on any date shall be in an amount sufficient to pay the entire principal amount of, accrued interest on and the Break Costs and Fixed Rate Breakage Costs and Hedge Breakage Loss payable in respect of, the Loan (or any relevant Hedging Agreement) due and payable on such date, (iii) the amount of the Stipulated Loss Value A payable in

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accordance with Clause 16(b) hereof on any date shall be in an amount sufficient to pay the principal amount of, accrued interest on and the Break Costs and Fixed Rate Breakage Costs and Hedge Breakage Loss payable in respect of the Loan required to be paid pursuant to the Loan Agreement (or any relevant Hedging Agreement) and (iv) the amount of the Early Buy-out Price A payable on the Early Buy-out Date shall be in an amount sufficient to pay the entire principal amount of, accrued interest on and the Break Costs and Fixed Rate Breakage Costs payable in respect of, the Loan due and payable on such date.
(j)Notwithstanding any other provision herein or in any other Operative Document to the contrary, the charter under this Agreement is a triple net charter; accordingly, whether or not it shall so state herein, the Charterer shall be responsible for all costs associated with the operation, maintenance, insurance, use and storage of the Vessel.
(k)The Charterer’s obligations to pay Charter Hire and make any other payments in accordance with this Agreement and the other Operative Documents to which the Charterer is a party are a condition to this Agreement and shall be absolute and unconditional irrespective of any circumstance or contingency whatsoever including (but not limited to):
(i)the unavailability of the Vessel or Part for any reason, including, but not limited to, any lack or invalidity of title or lack of crew, injury of any crew, or any other defect in the merchantability, fitness for any purpose, condition, design or operation of any kind or nature of the Vessel or Part; or
(ii)the ineligibility, lack of fitness or other defect whatsoever of the Vessel or Part for any particular use or trade, or for want of registration or documentation under any Applicable Laws; or
(iii)subject to Clause 6(b), the occurrence of a Total Loss or any other occurrence including the loss, destruction, confiscation, seizure, requisition of or damage to the Vessel or Part, or the interruption or cessation in or prohibition of the use of possession or enjoyment of the Vessel or Part by the Charterer for any reason whatsoever; or
(iv)any failure or delay on the part of any party hereto or to any Operative Document, whether with or without fault on its part, in performing or complying with any of the terms or covenants under this Agreement or any other Operative Document or any rights, claims or defences whatsoever that the Charterer might have against the Owners, the Representative Owner, the Registered Owner, the Owner Parent, the Finance Parties and/or any third party; or
the occurrence of any Default, Relevant Party Event or any default by the Owners, the Representative Owner, the Registered Owner, the Owner Parent, the Finance Parties and/or any third party or any insolvency, bankruptcy, extinction, liquidation, winding-up, reorganisation, reconstruction, arrangement, readjustment or rescheduling of debt, dissolution or similar proceedings by or against any Owner, the Registered Owner, the Charterer Guarantor, the Owner Parent, any Finance Party or any Sub-charterer; or

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(v)any invalidity or unenforceability of this Agreement or any other Operative Document; or
(vi)any other cause which but for this provision would or might have the effect of terminating or in any way affecting any obligation of the Charterer or the Charterer Guarantor hereunder or under any other Operative Document to which the Charterer is a party; or
(vii)any right of set off, counterclaim, recoupment, defence or similar right (unless and to the extent the exercise of such right is required by law or agreed by the Representative Owner and the Agent).
(l)It shall be a condition of this Agreement that the Charterer performs its obligations to make payments under this Agreement and the other Operative Documents in the time and manner stipulated in this Agreement or in the respective other Operative Document, as applicable.
8.COSTS AND INDEMNITIES
(a)Subject to the exclusions stated in Clause 8(b), the Charterer agrees to indemnify and hold harmless on an after-tax basis, each Owner, the Registered Owner, the Owner Parent, the Remarketing Agent, any inspection agent, any Receiver and each Finance Party and their respective Affiliates, directors, officers, employees, advisers, representatives and agents and each Kumiai-in (each such person being referred to in this Clause 8 (Costs and Indemnities) as an “Indemnitee”) against any and all Losses (whether or not on the basis of negligence (imputed or otherwise), strict or absolute liability or liability in tort) which are suffered by (based on proper documentation) such Indemnitee resulting from or arising out of the following:
(i)the purchase, acceptance, non-acceptance, chartering, sub-chartering, leasing, financing, ownership, title or rejection of the Vessel or Part hereunder or under any other Operative Document (other than payment of the Vessel Cost pursuant to the Memorandum of Agreement or the Instalment Sale Agreement and interest (non-default) and the principal of the Loan); or
the manufacture, design, structure, delivery, non-delivery, ownership, registration, flag, deregistration, certification, insurance, sub-lease, crewing manufacture, design, modification, improvement, dry-docking, survey, remarketing, improvement, overhaul, charter, sub-charter, sub-sub-charter, possession, use, sale, control, maintenance, repair, operation, condition, import, export, storage, locating, stationing, financing, modification, alteration, replacement, return, redelivery, transfer, or other disposition of the Vessel or Part or loss thereof or damage thereto or relating to loss or destruction of or damage to any property or death or injury of or other loss of whatsoever nature suffered by any person caused by, relating to or arising from or out of (in each case whether directly or indirectly) any of the foregoing matters (including, without limitation, as a consequence of latent or other defects, whether or not discoverable); or

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(ii)any infringement of any patent, trademark, copyright or other intellectual property right whatsoever relating to the Vessel or any Part; or
(iii)any loss, destruction, confiscation, seizure or requisition of the Vessel or any Part or any steps taken by an Indemnitee (acting reasonably) with a view to the prevention of any of the same (provided that due notice of the taking of such steps is first given to the Charterer unless such prior notice is not reasonable or practicable under the circumstances) and of any other occurrence of whatsoever kind which shall deprive the Charterer of the use, possession or quiet enjoyment of the Vessel; or
(iv)the occurrence of a default by the Charterer in the due and punctual performance of its obligations under this Agreement or any of the other Operative Documents to which it is a party or the occurrence and continuance of any Event of Default.
(b)The provisions of Clause 8(a) shall not apply, and the Charterer shall have no liability to any particular Indemnitee under Clause 8(a) with respect to any Losses:
(i)which resulted from such Indemnitee’s gross negligence or wilful misconduct; or
(ii)constituting a Tax or loss of Tax benefit (it being understood that Clause 9 (Taxation) provides for the Charterer’s liability in respect of such matters); or
(iii)which constitutes the ordinary and usual operating and overhead expenses of such Indemnitee (but excluding any such Loss which is suffered or incurred as a result of or following the occurrence of a Default or an Overriding Cause); or
(iv)in the case of any Indemnitee other than any Finance Party or the Remarketing Agent, their Affiliates and their respective directors, officers, employees, representatives, advisors and agents (each such other Indemnitee being a “Relevant Party Indemnitee”), without prejudice to Clause 23 (Costs and Expenses), which relates to legal, accounting or other expenses incurred by such Relevant Party Indemnitee in connection with the negotiation, preparation and execution of any Operative Document (but excluding any such Loss which is suffered or incurred as a result of or following the occurrence of a Default or an Overriding Cause); or
(v)in the case of any Relevant Party Indemnitee, to the extent such Loss results from or arises out of one or more of the following:
(A)any express representation or express warranty by such Relevant Party Indemnitee in any Operative Document being incorrect; or
the failure by such Relevant Party Indemnitee (and not by the Charterer) to perform or observe, or the breach by such Indemnitee (and not by the Charterer) of, any express

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undertaking, agreement, covenant or condition in any of the Operative Documents to be performed or observed by it; or
(B)any Owner Lien; or
(C)a disposition by such Relevant Party Indemnitee of all or any part of such Indemnitee’s interest in the Vessel or the Operative Documents, other than in accordance with the terms of, or made or arising in connection with any enforcement of, the Operative Documents; or
(D)acts or events which occur after the earliest of (x) the completion of return of the Vessel to the Owners pursuant to, and in full compliance with, Clause 17 (Redelivery), (y) the termination of the Charter Period following a Total Loss with respect to the Vessel; and (z) the sale, assignment, transfer or other disposition of the Vessel by the Owners, other than to the Charterer under this Agreement, and in each case, the performance in full by the Charterer of its obligations then due thereunder (except that the Charterer shall be liable for claims which are attributable to acts or events occurring prior to the earliest of the above);
but in each case, excluding any such Loss which is suffered or incurred as a result of or following the occurrence of a Default or an Overriding Cause; or
(vi)which has been indemnified by the Insurances and has been unconditionally and irrevocably received by the relevant Indemnitee; or
(vii)which the relevant Indemnitee has been unconditionally and irrevocably indemnified under any other provision of this Agreement and this applies in particular to loss of profit, which shall be deemed wholly compensated for by payment of the Stipulated Loss Value or Special Termination Value, as the case may be.
(c)In the case of any Loss indemnified by the Charterer hereunder which is covered by the Insurances, each Indemnitee agrees to co-operate with the insurers in the exercise of their rights to investigate, defend or compromise such Loss as may be required to retain the benefits of the Insurances with respect to such Loss.
(d)Conduct of Losses
If the Charterer shall become liable to indemnify any Relevant Party Indemnitee pursuant to this Clause 8 (Costs and Indemnities), the Charterer and the Owners shall consult in good faith and each of them shall use reasonable endeavours to avoid (or reduce the amount of) the Loss giving rise to such indemnification without prejudice to and without limiting the Charterer’s obligations to indemnify each Relevant Party Indemnitee on demand; provided that no Relevant Party Indemnitee shall be obliged to incur any cost unless indemnified to its reasonable satisfaction by the Charterer.

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(i)If a Loss shall be made against any Relevant Party Indemnitee for which the Charterer is or may be required to indemnify the Relevant Party Indemnitee pursuant to this Clause 8 (Costs and Indemnities), the Relevant Party Indemnitee shall promptly notify the Charterer in writing of that Loss and shall promptly provide the Charterer with all such information available to the Relevant Party Indemnitee regarding the Loss. If a Loss shall be made against any Relevant Party Indemnitee for which the Charterer may be required to indemnify the Relevant Party Indemnitee pursuant to this Clause 8 (Costs and Indemnities), and under Applicable Law of the relevant jurisdiction the Charterer is allowed to contest directly that Loss in its own name, then, subject to the rights of insurers under any Insurances and without prejudice to the obligation of the Charterer to pay any sum due to the Relevant Party Indemnitee pursuant to this Clause 8 (Costs and Indemnities) on its due date, the Charterer shall be permitted, at its expense and in its own name, to contest the imposition of that Loss. The Charterer shall not be permitted to contest the imposition of a Loss in the name of the Relevant Party Indemnitee other than as contemplated in Clauses 8(d)(iii) and 8(d)(iv).
(ii)If the Charterer is prohibited by Applicable Law from contesting a Loss in its own name, or if it is a requirement of Applicable Law for a Relevant Party Indemnitee to join in or assist in the contesting by the Charterer of any Loss, upon request from the Charterer, the Relevant Party Indemnitee shall, subject to the provisions of Clause 8(d)(iv), in diligence and good faith after consultation with the Charterer (but with no obligation to necessarily follow the Charterer’s instructions), at the Charterer’s expense, contest or assist in contesting the Loss. After considering any views offered by the Relevant Party Indemnitee and the Relevant Party Indemnitee’s counsel concerning the forum in which a Loss is most likely to be favourably contested, the Charterer may, acting reasonably, select the forum for the contest and determine whether the contest shall be by (A) resisting the Loss,
(B) paying the Loss under protest, (C) paying the Loss and seeking a refund or other repayment thereof, or (D) seeking a reduction in the amount of the Loss.
(iii)In no event shall a Relevant Party Indemnitee be required to contest any Loss nor shall a Relevant Party Indemnitee be required to (A) join in or (B) assist in contesting any Loss pursuant to this Clause 8 (Costs and Indemnities) unless:
the Charterer shall have agreed to pay the Relevant Party Indemnitee on demand, and indemnify such Relevant Party Indemnitee from, all costs, losses and expenses that the Relevant Party Indemnitee incurs in contesting or assisting in contesting the Loss or arising out of or relating to the contest or assistance (including, but not limited to, all reasonable out-of-pocket costs, expenses, losses, reasonable legal and accounting fees, disbursements, penalties and interest), save for costs, losses and expenses resulting from such Relevant Party Indemnitee’s gross negligence or wilful misconduct; and

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(A)the Relevant Party Indemnitee shall have reasonably determined that the action to be taken will not result in a sale, forfeiture or loss of the Vessel, or the creation of any Lien on the Vessel other than Permitted Liens or any material risk of any criminal liability or penalty against any Relevant Party Indemnitee; and
(B)if a contest shall be conducted in a manner requiring the advance payment of the Loss, the Charterer shall have advanced sufficient funds, on an interest-free and after-tax basis, to make the payment required; and
(C)the Charterer shall have provided the Relevant Party Indemnitee and (if the Relevant Party Indemnitee is not any of the Owners) the Owners the grounds for such contest.
(e)Upon payment in full of any Loss pursuant to this Clause 8 (Costs and Indemnities), the Charterer, without any further action, shall be subrogated to any rights which the Relevant Party Indemnitee may have relating thereto, provided that the Charterer by virtue of such subrogation shall not become entitled to seek any indemnification or contribution from, or make any claim against, the Relevant Party Indemnitee in respect of any Loss indemnified against hereunder save in the case of fraudulent act, wilful misconduct or gross negligence of such Relevant Party Indemnitee. Each Relevant Party Indemnitee agrees to give, at the Charterer’s expense, any reasonable further assurances and to enter into such reasonable agreements and to co-operate with the Charterer to permit the Charterer to pursue such subrogation rights as permitted hereunder, if any, to the extent reasonably requested by the Charterer.
(f)In the event that the Charterer shall have paid an amount to a Relevant Party Indemnitee pursuant to this Clause 8 (Costs and Indemnities), and the Relevant Party Indemnitee subsequently shall be reimbursed in respect of the indemnified amount from any other person, the Relevant Party Indemnitee shall promptly pay the Charterer an amount equal to the lesser of the amount of the reimbursement and the amount paid by the Charterer (less any reasonable costs of remittance thereof), provided that, at the relevant time, the Charterer shall have paid in full to each Relevant Party Indemnitee all amounts that have then fallen due and payable by the Charterer to such Relevant Party Indemnitee under any of the Operative Documents.
No payment to the Owners or any other Indemnitee under or pursuant to this Agreement or any other Operative Document, pursuant to any judgment or order of any court or otherwise shall operate to discharge the obligations of the Charterer in respect of which it was made unless and until payment shall have been received in the currency (the “Currency of Obligation”) in which such payment was required to be made hereunder and, to the extent that the amount of any such payment shall on actual conversion into the Currency of Obligation fall short of the amount of the relevant obligation expressed in the Currency of Obligation, the Owners or such other Indemnitee shall have a further separate cause of action against the Charterer for the recovery of such sum as shall properly be evidenced or documented and after conversion into the Currency of Obligation

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be equal to the amount of the shortfall. Without prejudice to the foregoing, to the

39

extent that the amount of any payment referred to above shall on actual conversion into the Currency of Obligation exceed the amounts due and payable to the Owners or such other Indemnitee in the Currency of Obligation, the Owners or such other Indemnitee shall promptly reimburse such excess to the Charterer.
(g)Subject to Clause 7(b), the Dollar is the currency of account for those sums stated to be denominated or due from the Charterer under this Agreement in such currency, provided that each payment in respect of costs, losses, Taxes or expenses shall be made in the currency in which the cost, loss, Tax or expense was incurred or imposed.
(h)The Charterer undertakes to each of the Owners and the other Indemnitees to perform its undertakings under this Clause 8 (Costs and Indemnities) in respect of any Indemnitee not party to this Agreement as if that Indemnitee were party to this Agreement; provided in the event that an Indemnitee is a Kumiai-in, the Owners shall procure that the relevant Indemnitee shall comply with the terms of this Clause 8 (Costs and Indemnities) as if party to this Agreement. If the Charterer shall be expressed to be obliged to make any payment to or on behalf of any Indemnitee not party to this Agreement, the Charterer shall make the relevant payment as directed by the Owners in respect of a Relevant Party Indemnitee or the Agent in respect of any other Indemnitee.
(i)If the Charterer is required to make a payment to the Owners under this Clause 8 (Costs and Indemnities) to enable the Owners to make a payment to a Finance Party or any other Indemnitee, then to the extent that the Finance Party or such other Indemnitee has already irrevocably and unconditionally received the relevant payment from any party other than any Relevant Party, the Charterer’s obligations to make payments under this Clause 8 (Costs and Indemnities), as the case may be, in respect of that amount shall, to the extent of the amount received by that Finance Party or such other Indemnitee, be discharged.
(j)For the avoidance of doubt, the Charterer shall not exercise any right of set-off against the Owners or any other Indemnitee under any Operative Document unless all amounts owing to the Finance Parties and the other Indemnitees under the Operative Documents have been paid in full upon the terms and conditions set forth therein.
9.TAXATION
Except as provided in Clause 9(b), the Charterer shall pay, and on written demand shall indemnify and hold harmless, each Owner, the Registered Owner, the Owner Parent, each Kumiai-in, the Remarketing Agent, any inspection agent, each Finance Party and the Affiliates of each Finance Party (each of whom is referred to in this Clause 9 (Taxation) as a “Tax Indemnitee”) from and against, any and all fees and duties reasonably incurred (including, but not limited to, license and registration fees), taxes (including, but not limited to, income, gross receipts, net receipts, sales, consumption, rental, use, turn-over, value-added, property (tangible and intangible, including, without limitation, any property tax imposed on the Vessel or Part), excise, franchise, capital, capital gains, doing business and stamp and documentary taxes), levies, imposts,

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recording charges or assessments of any nature whatsoever, together with any assessments,

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penalties, fines, additions to tax and interest thereon (“Taxes” and each individually a “Tax”) imposed on or against any Tax Indemnitee upon or with respect to:
(i)the purchase, title, ownership, acquisition, acceptance, rejection, delivery, non-delivery, registration, deregistration, flagging, possession, operation, use, condition, maintenance, repair, replacement, sale, remarketing, return, redelivery, storage, locating, stationing, certificating, manufacture, charter, sub-charter, sub-sub-charter, leasing, financing, mortgaging, modification, supply, replacement, importation, transfer of title, repossession, exportation or other application or disposition of, or the imposition of any Lien (other than, in the case of the Owners, the Registered Owner, the Owner Parent and each Kumiai-in, any Owner Lien) on, the Vessel or Part or any interest in the Vessel or Part; or
(ii)otherwise arising with respect to the Vessel or Part or any Operative Document or the transactions contemplated by, or any amounts paid or payable under or in respect of, this Agreement and the other Operative Documents.
(a)Except to the extent that any of the following exclusions (i) through (xii) below from the Charterer’s liability (or any of the excluded Taxes therein referred to) arises or is imposed on, suffered or incurred by or asserted against such Tax Indemnitee as a result of a Default or any of the circumstances specified in the definition of Overriding Cause and without prejudice to the Finance Parties’ rights under clause 11.3 (Tax indemnity) of the Loan Agreement, the provisions of Clause 9(a) shall not apply, and the Charterer shall have no liability to any particular Tax Indemnitee under Clause 9(a) with respect to any:
(i)Taxes imposed on a Tax Indemnitee (A) as a result of any voluntary sale, transfer or other disposition by such Tax Indemnitee of the Vessel or any interest therein or in the Operative Documents or in such Tax Indemnitee, or (B) that is a transferee if the amount of such Taxes is increased, under law existing at the time of the transfer, over what would have been imposed absent the transfer, except, in either case, for any such sale, transfer or other disposition contemplated or permitted by, or made or arising in connection with
(I) the enforcement of this Agreement or any Operative Document, including, without limitation, as part of exercise of any remedies pursuant to this Agreement or to avoid any losses and damages from an Event of Default as permitted by this Agreement, or in connection with any return by the Charterer to the Owners of the Vessel in accordance with this Agreement, (II) a Permitted Lien (other than, in the case of any of the Relevant Party only, an Owner Lien and other than, in the case of any Finance Party only, a Finance Party Lien),
(III) the exercise of any rights or remedies in connection with a Default or any event or circumstance specified in Clauses 21(b), 21(c) or 21(e) or (IV) the Loan Agreement by a Finance Party where either the Charterer has consented to such sale, transfer or other disposition or such sale, transfer or other disposition does not require the consent of the Charterer pursuant to clause 22.2.1 (Conditions of assignment or transfer) of the Loan Agreement;

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(ii)Taxes which are imposed by any country, or taxing authority or governmental subdivision thereof, or by any international or multinational taxing authority by reason of a connection between the Tax Indemnitee and such country, taxing authority or governmental subdivision thereof or such international or multinational taxing authority, except to the extent that such Taxes would not have been imposed but for (A) the transactions contemplated by this Agreement and the other Operative Documents, (B) the use, presence, location, stationing, registration, operation or chartering of, or any modification, alteration, improvement or addition made in, to, upon or in respect of, the Vessel or any Part in, to or from Japan, (C) the presence of the Charterer or any operator of the Vessel in Japan or
(D) any Default or Overriding Cause;
(iii)Taxes imposed on any Tax Indemnitee which result from the wilful misconduct or gross negligence of such Tax Indemnitee;
(iv)in the case of each Owner, the Registered Owner, the Owner Parent and any Kumiai-in only, Taxes imposed on any Tax Indemnitee to the extent resulting from or arising out of or which would not have been imposed but for (A) any express representation or express warranty of that Tax Indemnitee in any Operative Document being incorrect or (B) the failure by such Tax Indemnitee to perform or observe, or the breach by that Tax Indemnitee of, any express undertaking, agreement, covenant or condition in any of the Operative Documents to be performed or observed by it including, without limitation, in the case of each Owner, the Registered Owner, the Owner Parent only, the creation by that Tax Indemnitee of, or the existence of, an Owner Lien, except in each case, to the extent such breach is caused (i) by a breach by another Tax Indemnitee or (ii) a Default or an Overriding Cause;
(v)Taxes in the nature of withholding Taxes, which shall be governed exclusively by Clause 9(f);
(vi)Taxes imposed upon such Tax Indemnitee in respect of the overall net income, overall capital, net worth, gross income or gross receipts or profit of such Tax Indemnitee, or any Taxes in lieu of the foregoing (it being understood that this clause is without prejudice to the obligations of the Charterer under Clause 9(f)) other than any taxes imposed or which would have been imposed by reason of a connection between the relevant Tax Indemnitee and that jurisdiction to the extent arising solely by reason of (A) the operation, use, presence, registration, chartering, stationing or location of, or any modification, alteration, improvement or addition made in, to, upon or in respect of, the Vessel or any Part or (B) the presence of the Charterer, the Charterer Guarantor or any operator of the Vessel in Japan or (C) any Default or Overriding Cause;
(vii)Taxes imposed upon such Tax Indemnitee to the extent incurred in respect of any period after the earliest to occur of either of the following events:
the purchase of the Vessel by the Charterer or by a third party pursuant to the terms of this Agreement and the performance

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in full by the Charterer of its obligations then due hereunder and the other Operative Documents; and
(A)the return of the Vessel to the Owners pursuant to and in accordance with the provisions of this Agreement and the performance in full by the Charterer of its obligations then due hereunder and the other Operative Documents, unless such Taxes are attributable to any event, circumstance or condition occurring prior to such purchase or return or termination;
(viii)in the case of each Owner, the Registered Owner, the Owner Parent and any Kumiai-in only, Taxes imposed by Japan or any Taxing authority or governmental subdivision thereof or therein other than Taxes imposed by reason of (x) the use, presence, location, stationing, registration, operation or chartering of, or any modification, alteration, improvement or addition made in, to, upon or in respect of, the Vessel or any Part in, to or from Japan, (y) the presence of the Charterer or any operator of the Vessel in Japan or
(z) any Event of Default or Overriding Cause;
(ix)any Taxes to the extent such Tax Indemnitee has actually been indemnified (to the extent so actually indemnified) pursuant to any other provision of any Operative Document by any party other than by any Relevant Party;
(x)any Taxes imposed upon such Tax Indemnitee which constitute penalties, additions to Tax, fines or interest which would not have been imposed but for a reasonably avoidable delay or failure by such Tax Indemnitee in filing any tax computations or returns, or other forms or statements, in each case which the Charterer has reasonably requested such Tax Indemnitee in writing to file, provided that such delay or failure has not been caused or requested by the Charterer and the relevant filing would not, in such Tax Indemnitee’s opinion, prejudice the tax position or business affairs of such Tax Indemnitee in the relevant jurisdiction;
(xi)in the case of each Owner, the Registered Owner, the Owner Parent and any Kumiai-in only, Taxes arising solely as a result of the existence of any Owner Lien, and in the case of any Finance Party only, taxes arising solely as a result of the existence of any Finance Party Lien created by such Finance Party;
(xii)in the case of each Owner, the Registered Owner, the Owner Parent and any Kumiai-in only, any Taxes to the extent such Taxes exceed the amount thereof which such Tax Indemnitee would have suffered had such Tax Indemnitee taken all reasonable steps within its control to give timely notice to the Charterer of such Tax or of the event giving rise to such Tax following such Tax Indemnitee receiving notification of the imposition of any such Tax; or
in the case of each Owner, the Registered Owner, the Owner Parent and any Kumiai-in only, Taxes in the nature of income taxes which would not have been imposed on the relevant Owner, the Registered Owner, the Owner Parent or any Kumiai-in but for (A) the failure by

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such party to file in the ordinary course of business a tax return following any reasonable request made with sufficient time to permit compliance with such request from the Charterer (it shall not be necessary for the Charterer to make any such request in relation to any filing in Japan or in the state of incorporation of the relevant Owner, the Registered Owner, the Owner Parent or any Kumiai-in), failed so to file, or (B) following any reasonable request made with sufficient time to permit compliance with such request (it shall not be necessary for the Charterer to make any such request in relation to any filing in Japan or in the state of incorporation of the relevant Owner, the Registered Owner, the Owner Parent or any Kumiai-in), failure of such party to assist the Charterer to file any returns, statements or other documentation which might lead to the imposition of a reduced rate of Taxes or exemption from Taxes which are subject to payment by or indemnification by the Charterer under this Agreement (provided that any costs and expenses associated with such filing or assistance (other than any costs and expenses associated with the filing of annual tax returns which such party is required to file in Japan or its state of incorporation, irrespective of whether or not such Taxes had been imposed) would be borne by the Charterer).
(b)Any payment which the Charterer shall be required to make to or for the account of any Tax Indemnitee with respect to any Tax which is subject to indemnification under this Clause 9 (Taxation) shall include the amount necessary to hold such Tax Indemnitee harmless on an after-tax basis from the amount of any and all Taxes required to be paid by such Tax Indemnitee as the result of any such payment pursuant to the laws of any relevant taxing jurisdiction. If, by reason of any Tax payment made to or for the account of a Tax Indemnitee by the Charterer pursuant to this Clause 9 (Taxation) or the payment of any additional amount pursuant to Clause 9(f)(i), such Tax Indemnitee in its opinion subsequently realises a net tax benefit, saving, deduction or credit (including a tax credit for Taxes paid, deemed paid or accrued) not previously taken into account in computing that payment, the Tax Indemnitee shall promptly pay to the Charterer an amount (but so that the Tax Indemnitee shall not be in a less favourable position than if the Charterer had not been required to make any such payment or to pay such additional amount pursuant to this Clause 9 (Taxation) and less any reasonable costs of the remittance thereof) equal to the sum of the actual net reduction in Taxes, if any, realised by such Tax Indemnitee which is attributable to such benefit, saving, deduction or credit, provided that the relevant Tax Indemnitee shall not be obliged under this Clause 9(c) to arrange its tax or other affairs in any particular way or to claim or to allocate any credit, relief or benefit received by it to any taxes or liability to tax referred to above in priority to any other matter which may entitle it to any credit, relief or benefit, or to disclose any records or affairs of the relevant Tax Indemnitee to the Charterer, save and insofar as the same are in the public domain.
(c)Conditions of Tax Indemnity Losses
If the Charterer is likely to be required to indemnify any Tax Indemnitee pursuant to this Clause 9 (Taxation) and so notifies the Owners and the relevant Tax Indemnitee, such parties shall consult in good faith and each of them shall use reasonable endeavours to

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avoid or if the same cannot be avoided to reduce the loss or claim giving rise to such indemnification, provided that the Owners and the relevant Tax Indemnitee shall not be obliged to incur any cost unless indemnified to their reasonable satisfaction by the Charterer and the relevant Tax Indemnitee shall not be obliged to arrange its tax or other affairs in any particular way or to otherwise take any action which it considers may be prejudicial to it. If a claim shall be made against any Tax Indemnitee for any Tax for which the Charterer is likely to be required to indemnify a Tax Indemnitee pursuant to this Clause 9 (Taxation), the Owners shall notify the Charterer in writing promptly of the claim after becoming aware thereof and shall provide the Charterer with such information available to the Owners regarding the claim as the Charterer may reasonably request, provided that neither the Owners nor the relevant Tax Indemnitee shall be obliged to incur any cost unless indemnified to their reasonable satisfaction by the Charterer.
(i)If a claim shall be made for any Tax for which the Charterer is required to indemnify a Tax Indemnitee (other than a Finance Party to which, with the exception of (d)(i), this paragraph (d) shall not apply) pursuant to this Clause 9 (Taxation), and under Applicable Law of the taxing jurisdiction the Charterer is allowed to contest directly that Tax in its own name, then the Charterer shall be permitted, at its expense and in its own name, to contest the imposition of that Tax. The Charterer shall not be permitted to contest the imposition of a Tax in the name of the Tax Indemnitee otherwise than as provided in Clauses 9(d)(iii) and 9(d)(iv).
(ii)If the Charterer is prohibited by Applicable Law from contesting a Tax in its own name, or if it is a requirement of Applicable Law for a Tax Indemnitee to join in or assist in the contesting by the Charterer of any Tax, upon request of the Charterer, the Tax Indemnitee (other than a Finance Party to which, with the exception of (d)(i) this paragraph (d), shall not apply) shall, subject to the provisions of Clause 9(d)(iv), in diligence and good faith after consultation with the Charterer (but with no obligation to necessarily follow the Charterer’s instructions) and at the Charterer’s expense, contest or assist in contesting the imposition of the Tax. After considering any views offered by the Tax Indemnitee and the Tax Indemnitee’s counsel concerning the forum in which a Tax being contested is most likely to be favourably contested, the Charterer may, acting reasonably, select the forum for such contest and determine whether the contest shall be by (A) resisting payment of the Tax, (B) paying the Tax under protest, (C) paying the Tax and seeking a refund or other repayment thereof or (D) seeking a reduction in the amount of the Tax.
(iii)In no event shall a Tax Indemnitee be required to contest nor shall a Tax Indemnitee be required to join in or assist in contesting the imposition of any Tax pursuant to this Clause 9 (Taxation) unless:
the Charterer shall have agreed to pay the Tax Indemnitee on demand, and indemnify the Tax Indemnitee from, all costs, losses and expenses that the Tax Indemnitee incurs in contesting or assisting in contesting the claim or Tax or arising out of or relating to the contest or assistance

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(including, but not limited to, all reasonable out-of-pocket costs, expenses losses, reasonable legal and accounting fees, disbursements, penalties and interest), save for costs, losses and expenses resulting from such Tax Indemnitee’s gross negligence or wilful misconduct;
(E)the Tax Indemnitee shall have reasonably determined that the action to be taken will not result in a sale, forfeiture or loss of the Vessel, or any material risk of any criminal liability or penalty against any Indemnitee, or the creation of any Lien on the Vessel other than Liens for Taxes or amounts either not yet due or which are being or are to be contested in good faith by appropriate action or proceedings so long as the action or proceedings do not involve any material risk of the sale, forfeiture or loss of the Vessel and for the payment of which Liens reserves in amounts acceptable to the Owners have been provided by the Charterer;
(F)if a contest shall be conducted in a manner requiring the payment of the Tax, the Charterer shall have advanced sufficient funds, on an interest-free and after-tax basis, to make the payment required; and
(G)the Charterer shall have provided the Tax Indemnitee and (if the Tax Indemnitee is not any of the Owners) the Owners proper comfort, at the cost of the Charterer, to the effect that such contest has a reasonable chance of being successful.
(d)Except as provided in Clause 9(d) regarding the Charterer’s right to contest, the Charterer shall pay any Tax for which it is liable pursuant to this Clause 9 (Taxation) directly to the appropriate taxing authority or, if reasonably requested by the Owners, to the relevant Tax Indemnitee promptly upon demand, but in any event prior to the date that Tax is due, in immediately available funds. Any such demand for payment shall specify in reasonable detail the payment and the facts upon which the right to payment is based. The Owners shall promptly forward to the Charterer any notice, bill or advice in the nature of a notice or bill received by them concerning the Tax. As soon as practicable after each payment by the Charterer of such Tax, the Charterer shall furnish to the appropriate Tax Indemnitee the original or a certified copy of a receipt for the Charterer’s payment of such Tax (if such are reasonably available) or such other evidence of payment of such Tax as is reasonably acceptable to such Tax Indemnitee.
(e)Tax Gross-up
If at any time any deduction or withholding in respect of Taxes (including, without limitation, the FATCA Deduction) is required to be made from any payment made or to be made by the Charterer under this Agreement the Charterer shall pay to the relevant Tax Indemnitee such additional amounts as may be necessary to ensure that the relevant Tax Indemnitee receives (after such deduction or withholding and any deduction or withholding applicable to any additional amounts) an amount in the relevant currency equal to the

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full amount which it would have received had payment not been subject to any such withholding or deduction.
(i)The Charterer is not required to make an increased payment to:
(A)a Lender under paragraph (i) above for a tax deduction in respect of tax imposed by Japan from any payment to the Finance Parties or any of them under any Operative Document, if on the date on which the payment falls due the payment could have been made to the relevant Lender without a tax deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change in Law after the date on which it became a lender under the Loan Agreement (for the avoidance of doubt, in the case of the Original Lenders, such date shall be the date of the Loan Agreement), unless the applicable tax deduction arises directly or indirectly as a result of any assignment, transfer or sub-participation by a Lender of its rights and/or obligations under any Finance Document which is agreed by the Owners and the Charterer, in which case the payment shall be increased in accordance with paragraph (i) above; or
(B)the Owners under paragraph (i) above, if the representation under Clause 10(c)(ii) is breached and the deduction or withholding is required as a result thereof.
(ii)In the event that the Charterer is required to make any such withholding or deduction, the Charterer shall obtain certificates of payment from the appropriate tax authorities and such other documents as the relevant Tax Indemnitee may reasonably request and shall as soon as reasonably practicable transmit such certificates and documents to the relevant Tax Indemnitee. In addition to the agreement contained in Clause 9(g) the Owners agree to co-operate with the Charterer to avoid or minimize, if possible, such withholding or deduction or to obtain, if possible, applicable refunds as to such withholding or deduction in the jurisdiction which required such withholding or deduction and to reimburse to the Charterer such refunds (less the costs of remittance thereof), if any up to the additional amount paid by the Charterer in respect of the withholding or deduction in respect of which the refund relates. The Owners agree, upon the request of the Charterer, to furnish such certificates and other documents as the Charterer may reasonably determine to be necessary to establish each Owner’s or the Charterer’s (as agent of the Owners) entitlement (if any) to any exemption from or reduced rate of withholding or deduction under the Applicable Law of any country, or any applicable tax treaty.
If either party becomes aware of any circumstances which will give rise to an obligation on the part of the Charterer to make a payment of a material amount under Clause 9(a) or 9(f) it shall promptly advise the other party of such circumstances and the parties shall, (without prejudice to the Charterer’s obligations under Clause 9(a) or 9(f) or any other provision of this Agreement) forthwith negotiate with each other in good faith at the cost of the Charterer for a period of sixty (60) days or such shorter period as the

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parties shall agree (but shall not be obliged to do so thereafter) with a view to making arrangements and restructuring this transaction in such a manner as shall be lawful and as shall eliminate, prevent or avoid the circumstances giving rise to an obligation on the part of the Charterer to pay such material amount pursuant to Clause 9(a) or 9(f).
(f)The provisions of Clause 8(i) shall apply, mutatis mutandis, to this Clause 9 (Taxation).
10.REPRESENTATIONS AND WARRANTIES
(a)The Charterer represents and warrants to the Owners that as at the date hereof and as at the Charter Commencement Date:
(i)(A) the Charterer is a corporation duly incorporated and validly existing in goodstanding under the laws of the Marshall Islands;
(B)the Charterer Guarantor is a corporation duly incorporated and validly existing in goodstanding under the laws of Bermuda; and
(C)the Manager (provided that the Manager is an Affiliate of the Charterer) is a corporation duly incorporated and validly existing in goodstanding under the laws of Norway (or other relevant jurisdiction of incorporation or formation);
(ii)each of the Charterer, the Charterer Guarantor and the Manager (provided that the Manager is an Affiliate of the Charterer) has the power to carry on its business as such business is now being conducted and to own its property and assets;
(iii)100% of the equity interests and voting powers of the Charterer have been issued in registered form and are fully paid and non-assessable and legal and beneficial ownership of such shares is held, directly or indirectly, by the Charterer Guarantor;
(iv)each of the Charterer, the Charterer Guarantor, and the Manager (provided that the Manager is an Affiliate of the Charterer) has the power to execute, deliver and perform its obligations under this Agreement and each of the Operative Documents to which it is or is to be a party and the transactions contemplated by those Operative Documents, and all necessary action has been taken to authorise the execution, on its behalf by the relevant signatory thereto, the delivery and performance of the same and its obligations hereunder and thereunder;
(v)subject to the Legal Reservations, this Agreement and the Operative Documents to which the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) is a party constitute its legal, valid, binding and enforceable obligations;
each Security Document to which the Charterer the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) is a party does now or, as the case may be, will upon execution and delivery (and, where applicable, registration as provided for in that Security Document) confer the security it

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purports to confer over any assets to which such Security Document, by its terms, relates;
(vi)no third party has any Lien (except for Permitted Liens) over any asset to which a Security Document, by its terms, relates;
(vii)except for filing of documents with Bermuda Companies House in respect of the Charterer Guarantor, all Authorisations required or desirable:
(A)to enable the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) lawfully to enter into, exercise its rights and comply with its obligations in the Operative Documents to which it is a party; and
(B)to make the Operative Documents to which the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) is a party and the transactions contemplated thereby valid, enforceable and admissible in evidence in its jurisdiction of incorporation and registration, have been obtained or effected and are in full force and effect;
(viii)no corporate action, legal proceeding or other procedure or step or creditors’ process reasonably likely to have a Material Adverse Effect, has been taken, or, to the knowledge of the Charterer, threatened in relation to the Charterer, the Charterer Guarantor and the Manager (provided that the Manager is an Affiliate of the Charterer); and none of the circumstances described in Clauses 18(k) and 18(l) applies to the Charterer;
(ix)none of the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) has taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets;
(x)neither the Charterer nor the Charterer Guarantor is required to make any deduction for or on account of Tax from any payment that the Charterer or the Charterer Guarantor may make under this Agreement or any other Operative Document to which it is a party or otherwise in accordance with the terms of the relevant document;
(xi)neither the Charterer nor the Charterer Guarantor is required under the law of its jurisdiction of incorporation to make any deduction for or on account of Tax from any payment it may make under any Operative Document to which it is a party;
the entry into, execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Agreement and the Operative Documents to which it is or is to be a

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party and the transactions contemplated thereby, by the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) do not contravene or conflict in any material respect with (A) any Applicable Law applicable to it, (B) any agreement or instrument binding upon it, or any of its assets, (C) its constitutional documents, or (D) result in the creation or imposition of or oblige the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) to create any Lien on or over any of its undertaking, properties, assets, rights or revenues (other than any Permitted Lien);
(xii)except for filing of documents with Bermuda Companies House in respect of the Charterer Guarantor, it is not necessary or desirable to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or any of the Operative Documents to which the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) is a party that any of them or any other instrument be filed, recorded, registered or enrolled in any court, public office or elsewhere in its jurisdiction of incorporation or registration or, except as notified in writing to and accepted by the Representative Owner and the Agent, that any stamp, registration or similar tax or charge be paid in its jurisdiction of incorporation or registration on or in relation to this Agreement or any of the Operative Documents;
(xiii)no Default is outstanding or will result from execution of, or the performance by the Charterer, the Charterer Guarantor or the Manager of any transaction contemplated by this Agreement or the Operative Documents;
(xiv)no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) or to which the Charterer’s, the Charterer Guarantor’s or the Manager’s (provided that the Manager is an Affiliate of the Charterer) assets are subject which has or is reasonably likely to have a Material Adverse Effect;
(xv)the Charterer Guarantor’s audited consolidated financial statements for the financial year ended 2024 provided to the Representative Owner and the Security Agent (the “Original Financial Statements”) were prepared in accordance with U.S. GAAP consistently applied and give a true and fair view of (if audited) or fairly represent in all material respects (if unaudited) its consolidated financial condition as at the end of, and consolidated results of operations for, the period to which they relate;
the Original Financial Statements give a true and fair view of its financial condition (consolidated, if applicable) and results of operations during the relevant financial year in all material respects;

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(xvi)save as disclosed in writing to the Representative Owner prior to the date of this Agreement:
(A)all material information provided by or on behalf of the Charterer or the Charterer Guarantor on or before the date of this Agreement to the Owners, the Representative Owner, the Registered Owner and/or any Finance Party was accurate and not misleading in any material respect as at the date provided and all projections provided to the Owners, the Representative Owner, the Registered Owner and/or any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied; and
(B)all other written information provided by the Charterer or the Charterer Guarantor (including its advisers) to the Owners, the Representative Owner, the Registered Owner and/or any Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect;
(xvii)there has been no Material Adverse Effect since its date of incorporation or following the receipt by the Representative Owner and the Agent of an Annual Compliance Certificate from the Charterer Guarantor, since the date of the then latest Annual Compliance Certificate;
(xviii)the execution by the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) of this Agreement and other Operative Document to which it is a party constitute, and the exercise by it of its rights and performance of its obligations under each such documents will constitute private and commercial acts performed for private and commercial purposes;
(xix)neither the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) nor any of its assets are entitled to any immunity from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement) in its jurisdiction of incorporation or registration and is subject to civil and commercial law with respect to its obligations under this Agreement and the Operative Documents;
(xx)the Charterer has not entered into any deferred or conditional sale agreement with respect to the Vessel;
(xxi)the Charterer has not provided any funds directly or indirectly (or any collateral capable of being transferred into funds) to any person so that such person assumes or guarantees the Charterer’s payment obligations under this Agreement or as collateral therefor;
the Charterer has not entered into any arrangement with any third party which would allow or purport to allow that third party to claim the right to depreciate the Vessel;

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(xxii)no litigation, arbitration or administrative proceeding or other pending actions or proceedings or Environmental Losses before any court, governmental or administrative agency or arbitral body (including, but not limited to, investigative proceedings), in each case against the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) which, if adversely determined, might reasonably be expected to constitute a Material Adverse Effect have been started or, to the best of its knowledge and belief, threatened against the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer);
(xxiii)each of the Charterer’s, the Charterer Guarantor’s or the Manager’s (provided that the Manager is an Affiliate of the Charterer):
(A)irrevocable submission to the jurisdiction of the courts of England under the Operative Documents (other than the Charterer Account Charge and Onward Assignment) to which the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) is a party;
(B)in respect of the Charterer only, irrevocable submission to the jurisdiction of the courts of Norway under the Charterer Account Charge and Onward Assignment;
(C)agreement that any Operative Documents to which the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) is a party (other than the Charterer Account Charge and Onward Assignment) be governed by the laws of England;
(D)in respect of the Charterer only, that the Charterer Account Charge and Onward Assignment governed by Norwegian law; and
(E)agreement not to claim any immunity to which it is or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation and registration;
(xxiv)subject to the Legal Reservations, any judgment obtained in:
(A)the Marshall Islands in relation to the Mortgage;
(B)Norway in relation to the Charterer Account Charge and Onward Assignment; or
(C)England in relation to the other Operative Documents to which it is a party, will be recognised and be enforceable by the courts of the jurisdiction of incorporation and registration of the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate

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of the Charterer), subject to any statutory or other conditions of such jurisdiction;
(xxv)there are no Liens affecting the Vessel except the Permitted Liens;
(xxvi)the claims of the Owners, the Representative Owner or the Registered Owner against the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) under the Operative Documents are (and will remain) direct, general and unconditional obligations of the Charterer, the Charterer Guarantor or the Manager, as applicable, and rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies and vessels generally;
(xxvii)no insolvency proceedings relating to the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) have been commenced against the Charterer or the Charterer Guarantor;
(xxviii)except as may already have been disclosed by the Charterer in writing to the Representative Owner and the Agent, the Charterer and its Environmental Representatives has:
(A)complied with all Environmental Laws to which it and the Vessel may be subject;
(B)obtained all Environmental Approvals required or desirable in connection with the Vessel and its business; and
(C)complied with the terms of those Environmental Approvals; (xxxiii) except as may already have been disclosed by the Charterer in writing to the Representative Owner and the Agent, none of the
Charterer or its respective Environmental Representatives have received notice of any Environmental Loss in respect of the Vessel which alleges that the Charterer, the Charterer Guarantor or the Manager is not in compliance with applicable Environmental Laws or Environmental Approvals;
(xxxiv)except as may already have been disclosed by the Charterer in writing to the Representative Owner and the Agent, there are no Environmental Losses pending or threatened which are such that a first class operator of vessels such as the Vessel making all due enquiries and complying in all respects with its obligations under the ISM Code, ought to have known about;
    except as may already have been disclosed by the Charterer in writing to the Representative Owner and the Agent, there has been no Release of Hazardous Materials by or in respect of the Vessel about which a first class operator of vessels such as the Vessel making all due enquiries and complying in all respects with its obligations under the ISM Code, ought to have known about;

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(xxxv)    the Charterer is solely and absolutely entitled to the Security Assets over which it has or will create any Transaction Security pursuant to the Security Documents to which it is, or will be, a party and there is no agreement or arrangement under which it is obliged to share any proceeds of or derived from such Security Assets with any third party;
(xxxvi)each of the Charterer, the Charterer Guarantor and the Manager (as applicable) is in full compliance with the relevant parts of the ISM Code and ISPS Code which are required to be observed in respect of the Vessel;
(xxxvii)other than as notified to and agreed by the Representative Owner and the Agent in writing, there have been no amendments to any of the Insurances, the Initial Sub-charter, the Manager’s Undertaking or the Management Agreement;
(xxxviii)all Insurances required to be effected and maintained under this Agreement will be in full force and effect as of the Charter Commencement Date;
(xl) subject to the Legal Reservations, it is not necessary under the laws of the jurisdiction of incorporation or registration of the Charterer, the Charterer Guarantor and/or the Manager:
(A)in order to enable any Owner, the Representative Owner, the Registered Owner or any Finance Party to enforce its rights under any Operative Document to which the Charterer, the Charterer Guarantor and/or the Manager is a party; or
(B)by reason of the execution of any Operative Document or the performance by it of its obligations under any Operative Document, that any Owner, the Representative Owner, the Registered Owner or any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any such jurisdiction of incorporation or registration;
(xli) none of any Owner, the Representative Owner, the Registered Owner or any of the Finance Parties will be deemed to be resident, domiciled or carrying on business in the jurisdiction of incorporation of the Charterer, the Charterer Guarantor or the Manager by reason only of the execution, performance and/or enforcement of any Operative Document;
(xlii) in respect of the Vessel, the Initial Sub-charter is in full force and effect and the Charterer has obtained the Initial Sub-charterer’s consent on the transaction contemplated by the Operative Documents;
(xliii) to the Charterer’s knowledge, neither the Charterer or the Charterer Guarantor nor any of their Subsidiaries have breached Sanctions. Neither the Charterer nor the Charterer Guarantor, nor their Subsidiaries, nor any of their respective directors, officers or

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employees, nor to the Charterer’s knowledge, any Affiliate, agent or employee (A) is a Restricted Party or (B) has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions;
(xliv) neither the Charterer nor the Charterer Guarantor will directly, or in directly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner, or other person: (A) to fund any activities or business of or with any person, or in any country or territory, that, at the time of such funding, is for, or for the benefit of, a Restricted Party; or (B) in any other manner that would result in a violation of Sanctions by any person (including any person participating in the Loan, whether as underwriter, investor, advisor or otherwise);
(xlv) none of the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) is acting as trustee or agent in entering into the Operative Documents, except to the extent expressly provided in the Operative Documents or disclosed in writing to the Representative Owner and the Agent;
(xlvi) each of the Charterer and the Charterer Guarantor has conducted and does itself conduct its business in compliance with all applicable anti-corruption, anti-bribery, AML Law and Sanctions (and to the extent that such business is conducted through third parties this representation is given to the Charterer’s and the Charterer Guarantor’s knowledge in respect to such third parties and their compliance with such laws);
(xlvii) there has been and there is no investigation, action, suit or proceeding by or before any court or Government Entity, authority or body or any arbitrator involving either the Charterer or the Charterer Guarantor with respect to any applicable anti-corruption, anti-bribery, AML Law and Sanctions and, to the best of each’s knowledge, no such investigations, actions, suits or proceedings are threatened or contemplated against it, its Affiliates, directors, officers or employees or, to its knowledge, any of its agents;
(xlviii) the Charterer will not permit the use or operation of the Vessel in any country or territory that at such time is the subject of Sanctions other than in compliance with relevant exemptions applicable to such country or territory at such time;
(xlix) the Warranty Rights in respect of the Vessel have expired under the respective agreements prior to the Charter Commencement Date;
(l)    the Charterer has no Subsidiaries or employees;
(li) other than as expressly allowed under the Operative Documents, the Charterer’s business is limited exclusively to the chartering in and chartering out of the Vessel and the transactions contemplated by the Operative Documents and matters incidental to them; and
(lii) other than as expressly allowed under the Operative Documents the Charterer has not incurred any liabilities other than Taxes and

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ordinary costs and overhead expenses in each case incurred in connection with the business described in paragraph (li) above.
(b)Each Repeating Representation is deemed to be represented by the Charterer by reference to the facts and circumstances then existing on the Charter Commencement Date and on each Payment Date.
(c)Each Owner hereby represents and warrants to the Charterer that as at the date hereof and the Charter Commencement Date (subject to the qualifications contained in the opinions referred to in paragraph 2 of Part 1 of Schedule 2):
(i)it is duly incorporated and validly existing under the laws of Japan and has the power to carry on its business as such business is now being conducted and to own its property and assets;
(ii)its registered office and its Tax Residence is at the address specified in Clause 24(a)(iii)(A) and the jurisdiction specified therein respectively and it does not carry on any trade or business in the Marshall Islands through its branch or agency established in the Marshall Islands (unless a Tax Residence is deemed to exist under Applicable Laws solely as a result of the participation by that Owner in the transactions contemplated by the Operative Documents);
(iii)it has the power to execute, deliver and perform its obligations under this Agreement and each of the Operative Documents to which it is a party and all necessary corporate action has been taken to authorise the execution, delivery and performance of the same and its obligations thereunder;
(iv)this Agreement and each Operative Document to which it is a party constitute legal, valid and binding obligations of that Owner enforceable in accordance with their terms, subject to the qualifications contained in the opinions referred to in paragraph 2 of Part 1 of Schedule 2;
(v)the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Agreement and the Operative Documents to which it is a party will not
(A) contravene the laws of Japan to which it is subject or by which it or any of its property or assets is bound, (B) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement (including any Tokumei Kumiai Agreement) or other instrument or document to which it is a party or is subject or by which it or any of its property or assets is bound, (C) contravene or conflict with any provision of its Articles of Incorporation, or
(D)result in the creation or imposition of or oblige it to create any Lien on or over the Vessel or over any of its undertaking, properties, assets, rights or revenues (otherwise than as created or permitted by the Operative Documents or any Permitted Lien);
except for the routine ex post facto reporting to the Minister of Finance of Japan as required under the Foreign Exchange and Foreign Trade Law of Japan, every consent of, or registration with, or declaration or notice to, every Government Entity in Japan, if any,

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required by it to authorise, or required by it in connection with, the execution, delivery, validity, priority, enforceability or effectiveness of this Agreement and the other Operative Documents or the performance by it of its obligations under this Agreement and the other Operative Documents has been duly obtained or made and is in full force and effect and there has been no default in the observance or performance of any of the conditions or restrictions (if any) imposed on, or in connection with, any of the same;
(vi)it is not necessary or desirable to ensure the legality, validity, enforceability or admissibility in evidence in Japan of this Agreement or any of the Operative Documents that any of them or any other instrument be filed, recorded, registered or enrolled in any court, public office or elsewhere in Japan or, so long as the Operative Documents are executed and delivered outside Japan, that any stamp, registration or similar tax be paid in Japan on or in relation to this Agreement or any of the Operative Documents to which it is a party;
(vii)no Relevant Party Event related to it has occurred and is continuing nor any other event or circumstance has occurred and is continuing which, would (with the expiry of a grace period, the giving of any notice or a combination of the foregoing or the making of any determination by the Charterer) pursuant to Clause 20 (Relevant Party Event and Charterer’s Rights) constitute a Relevant Party Event;
(viii)it is not in default under any agreement to which it is a party or by which it may be bound, it is not a party to any agreement (including, but not limited to, any Tokumei Kumiai Agreement) or instrument or subject to any restriction in its Articles of Incorporation or other corporate restriction which individually or in the aggregate are likely to affect adversely its ability to perform its obligations under this Agreement or any other Operative Document to which it is a party, and to the best of its knowledge and belief there are no pending or threatened actions or proceedings before any court, governmental or administrative agency or arbitral body, which actions or proceedings could have a material and adverse effect on its condition, business or operations or which could impair its ability to perform its obligations under this Agreement or any of the other Operative Documents; and
(ix)neither it nor any of its assets is entitled to any immunity from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).
The rights and remedies of the Owners in relation to any misrepresentation or breach of warranty on the part of the Charterer, the Charterer Guarantor or the Manager and the rights and remedies of the Charterer in relation to any misrepresentation or breach of warranty on the part of any Owner shall not be prejudiced by any investigation by or on behalf of the Owners into the affairs of the Charterer, the Charterer Guarantor or the Manager or by the Charterer, the Charterer Guarantor or the Manager into the affairs of the relevant Owner by the performance of this Agreement or any other Operative Document or by any other act or thing which may be done or omitted to be done by the Owners, the Manager, the Charterer or the

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Charterer Guarantor under this Agreement and which would or might, but for this Clause 10(d), prejudice such rights and remedies.
11.GENERAL UNDERTAKINGS
(a)The Charterer undertakes to the Owners that from the Charter Commencement Date until the date of performance in full by the Charterer of all of its obligations due or to become due under this Agreement or any other Operative Document, at its own cost:
(i)the entry into, execution and delivery of, the performance of its obligations under, and compliance with the provisions of, this Agreement and the Operative Documents to which it is or is to be a party and the transactions contemplated thereby, by the Charterer, the Charterer Guarantor and/or the Manager (provided that the Manager is an Affiliate of the Charterer) will not contravene or conflict in any material respect with (A) any Applicable Law applicable to it, (B) any agreement or instrument binding upon it, the Charterer Guarantor’s Subsidiaries or any of their respective assets, or (C) its or any of its Subsidiaries’ constitutional documents;
(ii)no Default is or will be outstanding or will result from execution of, or the performance by the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) of any transaction contemplated by this Agreement or the Operative Documents;
(iii)the execution by the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) of this Agreement and other Operative Document to which it is a party will constitute, and the exercise by it of its rights and performance of its obligations under each such documents will constitute private and commercial acts performed for private and commercial purposes;
(iv)neither the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) nor any of its assets is or will be entitled to any immunity from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement) in its jurisdiction of incorporation or registration and is subject to civil and commercial law with respect to its obligations under this Agreement and the Operative Documents;
(v)subject to any Legal Reservations, the Charterer’s, the Charterer Guarantor’s and/or the Manager’s (provided that the Manager is an Affiliate of the Charterer):
irrevocable submission to the jurisdiction of the courts of England under the Operative Documents (other than the Charterer Account Charge and Onward Assignment) to which the Charterer, the Charterer Guarantor and/or the Manager (provided that the Manager is an Affiliate of the Charterer) is a party;

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(C)in respect of the Charterer and the Charterer Guarantor only, irrevocable submission to the jurisdiction of the courts of Norway under the Charterer Account Charge and Onward Assignment;
(D)agreement that the Mortgage is expressed to be governed by the laws of the Marshall Islands and each of the other Operative Documents to which the Charterer, the Charterer Guarantor and/or the Manager (provided that the Manager is an Affiliate of the Charterer) is a party be governed by English law or Norwegian law; and
(E)agreement not to claim any immunity to which it is or its assets may be entitled are, and will remain to be, legal, valid and binding under the laws of its jurisdiction of incorporation and registration;
(vi)subject to any Legal Reservations, any judgment obtained in:
(A)the Marshall Islands in relation to the Mortgage;
(B)Norway in relation to the Charterer Account Charge and Onward Assignment; and
(C)England in relation to the other Operative Documents to which it is a party, will be recognised and be enforceable by the courts of the jurisdiction of incorporation and registration of the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer), subject to any statutory or other conditions of such jurisdiction;
(vii)it is not, and will not be, necessary under the laws of the jurisdiction of incorporation or registration of the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer):
(A)in order to enable any Owner, the Representative Owner, the Registered Owner, or any Finance Party to enforce its rights under any Operative Document to which the Charterer, the Charterer Guarantor and/or the Manager is a party; or
(B)by reason of the execution of any Operative Document or the performance by it of its obligations under any Operative Document, that the Owners, the Representative Owner, the Registered Owner or any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any such jurisdiction of incorporation or registration;
none of the Owners, the Representative Owner, the Registered Owner or any Finance Party will be deemed to be resident, domiciled or

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carrying on business in the jurisdiction of incorporation or registration of the Charterer or the Charterer Guarantor by reason only of the execution, performance and/or enforcement of any Operative Document;
(viii)each of the Charterer and the Charterer Guarantor shall not, and each of them shall (A) ensure that their respective directors, officers, employees, agents, or representatives shall not and (B) use reasonable endeavours to ensure any Sub-charterer shall not, take any action or make any omission that results, or is reasonably likely to result, in the Charterer, the Charterer Guarantor, and Relevant Party or any Finance Party becoming a Restricted Party;
(ix)neither the Charterer nor the Charterer Guarantor will, directly or indirectly, use the proceeds of the transaction contemplated by the Operative Documents, lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or take any other steps (a) to fund any activities of or business with any Restricted Party, (b) to fund any activities or business in any country or territory that, at the time of such funding, is the subject of Sanctions or (c) to take any action in any other manner that will result in a violation by any person (including any Finance Party or any other person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions;
(x)the processing of any transaction by any Owner, the Representative Owner, the Registered Owner or any Finance Party in accordance with its instructions will not breach any AML Law, Sanctions or any Applicable Law relating to counter-terrorism financing or economic and trade sanctions applicable to it, and each of the Charterer and the Charterer Guarantor will comply with (and to ensure that each of its Subsidiaries complies) in all respects with all applicable AML Law and Sanctions. Each of the Charterer and the Charterer Guarantor shall be acting for its own account in relation to the performance and discharge of its obligations and liabilities under the Operative Documents and the transactions and other arrangements effected or contemplated by the Operative Documents to which it is a party and the foregoing shall not involve or lead to a contravention of AML Law;
(xi)no proceeds of the Loan shall be made available by the Charterer and the Charterer Guarantor, directly or indirectly, to or for the benefit of a Restricted Party, nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions;
(xii)each of the Charterer and the Charterer Guarantor shall procure that no sum paid to the Finance Parties or the Owners in connection with the Operative Documents shall, directly or indirectly, to the actual knowledge of the Charterer or the Charterer Guarantor be derived from transactions prohibited by Sanctions;
it shall, and shall use its reasonable endeavours to procure that the Manager shall, inform each of the Representative Owner and the Registered Owner of any law in the Flag State in connection with the flagging, registration or operation of the Vessel compliance with

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which is necessary for any Relevant Party to perform its obligations under the Operative Document or is otherwise required by any Applicable Law in the Flag State;
(xiii)it will not permit the use or operation of the Vessel in any country or territory that at such time is the subject of Sanctions;
(xiv)it will limit its business exclusively to the chartering of the Vessel and the transaction contemplated by the Operative Documents and matters incidental to them;
(xv)other than as expressly allowed under the Operative Documents, the Charterer will not incur any liabilities other than Taxes and ordinary costs and overhead expenses or commit to any further investments or activities, in each case other than incurred in connection with the business described in paragraph (xvi) above; and
(xvi)each of the Charterer and the Charterer Guarantor shall ensure that all agreements and transactions entered into between them and their Affiliates shall be entered into and made on arm’s length terms.
(b)The Charterer further undertakes to the Owners that from the date of this Agreement until the date of performance in full by the Charterer of all of its obligations due or to become due under this Agreement or any other Operative Document, at its own cost:
(i)each of the Charterer, the Charterer Guarantor and the Manager (provided that the Manager is an Affiliate of the Charterer) will obtain or cause to be obtained, make, maintain in full force and effect, promptly renew from time to time and comply in all material respects with the terms, conditions, Authorisation and restrictions (if any) imposed on the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) under, or in connection with, every consent or regulation of any Relevant Authority or Government Entity or required by Applicable Law and do, or cause to be done, all other filings, acts and things which may from time to time be required under Applicable Law for the continued due performance of all its obligations under, for the legality, validity, enforceability or admissibility in evidence of, the Operative Documents and to enable the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) to carry on its business;
each of the Charterer, the Charterer Guarantor and the Manager (provided that the Manager is an Affiliate of the Charterer) will continue to have the power to carry on its business as such business is now being conducted and to own its property and assets and it will obtain or cause to be obtained, make, maintain in full force and effect and comply in all material respects with the conditions, Authorisation and restrictions (if any) imposed on the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) in, or in connection with, every consent, and do, or cause to be done, all other acts and things which may from time to time be necessary to be done by the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is

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an Affiliate of the Charterer) under the Applicable Laws (other than the laws of Japan) or its constitutional documents to authorise the execution, delivery and performance of the Operative Documents to which it is or will be a party and the transactions contemplated thereby and for the continued due performance of all the obligations of the Owners as owners of the Vessel under, or for the legality, validity, enforceability, or admissibility in evidence of, each of the Operative Documents to which it is or will become a party;
(ii)immediately upon but in any event no later than three (3) Business Days from the Charterer obtaining knowledge or becoming aware of the existence of the occurrence of any Default or any Event of Default, the Charterer will advise the Representative Owner and the Agent in writing thereof and of the action (if any) the Charterer is taking or proposing to take with respect thereto;
(iii)neither the Charterer nor the Charterer Guarantor will provide funds directly or indirectly (or any collateral capable of being transferred into funds) to any person so that such person will assume or guarantee all or any part of the Charterer’s payment obligations under this Agreement or as collateral therefor;
(iv)neither the Charterer nor the Charterer Guarantor will enter into any deferred or conditional sale agreement with respect to the Vessel or in any manner deliver, transfer, relinquish possession of, or dispose of, the Vessel or this Agreement to any person without the written consent of the Representative Owner and the Agent (acting on the Lenders’ instructions);
(v)neither the Charterer nor the Charterer Guarantor will enter any arrangement with any third party which would allow or purport to allow that third party to claim the right to depreciate the Vessel;
(vi)each of the Charterer, the Charterer Guarantor and the Manager (provided that the Manager is an Affiliate of the Charterer) will, at its own cost and expense, (A) cause the Liens created by any of the Operative Documents to which it is a party to be registered as a first priority interest with the Relevant Authority and be maintained and perfected within the period prescribed by Applicable Laws and is maintained during the Charter Period and (B) use its best efforts to ensure that upon execution and delivery of any Operative Document to which it is a party validly creates the obligations and Liens which it purports to create by effecting any necessary recording, filing, re-recording or re-filing (including, without limitation, filing and re-filing of financing and continuation statements in its jurisdiction of incorporation or registration) to the extent applicable;
each of the Charterer, the Charterer Guarantor and the Manager (provided that the Manager is an Affiliate of the Charterer) will duly perform and observe those provisions of this Agreement and the other Operative Documents to which it is a party and ensure that this Agreement and other Operative Documents to which it is a party constitutes its legal, valid, binding and enforceable obligations;

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(vii)the claims of the Owners, the Representative Owner, the Finance Parties and the Registered Owner against the Charterer, the Charterer Guarantor and the Manager (provided that the Manager is an Affiliate of the Charterer) under the Operative Documents to which it is a party will rank at least pari passu with all present and future claims of all of the Charterer’s, the Charterer Guarantor’s or the Manager’s (provided that the Manager is an Affiliate of the Charterer) unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application;
(viii)each of the Charterer and the Charterer Guarantor will comply with all Applicable Laws and Sanctions by which it or its assets are bound in connection with the Vessel and the transactions contemplated by the Operative Documents and otherwise comply in all Applicable Laws and Sanctions binding on it or its assets;
(ix)it will ensure that all financial and other information which is furnished in writing by it, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) or on its behalf under or in connection with this Agreement or any other Operative Documents to which it is a party will be true and not misleading in any material respect and will not omit any material fact or consideration;
(x)none of the Charterer, the Charterer Guarantor or the Manager (provided that the Manager is an Affiliate of the Charterer) will make any material change to the nature of its business from that carried on at the date of this Agreement;
(xi)it shall at its own cost:
(A)obtain, comply with, renew and do all that is necessary to maintain in full force and effect; and
(B)supply certified copies to the Representative Owner and the Agent of, any Authorisation required under any Applicable Law of its jurisdiction of incorporation or registration to enable it, the Charterer Guarantor or the Manager to enter into, exercise its rights or perform its obligations under the Operative Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation or registration of any Operative Document to which it is a party the transactions contemplated thereby or any Transaction Security which it, the Charterer Guarantor or the Manager purports to create;
(xii)each of the Charterer and the Charterer Guarantor shall, and it shall use reasonable endeavours to procure that the Manager shall comply in all respects with all laws to which it may be subject;
it shall not enter into any amalgamation, demerger, merger, consolidation, or corporate reconstruction, otherwise than under an intra-group re-organisation on a solvent basis or other transaction

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agreed by the Representative Owner and the Agent (acting on the instructions of the Majority Lenders);
(xiii)each of the Charterer and the Charterer Guarantor shall not, and it shall procure that the Manager shall not, enter into a single transaction or a series of transactions (whether related or not) to sell, charter, lease, transfer or otherwise dispose of or create a Lien or permit to subsist a Lien (other than a Permitted Lien or with the written consent of the Agent (acting on the instructions of the Majority Lenders and the Representative Owner)) to be created over the Insurances or any Security Assets;
(xiv)it will procure that there will be no Change of Control Event without prior written consent of the Representative Owner and Agent (acting on the instructions of all the Lenders);
(xv)the Charterer shall not (and shall procure that the Charterer Guarantor shall not):
(A)declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its shares (or any class of its shares);
(B)repay or distribute any dividend or share premium reserve;
(C)redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so, in the event that an Event of Default has occurred and is continuing or would occur as a result of such dividend or distribution or other payments set out above, or if, under Applicable Law and accounting principles in its jurisdiction of incorporation or registration, it is not entitled to do so;
(xvi)it shall notify, and shall use reasonable endeavours to procure that the Manager shall notify, the Representative Owner forthwith by email thereafter confirmed by letter of:
(A)any requirement or recommendation made by any insurer or by any competent authority which is not, or cannot be, complied with in accordance with its terms;
(B)any Environmental Loss made against it or in connection with the Vessel or its operation or any presence of Hazardous Material in contravention of Environmental Laws and the Charterer shall, and shall procure that the Manager shall, keep the Representative Owner and the Agent advised in writing on a regular basis and in such detail as Representative Owner or the Agent shall require;
any other event which occurs in connection with the Vessel which has or is reasonably likely to have a Material Adverse Effect; and

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(C)the details of any legal, arbitration or administrative action involving the Charterer, the Vessel or any Operative Documents which are current, threatened or pending against the Charterer and which might, if adversely determined, have a Material Adverse Effect;
(xvii)the Charterer shall:
(A)obtain and maintain throughout the Charter Period an Inventory of Hazardous Material in respect of the Vessel;
(B)provide the Representative Owner and the Agent with a copy of the Inventory of Hazardous Materials for the Vessel and each update to, or amendment of, such Inventory of Hazardous Materials from time to time during the Charter Period;
(C)maintain a safe, sustainable and socially responsible policy with respect to the dismantling of the Vessel and the Vessel being taken out of service; and
(D)ensure that, if during the Charter Period, the Vessel is sold for scrapping or sold to an intermediary with the intention of being scrapped, the Vessel is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, in accordance with the provisions of:
I.the Hong Kong Convention for the Safe and Environmentally Sound Recycling of Ships 2009 (if the Vessel is non-EU flagged);
II.the International Maritime Organisation’s Guidelines for the development of the Inventory of Hazardous Materials (Resolution MEPC.269(68)) (if the Vessel is non-EU flagged);
III.Regulation (EU) No. 127/2013 adopted by the EU Parliament and the Council of the European Union on 20 November 2013 (if the Vessel is EU flagged);
IV.Regulation (EU) No. 1275/2013 adopted by the EU Parliament and the Council of the European Union on 20 November 2013 (as it forms part of the domestic law of the United Kingdom by virtue of the 2018 Withdrawal Act) (if the Vessel is UK flagged); and
V.any other applicable laws or regulations relating to ship scrapping or ship recycling.
In this Clause 11(b)(xx), “Inventory of Hazardous Material” means, in relation to the Vessel, the inventory of any material or substance which is liable to create hazards to human health and/or the environment issued by the Vessel’s Classification Society which includes a list of any and all

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materials known to be potentially hazardous utilised in the construction of the Vessel along with their respective location and approximate quantities, also referred to as List of Hazardous Materials.
(c)The Charterer undertakes to the Owners that during the Charter Period and at all times until the date of performance in full by the Charterer of all of its obligations due or to become due under this Agreement or any other Operative Document:
(i)it will remain to be a corporation duly incorporated and validly existing in goodstanding under the laws of the Marshall Islands;
(ii)it will not, and shall use reasonable endeavours to procure that the Manager shall not, create or permit to exist any Lien on or in respect of the Vessel, Parts or other Security, title thereto, or any interest therein or, to the extent such systems are owned by it, its management, administrative, monitoring/management or information systems used in relation to the Vessel other than Permitted Liens and without prejudice to the foregoing or any other provisions hereof, it will make payment of claims, pay and discharge, or cause to be paid and discharged, when due and payable, all debts, damages, claims and liabilities (other than those which are being contested in good faith by appropriate proceedings (and for payment of which adequate reserves have been provided and are continued to be available)) which have given or may give rise to any Lien (other than a Permitted Lien) over or claims enforceable against the Vessel and will take reasonable steps to prevent a threatened arrest of the Vessel;
(iii)it will not do or permit to be done any act or thing which will jeopardise the Registered Owner’s title in and to the Vessel or the Owners’ or the Finance Parties’ interest in the Vessel, and on all occasions when the ownership of the Vessel are relevant, make clear to third parties that such title is held by the Registered Owner subject to the Operative Documents;
(iv)it has not and will not:
(A)pledge or grant any Security over the Vessel; or
(B)pledge the credit of the Owners, the Registered Owner, the Owner Parent or the Finance Parties for any maintenance, service or repairs to, or replacement or overhaul of, the Vessel; or
(C)do or permit to be done any act or thing which might jeopardise the rights and interests of the Owners, the Registered Owner and/or the Security Agent in respect of the Vessel; and/or
(D)omit or permit to be omitted to be done any act the omission which might jeopardise that title and those rights and interests,

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without the Owners' and the Security Agent's consent;

(v)it will not, and will procure that the Manager will not (or if the Manager is not an Affiliate of the Charterer, use reasonable endeavours to procure that the Manager will not), from the Charter Commencement Date, put the Vessel into the possession of any person for the purpose of work being done upon her beyond the amount of five million Dollars (US$5,000,000) (or equivalent), other than for classification or scheduled dry docking unless such person shall have given an undertaking to the Security Agent not to exercise any Lien on the Vessel or Insurances for the cost of that work or otherwise;
(vi)it will promptly do all acts and things which the Owners or the Security Agent may reasonably require to evidence the interest of the Owners, the Registered Owner and/ or the Security Agent in the Vessel, or to protect that interest against the claims of any person;
(vii)it will not engage in any business other than the direct or indirect ownership, operation and chartering of the Vessel and any business incidental thereto, nor shall it incur any Financial Indebtedness other than the Financial Indebtedness contemplated by the Operative Documents. The Charterer shall not create or permit to subsist any Lien over any of its assets other than Permitted Liens;
(viii)it will procure that the Mortgage is recorded on the Charter Commencement Date and will procure that the Mortgage continues to be recorded as a first preferred mortgage on the shipping registry of the Marshall Islands;
(ix)it will keep or cause to be placed and kept prominently displayed in the chart room and the Master's cabin of the Vessel a framed notice thereof, in plain type, in which the area of print shall not be less than 6 inches wide and 9 inches long, reading as follows:
"NOTICE OF MORTGAGE

Un er t e terms o t e sai Mortgage ne1 er t e Reg1stere Owner nor any Charterer nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage."

Additionally, if required by the Owners, a separate framed notice (in the same font and size as the Notice of Mortgage) shall be displayed with the following text:
"This Vessel is owned by JLPS SHIP INVESTMENT MARSHALL 10 Co. and is subject to an instalment sale agreement from JLPS SHIP INVESTMENT MARSHALL 10 Co. in favour of JPV No. 25 Co., Ltd. and JPV No. 26 Co., Ltd. as owners and a bareboat charter agreement from JPV No. 25 Co., Ltd. and JPV No. 26 Co., Ltd. as

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owners and JPV No. 25 Co., Ltd. as representative owner in favour of Flex LNG Resolute Limited as charterer.”
(x)it will at its own cost, promptly register, file, record or enrol any Operative Document with any court or authority, or public office, pay any stamp, registration or similar tax payable in respect of any Operative Document, give any notice or take any other step which, in the reasonable opinion of the Owners and the Security Agent, is or has become necessary or desirable for any Operative Document to be valid, legal, enforceable or admissible in evidence or to ensure or protect the priority of the Transaction Security;
(xi)it shall not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any Insurances, the Management Agreement or any Sub-charter to cease to remain in full force and effect or be terminated and shall use all reasonable endeavours to procure that each other party to any Insurances, the Management Agreement or any Sub-charter does not take any action, enter into any document or agreement or omit to take any action or to enter into any document or agreement which would, or could reasonably be expected to, cause any the Insurances, the Management Agreement or any Sub-charter to cease to remain in full force and effect;
(xii)it shall procure that the proceeds from a Total Loss of the Vessel shall be applied in accordance with Appendix B of the Security Assignment. For and so long as the Charterer holds any such proceeds as aforesaid, it shall do so on trust for the Owners and the Security Agent;
(xiii)it will from time to time if requested by the Representative Owner or the Agent (acting reasonably) provide the requesting party with evidence in form and substance satisfactory to that party that it remains in good standing; and
(xiv)it shall deliver to the Representative Owner and the Agent:
(A)on 31 December of the year of Delivery and of each year following Delivery;
(B)upon the Vessel no longer being subject to a Sub-charter; and
(C)upon the occurrence of an Event of Default,
two (2) valuations of the Vessel (each from an Approved Valuer) showing its market value provided that the Charterer shall not be obliged to deliver more than one set of two valuations in any 365-day period unless an Event of Default has occurred which is continuing.
(d)The Charterer shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
such payment is being contested in good faith;

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(i)adequate reserves are being maintained for those Taxes and the costs required to contest them; and
(ii)such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.
The Charterer shall not change its residence for Tax purposes.
(e)Each Owner hereby undertakes and agrees with the Charterer that:
(i)it shall not create or permit to exist any Owner Lien on or with respect to the Vessel or Parts, title thereto or any interest therein and that it will promptly, at its own expense, take such action as may be necessary duly to discharge any such Owner Lien;
(ii)unless and until the Owners have given a notice of termination in accordance with Clause 19(b)(i) or an Event of Default is continuing, the Charterer shall not be disturbed or interfered with in its quiet, peaceful and continuing possession, use and enjoyment of the Vessel due to any act or failure to act on the part of any Relevant Party or any person claiming through or under any Relevant Party (other than a Finance Party); provided always that no Relevant Party shall be liable to the Charterer or any other person for any interruption or disturbance to the Charterer’s or such other person’s quiet, peaceful use, or continued enjoyment of the Vessel as a result of (A) a defect in the Registered Owner’s ownership of or title to the Vessel as transferred to the Registered Owner by the Charterer, (B) any act or failure to act on the part of the Charterer, the Manager or such other person (which act or failure itself gave rise to or caused such interruption or disturbance) or (C) compliance by any Relevant Party with any Applicable Law, provided that if any Relevant Party becomes aware that there has been or there is pending a change in any Applicable Law which would result in any such interruption or disturbance to the Charterer’s or such other person’s quiet, peaceful use, or continued enjoyment of the Vessel, the Representative Owner shall immediately notify the Charterer of the nature of such change or pending change;
(iii)it is and will continue to be a majority owned subsidiary of the Owner Parent and has and will limit its business and activities to the transactions contemplated or permitted by the Operative Documents and the Tokumei Kumiai Agreements and matters incidental thereto;
(iv)it shall not have a Tax Residence in any country other than Japan and shall not carry on any trade or business in the Marshall Islands through its branch or agency established in the Marshall Islands (unless a Tax Residence is deemed to exist under the Applicable Laws solely as a result of the participation by it in the transactions contemplated in the Operative Documents);
it will obtain, make and maintain in full force and effect, promptly renew from time to time and comply with the terms of all consents, which may from time to time be required under Applicable Law in Japan;

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(v)it will not take any actions that would result in the termination or cancellation of the Insurances;
(vi)it will maintain its existence as corporation organised and existing under the laws of its jurisdiction of incorporation in compliance with all Applicable Law of its jurisdiction of incorporation and will not, without the prior written consent of the Charterer and the Agent (acting on the instructions of all the Lenders), make or consent to any amendment or change in any material respect to its articles of incorporation or any other constitutional documents, as the case may be;
(vii)it will comply with all Applicable Law in the jurisdiction of its incorporation binding on it or any of its property and obtain from time to time and, at its own cost and expense, maintain in full force and effect and, when necessary, renew all Authorisations of or registrations or filings with or exemptions by any Governmental Entity in the jurisdiction of its incorporation and all notarisations of any person and take all actions which may at any time be required, advisable or otherwise reasonably required by the Charterer under Applicable Law in the jurisdiction of its incorporation in order to enable it to perform its obligations under the Operative Documents to which it is or will be a party and to ensure the validity, enforceability or admissibility in evidence thereof;
(viii)it will comply with and perform all the obligations expressed to be assumed by it in each Operative Document to which it is a party in accordance with the terms thereof and with all Applicable Laws of its state of incorporation applicable to it in connection with the transactions contemplated by the Operative Documents;
(ix)it will notify the Charterer promptly after becoming aware of the occurrence of any Relevant Party Event or Acceleration Event that is not attributable to any Overriding Cause and provide the Charterer with the details of any steps it is taking, or proposes to take, in order to remedy or mitigate the effect of such any Relevant Party Event or any Acceleration Event;
(x)it will not amend, vary, modify, waive or supplement or novate or consent to the amendment or supplement to or any variation, waiver or modification of or any novation of any of the Operative Documents to which it is a party without the prior written consent of the Charterer and the Agent;
except as contemplated or permitted by the Operative Documents, it will not sell, lease, mortgage, charge or otherwise dispose of, directly or indirectly create, incur, assume or permit or cause to exist any Owner Lien over, the Vessel, the Security Assets or the Insurances, or any of its rights or interests in or under any of the Operative Documents to which it is a party (other than with respect to any Excluded Property) or purport to do so or give any consents pursuant to or in accordance with any of the Operative Documents to which it is a party to any person to any sale, lease, mortgage, charge, Lien or disposal of such person’s rights or interests in or under any of the Operative Documents to which it is a party (other than with respect

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to any Excluded Property) without the prior written consent of the Charterer and the Agent;
(xi)without prejudice to the provisions of Subclause (xii) above, it will inform the Charterer promptly upon becoming aware of any Owner Lien which may be created or may arise over or in respect of the Vessel, the Security Assets or the Insurances;
(xii)it will promptly inform the Charterer after becoming aware of the institution or commencement of any dispute, litigation, administrative or other proceedings before any judicial, administrative, arbitration or government authority which is likely to have a Material Adverse Effect on its ability to perform its obligations under the Operative Documents to which it is a party;
(xiii)it undertakes to remain a resident in Japan for Japanese tax purposes and not a tax resident in any other jurisdiction, save where any other tax residency is deemed to be established by an Applicable Law as a consequence of the entry into and performance of the Operative Documents or the transactions contemplated thereby;
(xiv)it shall promptly pay or procure that there are promptly paid and shall procure that the Registered Owner promptly pays or procure that there are promptly paid, when due and payable, all licence and registration fees and all Taxes of any nature (together with any penalties, fines or interest thereon) assessed and demanded by any government or any revenue authority of its State of Incorporation upon or with respect to the Vessel provided that, in respect of any fees and Taxes in relation to which the Owners or the Registered Owner are entitled to an indemnity by the Charterer or any other party, the Owners or, as the case may be, the Registered Owner, shall have been fully indemnified; and
(xv)it shall cooperate in good faith, and procure the Registered Owner’s good-faith cooperation, with the Charterer and take any action reasonably required by the Charterer, in each case in order for the Charterer to comply with the obligations set forth in Clauses 11(f)(i) and 11(f)(ii).
(f)The Charterer shall:
(i)at its own cost, assume or procure the assumption of the liabilities and responsibilities of the Owners and the Registered Owner under the Emission Legislation, and provide a duly executed and, if required by any Owner, notarised and apostilled original of the EU-ETS Mandate Letter and take such action for such EU-ETS Mandate Letter to be submitted to and recorded by the relevant administering authority;
(ii)comply with all Emissions Legislation applicable to it (including reporting thereunder), and implement procedures to monitor compliance with and to prevent liability under such Emissions Legislation;

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(iii)

(iv)

(v)

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(vi)whenever requested by the Representative Owner, promptly provide to the Representative Owner particulars of all and any outstanding charges due or collectable by the relevant entities charged with administering compliance with Emissions Legislation applicable to it or in respect of the Vessel; and
(vii)pay or cause to be paid all amounts required to be paid by it, any Owner or the Registered Owner in respect of the Vessel arising out of or in connection with the Emissions Legislation, and the Charterer will promptly, and in any event within five (5) Business Days of demand, indemnify each Owner and the Registered Owner for any and all amounts required to be paid by the Owners or the Registered Owner in connection with the Emissions Legislation in respect of the Vessel, together with (i) all losses, costs and expenses suffered or incurred by the Owners and the Registered Owner in connection with compliance by them with the Emissions Regulations in respect of the Vessel, and    (ii) any    penalties, charges or other amounts levied against any Owner or the Registered Owner due to any breach by the Charterer of its obligations under this Clause ll(f).
(g)The Charterer shall procure that the Charterer Guarantor (i) shall maintain its listing on the New York Stock Exchange or any other reputable exchange

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agreed by the Owners and the Agent (acting on the instructions of all the Lenders) and (ii) shall not delist from such exchange without the prior written consent of the Owners and the Agent (acting on the instructions of all the Lenders).
12.REGISTRATION, POSSESSION, SUB-CHARTERING AND MANAGEMENT
(a)The Charterer shall maintain and cause to be maintained the Vessel as permanently registered with the shipping registry of the Marshall Islands and shall operate the Vessel always under the flag of the Marshall Islands, and not make or cause to be made registration of the Vessel or its bareboat chartering in any jurisdiction other than the Marshall Islands, without the prior written consent of the Representative Owner and the Agent (acting on the instructions of all the Lenders). Any change in flag will be at no cost and expense, and should not result in any increased risk, to the Owners, the Registered Owner or the Finance Parties. Notwithstanding the foregoing, the use of any flag agreed by the Representative Owner and Agent will be on the condition that the inspections for the Vessel are, and will continue to be, undertaken by the Classification Society.
(b)In relation to any sub-chartering of the Vessel:
(i)subject to Clause 12(b)(ii) below, the Charterer may not sub-let or sub-charter the Vessel other than pursuant to a Sub-charter with a Sub-charterer or relinquish possession of the Vessel for any period unless the prior written consent of the Representative Owner and the Security Agent (acting on the instructions of all the Lenders) has been obtained;
(ii)the Charterer has entered into the Initial Sub-charter (and in relation therewith, each of the Owners, the Registered Owner and the Security Agent acknowledges that it has reviewed the Initial Sub-charter and is satisfied with the terms and provisions therein); and
(iii)subject as provided in this Clause 12(b), the Charterer undertakes that the Vessel shall not be subject to any charterparty or contract of employment prior to the scheduled expiry of the Initial Sub-Charter in accordance with its terms except (A) this Agreement, (B) the Initial Sub-charter or (C) any replacement Sub-charter with any replacement Sub-charterer.
Until the end of the Charter Period, each of the Charterer and the Manager shall notify the Representative Owner, the Registered Owner and the Agent promptly in writing of the levy of any statutory right or distress on the Vessel or her arrest, detention, seizure, condemnation as prize, or other claims or action otherwise taken against the Vessel or Compulsory Acquisition or requisition for hire or use and (save in the case of Compulsory Acquisition or requisition for hire or use) obtain her release within twenty (20) days unless contested in good faith, with an additional thirty (30) days to procure the discharge, and a further thirty (30) days to so procure where the Charterer or the Charterer Guarantor demonstrates to the satisfaction of the Representative Owner and the Agent (each acting reasonably) that the Charterer or the Charterer Guarantor, as the case may be, continues to contest such arrest, attachment, levy or detention in good faith.

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(c)The Charterer undertakes that it will not accept advance payment from any Sub-charterer for any amount in excess of one month’s charter hire under the relevant Sub-charter.
(d)No delivery, transfer or other relinquishment of possession of the Vessel shall in any way discharge or diminish any of the Charterer’s obligations to the Owners and the Representative hereunder or the rights of the Owners and the Representative Owner under the Operative Documents.
(e)In the event that the Vessel is chartered or let pursuant to Clauses 12(b) to 12(e):
(i)the Charterer shall always remain primarily liable with respect to its obligations hereunder, including without limitation, the obligation to pay the Charter Hire and the obligations with respect to the use, operation, maintenance, custody and insurance and the Owners, the Registered Owner and the Finance Parties shall not be under any obligations or liability under any Sub-charter;
(ii)with the exception of the Initial Sub-charter, which shall be subject to the terms of the Quiet Enjoyment Letters, the relevant Sub-charter or letting shall be an operating lease and always be subject and subordinate to this Agreement and the rights of the Owners and the Representative Owner hereunder and the Finance Parties under the other Operative Documents and therefore, any termination of this Agreement pursuant to any provision hereof will result in a termination of any Sub-charter;
(iii)neither the Owners nor the Finance Parties shall be obliged to enforce against any Sub-charterer any term of any Sub-charter, or to make any enquiries as to the nature or sufficiency of payment received by the Owners or the Finance Parties;
(iv)the term of each Sub-charter shall not extend beyond the Charter Period unless the Charterer has exercised its option to purchase the Vessel under Clause 21(a);
(v)no Sub-charter shall be subject to a purchase option by the Sub-charterer or any other person unless the Charterer has exercised its option to purchase the Vessel under Clause 21(a);
(vi)an assignment by the Charterer of the Vessel’s earnings and requisition compensation under the Sub-charter shall be provided in favour of the Owners; and
(vii)an assignment of the Charterer’s interests under the Initial Sub-charter or any replacement Sub-charter, with acknowledgement to the notice of assignment of the Sub-charterer shall be procured by the Charterer (on a best efforts basis in respect of any Sub-charter other than the Initial Sub-charter where it shall be a requirement).
At all times, the Charterer shall advise the Representative Owner and the Security Agent of any Sub-charter Breach of the terms of any Sub-charter of which the Charterer becomes aware, and upon the occurrence of any such event, the Representative Owner and the Security Agent shall be

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(acting on the instructions of the Majority Lenders) entitled (but not obliged) to require that the Charterer exercises all of its rights under any Sub-charter including, where applicable, the termination of such Sub-charter in respect of the Vessel.
(f)In respect of the management of Vessel:
(g)the Charterer shall ensure that either by itself or through any Manager appointed by it or the Sub-charterer the Vessel and the relevant Sub-charter shall be managed and administered with a standard a reputable international LNG carrier charterer would apply in the applicable circumstances having regard, where applicable, to the ownership interest of the Owners in the Vessel, the Liens of the Security Agent in the Vessel, the credit standing and status of the relevant Sub-charterer and the terms of the relevant Sub-charter. The Initial Sub-charter and the management arrangements contemplated under the Management Agreement are deemed to comply with such standard of care;
(ii)the Charterer shall not terminate the Initial Sub-charter or any replacement Sub-charter at any time, waive any defaults thereunder or amend the terms of the Initial Sub-charter or any replacement Sub-charter, or any related document without the prior consent of the Representative Owner and the Security Agent (such consent not to be unreasonably withheld or delayed). In this respect, any changes or waivers (i) relating to the counterparty, the charter period, termination and/or daily charter rate under the Initial Sub-charter or any replacement Sub-charter and/or (ii) adversely affecting the rights and interest of the Owners, the Representative Owner, the Registered Owner or the Finance Parties in respect of the Initial Sub-charter or any replacement Sub-charter shall always be considered material. Notwithstanding the foregoing, the Charterer shall provide the Representative Owner and the Security Agent with at least ten
(10) Business Days' written notice prior to making, or agreeing to make, any change (material or otherwise) which is being documented in writing by formal agreement or letter to the Initial Sub-Charter, any replacement Sub-Charter or any related document. For the avoidance of doubt, if the Representative Owner or the Security Agent considers any such change to be material, the Charterer shall not proceed with that change without the prior consent of the Representative Owner and the Security Agent;
the Charterer shall procure that all Earnings and all other amounts (including, without limitation, hire and any purchase option payment) payable under any Sub-charter shall be paid to the Charterer Account and the Charterer shall pay all Charter Hire and all other amounts payable hereunder from the Charterer Account (for the avoidance of doubt, which shall by no means be considered as a limitation on recourse to the Charterer). The Charterer shall only be entitled to withdraw money from time to time standing to the credit of the Charterer Account so long as no Default or Event of Default has occurred and is continuing or, in the reasonable consideration of the Owners or the Security Agent (which has been notified to the Charterer), will occur imminently or as a result of the withdrawal. The Owners or the Security Agent shall be permitted to obtain (and

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the Charterer shall procure that they receive) a statement of account of the Charterer Account anytime the Representative Owner or the Security Agent so requests; and
(iii)for the avoidance of doubt, and without prejudice to the Charterer’s general operational indemnities under Clause 8 (Costs and Indemnities), the Charterer shall indemnify the Owners, the Registered Owner and the Finance Parties for all reasonable costs or fees that could become payable by the Owners, the Registered Owner or any Finance Party following any Charterer’s decision or action when exercising its rights in relation to the management of Vessel.
13.OPERATION AND MAINTENANCE
(a)The Charterer will not and will procure that the Manager will not cause or permit the Vessel to:
(i)trade to St Lawrence River/Great Lakes areas and/or countries banned or boycotted by the United Nations or countries subject to Sanctions, other than in accordance with relevant exemptions to such Sanctions, or to be operated in any way inconsistent with Sanctions or the provisions or warranties of, or implied in, or outside the cover provided by, any Insurance (including but not limited to the Institute Warranty Limits) or to be engaged in any voyage or to carry or store any cargo or goods not permitted by any Insurances without first covering the Vessel and her freights for an amount approved by the Representative Owner and the Security Agent (acting on the instructions of the Majority Lenders) in Dollars or another approved currency with the Insurers; or
(ii)be employed in any manner which will or may give rise to any reasonable degree of likelihood that the Vessel would be liable to requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize.
(b)With respect to the Vessel, the Charterer undertakes with the Owners that until it has acquired title to the Vessel pursuant to Clause 22 (Transfer of Title to Vessel) or complied with all its obligations under Clause 17 (Redelivery) it will and will procure that the Manager will:
comply with all applicable Environmental Laws including, without limitation, requirements relating to the establishment of financial responsibility (and shall require that all Environmental Representatives of the Charterer and the Manager comply with all applicable Environmental Laws and obtain, maintain and comply with all required Environmental Approvals, which Environmental Laws and Environmental Approvals relate to the Vessel or her operation or her carriage of cargo) applicable to the Vessel from time to time and implement procedures to monitor compliance with and prevent liability under any existing Environmental Laws;

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(i)promptly upon the occurrence of any of the following events, provide to the Representative Owner and the Security Agent a certificate of an officer of the Charterer or of the Charterer’s agents specifying in detail the nature of the event concerned:
(A)the receipt by the Charterer or the Manager or any Environmental Representative (where the Charterer has knowledge of the receipt) of any Environmental Claim which, if adversely determined, is reasonably likely to have a Material Adverse Effect or any faults or circumstances which may give rise to such Environmental Claim; and
(B)any Release of Hazardous Materials, applicable to the Vessel from time to time;
(ii)comply with all Applicable Laws applicable, in each case, to the Vessel, the Charterer or any permitted Sub-charterers applicable to the Vessel from time to time;
(iii)not to employ the Vessel or permit its employment in any manner, trade or business which is forbidden by any Applicable Law, or is otherwise unlawful or illicit under any relevant jurisdiction, or in carrying illicit or prohibited goods, or in any manner whatsoever which may render it liable to condemnation as a prize or to destruction, seizure, confiscation, penalty or sanctions and, in the event of hostilities in any part of the world (whether war be declared or not), not to employ the Vessel or permit her employment in carrying contraband goods, or to enter or trade to or continue to trade in any zone which is a war-like zone or declared a war zone by any Government Entity or by the Vessel’s war risk insurers or otherwise ports prohibited by any countries or flag states unless in the case of the breach of Institute Warranty Limits, appropriate insurance cover or other special insurance cover as the Security Agent may require shall first have been effected by the Charterer at its own expense and to be delivered to the Security Agent;
(iv)ensure that the Vessel is operated properly at all times in accordance with its design requirements and subject to any limitations placed on such operation by that design, by the builder or repairer of the Vessel;
(v)promptly pay all tolls, dues and other outgoings whatsoever in respect of the Vessel and the Insurances and keep proper books of account in respect of the Vessel;
(vi)take such steps as are reasonably practicable to ensure that the Vessel and all constituent parts thereof will be safe and without risk to health when properly used and will (without prejudice to the generality of the foregoing):
take such steps as are reasonably practicable to ensure that any defects in the Vessel and all constituent parts thereof which could be or cause a danger to safety and/or a risk to health shall be made good;

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(H)take such action as is reasonably practicable to see that appropriate safety measures are adopted; and
(I)not use or permit the Vessel or any constituent parts thereof to be used beyond their limits and capacities;
(vii)comply with all Applicable Laws of (A) the Marshall Islands and the rules of the shipping registry of the Marshall Islands related to the Vessel and the laws of any other jurisdiction in which the Vessel may from time to time be registered, operated, chartered and/or maintained, and (B) any country or state in which the Vessel is from time to time located or to which the Vessel may trade or be employed, where non-compliance would adversely prejudice the interests of any of the Registered Owner or the Owners in the Vessel or the interest of the Security Agent as mortgagee of the Vessel in any material manner;
(viii)comply and do or cause to be done all things necessary to comply with all national and international conventions, laws and the rules and regulations thereunder, applicable to the Charterer, the Manager and/or the Vessel, including, according to any limitation in force generally under such conventions, laws, rules and regulations
(A) The International Convention on Civil Liability for Oil Pollution Damage, (B) (if the Vessel is operated in waters under the jurisdiction of the United States) the United States Oil Pollution Act of 1990 (including, according to any limitation, in force generally under such conventions, laws, rules and regulations and according to practicality reasonable by good trade standards, the manning requirements and the requirements relating to the establishment of financial responsibility), the United States Comprehensive Environmental Response Compensation and Liability Act and other
U.S. federal and state laws, (C) MARPOL, (D) other international conventions, laws, rules and regulations relating to the environmental matters, discharges of oil, petroleum, petroleum products and distillates, pollutants and other substances, and (E) all other Applicable Laws in respect of the operation of the Vessel, and obtain, comply with and have on board, as and when required, valid permits, certificates or licenses relating to the use, operation or maintenance of the Vessel, in each such case, to the extent applicable;
(ix)ensure that the Vessel is, at all times:
(A)subject to a Safety Management System in compliance with the ISM Code;
(B)in possession of a valid Safety Management Certificate;
(C)operated by an operator in possession of a valid and appropriate Document of Compliance (which is held on board the Vessel);
in possession of a valid International Ship Security (ISS) Certificate pursuant to the ISPS Code and that its security system and its associated security equipment comply with

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section 19.1 of Part A of the ISPS Code and in all respects with the applicable requirements of Chapter XI-2 of SOLAS and Part A of the ISPS Code; and
(D)in possession of a valid International Air Pollution Prevention Certificate (IAPPC) under Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;
(x)be responsible for compliance by itself and by the Vessel with parts of the ISM Code and/or ISPS Code which are required to be observed by the Vessel or by persons responsible for its operation;
(xi)deliver to the Representative Owner and the Security Agent, at or before the Charter Commencement Date, a copy of a valid Safety Management Certificate and a valid Document of Compliance in respect of the Vessel, in each case duly certified by an officer of the Charterer;
(xii)promptly notify the Representative Owner and the Security Agent of the identity of the person ashore designated for the purposes of paragraph 4 of the ISM Code and of any change in the identity of that person;
(xiii)promptly upon becoming aware of the same notify the Representative Owner and the Security Agent of the occurrence of any accident or major non conformity (as defined in the ISM Code) requiring action under the ISM Code;
(xiv)from time to time promptly notify the Registered Owner, the Representative Owner and/or the Security Agent, furnish the Registered Owner, the Representative Owner and/or the Security Agent with all such information as the Registered Owner, the Representative Owner and/or the Security Agent from time to time reasonably require regarding the Vessel’s compliance with the ISM Code and the ISPS Code;
(xv)promptly notify the Registered Owner, the Representative Owner and the Security Agent forthwith of any actual or threatened withdrawal of a Safety Management Certificate pursuant to the ISM Code, an International Ship Security (ISS) Certificate pursuant to the ISPS Code or an International Air Pollution Prevention Certificate (IAPPC) pursuant to Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;
(xvi)not employ and will procure that the Vessel is not employed by it, any operator or Sub-charterer of the Vessel in breach of any Sanctions;
procure that neither the Owners nor any Finance Party is at any time represented as carrying goods in or providing any other service from the Vessel, or as being in any way connected or associated with any operation of carriage or other service which may be undertaken by the Charterer, or as having any operational interest in, or responsibility for, the Vessel;

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(xvii)not do or suffer to be done anything whereby the preliminary or permanent registrations of the Vessel may be imperilled or forfeited, and not to change or cause to be changed the name of the Vessel without the prior written consent of the Representative Owner and the Security Agent;
(xviii)keep, in accordance with the good practice of a vessel owner, accurate, complete and up-to-date records of all the locations of the Vessel and of all maintenance, repairs, alterations, modifications and additions to the Vessel;
(xix)subject to the terms of the Initial Sub-charter and the Quiet Enjoyment Letters, permit the Owners, the Security Agent or their representatives at any time and with reasonable access to the Vessel to inspect, examine or survey the Vessel on board or instruct a duly authorised surveyor to carry out such survey on its behalf to ascertain the condition of the Vessel and satisfy itself that the Vessel is being properly repaired and maintained and that the Charterer is otherwise in compliance with the terms of this Agreement, and take copies of the Manuals and Technical Records provided that unless:
(A)a Default and/or an Acceleration Event has occurred;
(B)as a result of such inspection, examination or survey is found to have occurred and is continuing; or
(C)the Charterer (i) has advised the Representative Owner on or prior to the Early Buy-out Option Notification Cut-off Date that it will not exercise the Early Buy-out Option or (ii) has not provided the Representative Owner by the Early Buy-out Option Notification Cut-off Date with a notice to exercise the Early Buy-out Option, each inspection shall be without interference to the normal operations of the Vessel and the Charterer shall only bear the costs of such inspection or survey once in every 12-month period (unless any of the circumstances specified in (A) to (C) above apply, in which case the Charterer shall bear the costs of all such inspections). For this purpose, the Charterer shall give all reasonable assistance in connection with any inspection, examination or survey pursuant to the terms of this Clause 13(b)(xxi) and the Charterer or the Manager shall keep the Representative Owner and the Security Agent advised of the intended maintenance or employment of the Vessel;
(xx)promptly discharge:
(A)all liabilities of the Charterer and/or the Manager which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel and shall prevent a threatened arrest of the Vessel;
pay and discharge when due all dues, Taxes, assessments, governmental charges, fines and penalties lawfully imposed on or in respect of the Vessel, the Charterer or the Manager except those which are being disputed in good faith by

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appropriate proceedings (and for the payment of which adequate reserves have been provided or are and continue to be available) and provided that the continued existence of such dues, Taxes, assessments, governmental charges, fines or penalties does not give rise to any likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize;
(B)all tolls, dues, premia and other outgoings whatsoever in respect of the Vessel and her Earnings and Insurances (except those being contested in good faith by appropriate proceedings and the continued existence of which do not give rise to any likelihood that the Vessel would be liable to arrest, requisition, confiscation, forfeiture, seizure, destruction or condemnation as prize) and to keep proper books of account in respect of the Vessel and her Earnings and, as and when the Security Agent and/or the Owners may so require, to make such books available for inspection on behalf of the Security Agent and/or the Owners and to furnish satisfactory evidence that the wages and allotments and the insurance and pension contributions of the Master and crew are being promptly and regularly paid and that all deductions from crew’s wages in respect of any tax liability are being properly accounted for and that the Master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress;
(C)pay and discharge all other obligations and liabilities whatsoever in respect of the Vessel and the Insurances;
(xxi)ensure that the Vessel is technically managed by the Manager or another reputable manager acceptable to the Representative Owner and the Security Agent (acting on the instructions of all the Lenders);
(xxii)ensure that the Vessel is commercially managed by the Manager or another reputable manager acceptable to the Representative Owner and the Security Agent (acting on the instructions of all the Lenders);
(xxiii)not terminate or materially vary the terms of the Management Agreements or change the Manager, provided that the Charterer shall be entitled so to do with the prior written consent of the Representative Owner and the Security Agent (acting on the instructions of all the Lenders); and
not charter the Vessel or permit the Vessel to serve under any contract of affreightment with any foreign country or national of any foreign country which would be contrary to Applicable Law or would render any Operative Document or the security conferred by the Security Documents unlawful.

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(c)The Charterer further undertakes with the Owners that until it has acquired title to the Vessel pursuant to Clause 22 (Transfer of Title to Vessel) or complied with all its obligations under Clause 17 (Redelivery) it will and will procure that the Manager will:
(i)at all times throughout the Charter Period and at its own expense, maintain and preserve the Vessel in good condition and working order and in accordance with the requirements of the Classification Society and otherwise in accordance with industry best practice for vessels of the same age, type and service;
(ii)at its own cost, maintain, service, repair, overhaul and keep the Vessel, her machinery and all equipment and cause the same to be kept and maintained at all times, in seaworthy and good working condition so as to comply with all Applicable Laws, and all Classification Society requirements, free of all overdue requirements and recommendations;
(iii)at its own costs, renew and replace or cause to be renewed or replaced all parts, machinery and equipment as and when they shall become worn out, damaged or lost by other parts, machinery and equipment of a similar nature (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel and in any event of at least equal value;
(iv)regularly during the Charter Period and at its own expense, submit the Vessel to annual survey, intermediate survey and special survey (Hull) in accordance with the rules of the Classification Society and such other periodical or other surveys as may be required for classification purposes and shall comply with all requirements and recommendations of the Classification Society by which the Vessel shall then be classed and shall keep the Vessel’s continuous machinery survey certificate current at all times and, upon request by the Representative Owner, the Registered Owner or the Agent, provide to the Representative Owner, the Registered Owner and the Agent copies of all survey reports and certificates issued in respect thereof;
subject to the terms of the Initial Sub-charter or any replacement Sub-charter, during the Charter Period, the Charterer shall, at its own cost and expense (a) submit the Vessel to such periodical or other surveys as may be required for classification purposes (and, in respect of any year prior to the end of the Charter Period in which no special survey or dry docking is required for classification purposes, the Charterer will ensure that a normal survey is undertaken, in each case so as to ensure that the Vessel is certified as class maintained by the Classification Society) and if so required by the Owners or the Security Agent, supply to the Representative Owner and the Security Agent copies of all survey reports in respect thereof and keep the Vessel’s continuous machinery survey certificate at all times and (b) cause and ensure that the Vessel and the maintenance or operation thereof shall, at all times, comply with all applicable laws, treaties and conventions, and rules and regulations issued thereunder and shall have all equipment and accessories required thereby, and shall have on board, when made thereby, valid

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certificates showing compliance therewith. If any improvement, structural changes or new equipment in respect of the Vessel and/or her equipment or accessories becomes necessary for the continued operation of the Vessel by reason of new class requirement or by legislation (in each case to the extent such class requirement or legislation is mandatory), any additions, modification or new enactment under any laws, treaties, conventions, rules or regulations (including IMO), the same shall be complied with by the Charterer;
(v)at its own cost, keep the Vessel, and cause the same to be kept, in such condition as will entitle the Vessel to remain in class with American Bureau of Shipping or other Classification Society and procure that Classification Society's recommendations are dealt with in a timely manner in accordance with class requirements;
(vi)not without the prior written consent of the Representative Owner and the Security Agent (acting on the instructions of the Majority Lenders), change the Classification Society of the Vessel or its classification, and the Charterer shall procure that the Representative Owner and the Security Agent upon request are granted access to the class records of the Vessel;
(vii)not without the prior written consent of the Representative Owner and the Security Agent (acting on the instructions of the Majority Lenders), cause or permit to be made any substantial change in the structure, type or performance characteristics (including, without limitation the speed of the Vessel) of the Vessel or reduce its value and provide prior written notification of any proposed substantial changes in structure, type or performance characteristics of the Vessel to the Representative Owner and Security Agent and, furthermore, provide confirmation to the Representative Owner and the Security Agent that such substantial change in structure, type or performance characteristics of the Vessel shall not result in a breach of any covenant under this Agreement;
(viii)if the Charterer shall pay any expenses, necessary or desirable, whether or not such payment is for goods or services which are likely to preserve or increase the value of the Vessel or its equipment or appurtenances, not have any right to any recovery or indemnification from the Owners, the Representative Owner or the Registered Owner therefor, and the Charterer hereby irrevocably waives the benefit of any law which would otherwise entitle the Charterer to such recovery or indemnification. Even though the value of the Vessel is increased by the alteration of the Vessel by the Charterer pursuant to the foregoing provisions, the amount of the Charter Hire or any other amount payable by the Charterer hereunder shall not be increased or decreased thereby;
not remove any material part of the Vessel or any item of equipment installed on the Vessel unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Liens (other than a Permitted Lien) or any right in favour of any person other than the Owners or the Security Agent and

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becomes on installation on the Vessel the property of the Registered Owner and subject to the security constituted by the relevant Operative Document(s) (including, without limitation, the Mortgage), provided that the Charterer may install and remove equipment owned by a third party if the equipment can be removed without any reasonable risk of damage to the Vessel; provided that any damage to the Vessel occurs due to such removal the Charterer shall promptly repair the Vessel at its own cost;
(ix)promptly replace or cause the replacement of all Parts which may from time to time become worn out, lost, stolen, destroyed, seized, confiscated, damaged beyond repair or permanently rendered unfit for use for any reason whatsoever and ensure that no part is installed on the Vessel, whether by way of substitution, replacement, renewal, mandatory improvement or addition unless it is (A) then the property of the Registered Owner or (B) such that on installation of the part, title thereto shall vest in the Registered Owner free from Liens (other than Permitted Liens) and become subject to the security created by the Mortgage. In such event, immediately upon any such substitution, replacement, renewal, mandatory improvement or addition and without further act (X) title to the Part being installed on the Vessel, shall thereupon vest in the Registered Owner (subject only to Permitted Liens) and shall be subject to this Agreement and (Y) title to the Part being removed shall thereupon vest in the Charterer free and clear of all rights of the Owners and of Owner Liens; provided that this Clause 13(c)(ix) is without prejudice to the proviso to Clause 13(c)(viii);
(x)be liable for any repairs wrongly made, or of a quality inferior to the standard required by the applicable Classification Society;
(xi)be responsible for removal of all debris and shoring from the Vessel prior to its return to the Owners;
(xii)maintain, in accordance with the best practice of a vessel owner, all Manuals and Technical Records which are required to be maintained in respect of the Vessel to comply with any Applicable Laws;
(xiii)the Charterer shall notify the Representative Owner and the Agent of:
(A)any intended dry docking of the Vessel;
(B)any requirement or recommendation imposed by the Vessel’s classification society or any competent authority which is not immediately complied with;
(C)any exercise or purported exercise of any lien on the Vessel or her Earnings; and
any casualty or other accident or damage to the Vessel the cost of which to repair may exceed five million Dollars ($5,000,000) (and shall promptly provide the Representative Owner and the Agent with full information regarding such casualty or other accident or damage together with all H&M survey reports in connection therewith); and

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(xiv)the Charterer shall, upon the request of any Relevant Lender and at its cost, on or before 31 July in each calendar year, supply or procure the supply to the Agent (for transmission to the applicable Relevant Lender) of all information necessary in order for any Relevant Lender to comply with its obligations under the Poseidon Principles in respect of the preceding calendar year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the Vessel for the preceding calendar year, provided that no Relevant Lender shall publicly disclose such information with the identity of the Vessel without the prior written consent of the Charterer and, for the avoidance of doubt, such information shall be confidential information for the purposes of Clause 26(b) but the Charterer acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the applicable Relevant Lender’s portfolio climate alignment. For these purposes:
“Poseidon Principles” means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of, or changes to, mandatory requirements of the International Maritime Organization) from time to time.
“Relevant Lender” means a Lender which has, at any time during the Charter Period, become a signatory to the Poseidon Principles.
“Statement of Compliance” means a statement of compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto. All costs and expenses incurred by the Charterer in the performance of its obligations under this Clause 13 (Operation and Maintenance) shall be for the account of the Charterer.
14.INFORMATION UNDERTAKINGS
(a)Financial Statements
(i)The Charterer shall supply to the Representative Owner and the Agent in sufficient copies (which may take the form of an electronic copy) for all the Lenders:
(A)as soon as they are available, but in any event within two (2) months after the end of each financial quarter of the Charterer Guarantor, the Charterer Guarantor’s unaudited consolidated financial statements;
as soon as they are available, but in any event within one hundred twenty (120) days after the end of each financial year of the Charterer Guarantor, the audited consolidated financial

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statements of the Charterer Guarantor for that financial year; and
(B)upon request and on a best-efforts basis, within one hundred twenty (120) days after the end of each financial year of the Sub-Charterer, the audited consolidated financial statements of the Sub-Charterer for that financial year.
(ii)The Charterer shall procure that the financial statements provided under this Clause 14(a) are accompanied by a Compliance Certificate, providing the calculations and confirming compliance with the financial covenants set out in the Guarantee.
(b)The Charterer shall procure that the Original Financial Statements and each set of financial statements of the Charterer Guarantor delivered pursuant to Clause 14(a) is prepared using U.S. GAAP, or other such GAAP as acceptable to the Representative Owner and the Agent (on behalf of the Majority Lenders).
(c)(i)    The Charterer shall ensure that:
(A)the Original Financial Statements and each set of the financial statements of the Charterer Guarantor supplied under this Agreement represents a true and fair view of its financial condition (consolidated or otherwise) and results of operations as at the date to which those financial statements were drawn up;
(B)the Original Financial Statements and each set of the audited financial statements of the Charterer Guarantor supplied under this Agreement have been audited in accordance with
U.S. GAAP, or other such GAAP as acceptable to the Representative Owner and the Agent (on behalf of the Majority Lenders); and
(C)the financial projections provided to a Finance Party in relation to the Finance Documents have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.
(ii)The Charterer shall notify the Representative Owner and the Agent of any change to the basis on which its audited financial statements are prepared.
(iii)If requested by the Representative Owner or the Agent, the Charterer shall supply or procure that the following are supplied to the Representative Owner or the Agent:
(A)a full description of any change notified under paragraph (ii) above; and
sufficient information to enable the Owners or Agent to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements

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delivered to the Representative Owner or the Agent under this Agreement.
(iv)If requested by the Representative Owner or the Agent, the Charterer shall enter into discussions for a period of not more than thirty (30) days with a view to agreeing to any amendments required to be made to this Agreement to place the Owners and the Lenders in the same position as they would have been in if the change to the basis on which its audited financial statements are prepared had not happened.
(v)If no agreement is reached under paragraph (iv) above on the required amendments to this Agreement, the Charterer shall ensure that its auditors certify those amendments; the certificate of the auditors will be, in the absence of manifest error, binding on all the parties.
(d)The Charterer shall not change its financial year without the consent of the Representative Owner and the Security Agent (acting on behalf of the Majority Lenders), such consent not to be unreasonably withheld or delayed.
(e)Upon the request of the Representative Owner or the Agent, the Charterer shall provide the Representative Owner and/or the Agent and any of its representatives, professional advisers and contractors with access to, and permit inspection of, its books and records, in each case at reasonable times and upon reasonable notice.
(f)The Charterer shall supply to the Representative Owner and the Agent sufficient copies (which may take the form of an electronic copy) for all Lenders:
(i)promptly upon becoming aware of them, the details of any litigation, arbitration, administrative, environmental or other proceedings which are current, threatened or pending against the Charterer, the Charterer Guarantor or the Manager provided that, this shall only apply if the proceedings might, if adversely determined, give rise to a Material Adverse Effect;
(ii)promptly, such further information regarding the Vessel, the Insurances or any Security Asset, or, unless prohibited by statute (but not by contract), the financial condition, business, assets, contractual commitments and operations of the Charterer, the Charterer Guarantor and/or the Manager and, if the Charterer has received the same, of the Sub-Charterer and its parent as the Representative Owner or any Finance Party (through the Agent) may reasonably request (including, for the avoidance of doubt, details of any material litigation, arbitration or administrative proceedings, if any);
promptly such further information as may be required by applicable banking supervisory laws and regulations and/or in line with standard and customary banking practice as the Representative Owner or any Finance Party (through the Agent) may reasonably request;

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(iii)copies of all documents dispatched by it or the Charterer Guarantor to its shareholders or creditors generally or any class of them at the same time as they are dispatched;
(iv)promptly copies of all notices and minutes relating to any Extraordinary General Meeting of its shareholders at the same time as they are despatched;
(v)promptly on request, such further information, in sufficient copies for all the Lenders, regarding the financial condition and operations of the Charterer as the Representative Owner and the Agent may reasonably request and any information necessary for the Agent and Owner Parent to comply with any law and applicable banking regulations (including, but not limited to, “know your customer” and FATCA requirements) in respect of the Charterer and the Charterer Guarantor;
(vi)prompt notification to the Representative Owner and the Agent of the occurrence of any accident, casualty or other event which has caused or resulted in or may cause or result in the Vessel being or becoming a Total Loss or any claim for breach of any Applicable Laws being made in connection with the Vessel or its operation;
(vii)annually provide or procure the Manager to provide the Representative Owner and Agent with a schedule setting outgoing and all intended dry dockings of the Vessel, such schedule to form part of the Annual Compliance Certificate;
(viii)promptly if the Representative Owner or the Agent believes an Event of Default or an Acceleration Event may have occurred, from time to time upon reasonable request certified copies of the ship’s log in respect of the Vessel; and
(ix)prior to issuing any notification to the Initial Sub-charterer under clause 57 (Credit Support Clause) of the Initial Sub-charter, a copy of such notice which the Charterer intends to serve on the Initial Sub-charterer.
(g)The Charterer shall:
(i)notify the Representative Owner and the Agent of any Default or Mandatory Prepayment Event or potential Mandatory Prepayment Event (and, in each case, the steps, if any, being taken to remedy it) promptly but in any event not later than three (3) Business Days upon becoming aware of its occurrence; and
promptly on request by the Representative Owner or the Agent but not more often than once in each 12-month period, unless the Representative Owner or the Agent, believes an Event of Default or an Acceleration Event has occurred and is continuing (in which event the Representative Owner or the Agent shall be entitled to make such requests as and when it considers it appropriate to do so), supply to the Representative Owner and/or the Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is

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outstanding, specifying the Default and the steps, if any, being taken to remedy it.
(h)The Charterer shall, from time to time promptly upon request by the Representative Owner, furnish the Representative Owner with all such information as the Owners or a Finance Party may from time to time reasonably require and which is available to the Charterer regarding the Vessel’s compliance with the ISM Code and the ISPS Code.
(i)If:
(i)the introduction of or any change in (or in the interpretation, administration or application of) any Applicable Law made after the date of this Agreement;
(ii)any change in the status of the Charterer after the date of this Agreement; or
(iii)a proposed assignment or transfer by a Lender of any of its rights and obligations under the Finance Documents to a party that is not a Lender prior to such assignment or transfer, obliges a Finance Party (or, in the case of paragraph (iii) above any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Charterer shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any other Finance Party or, in the case of the event described in paragraph (iii) above, any prospective new Lender) in order for the relevant Finance Party or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.
15.INSURANCE
The Charterer, at its own expense and in accordance with the report of the insurance advisors appointed by the Owners and the Security Agent and without expense to any Owner or the Security Agent, shall cause to be carried and maintained Insurances in respect of the Vessel through brokers approved by the Representative Owner and the Security Agent (acting on the instructions of the Majority Lenders) (the “Approved Brokers”) against fire and usual marine risks (including hull and machinery and Excess Risks) in such amounts in, and on an agreed value basis, Dollars not less than the greater of (i) 110% of the Stipulated Loss Value and (ii) the Fair Market Value of the Vessel at the time of coverage, against other risks including, but not limited to, hull and machinery risks, Excess Risks, fire and marine risks, war risks (including risks of mines, piracy and all risks, whether or not regarded as war risks, piracy, terrorism, London Blocking and Trapping Addendum and Lost Vessel Clause, excepted by the free of capture and seizure clauses in the standard form Lloyds marine policy), against port risks in the event of the

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Vessel being laid up and against such other risks and matters that the Owners or the Security Agent consider

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reasonable for a prudent shipowner or operator to insure against in accordance with prevailing market practice from time to time, each with such level and amounts of deductibles, in such form (including, but not limited to, the form of the loss payable clause and notice of cancellation clause and the designation of named assureds), and with approved underwriters or insurance companies approved by the Representative Owner and the Security Agent and by policies in form and content approved by the Representative Owner and the Security Agent (acting on the instructions of the Majority Lenders) which will be no less favourable than the terms of equivalent insurance cover in relation to other similar vessels owned and/or operated by the Charterer Guarantor or its Subsidiaries; or in respect of war risks only, by entering the Vessel in an approved war risks association. For the avoidance of doubt, the war risks insurance will include war protection and indemnity liability, and will be not less than the greater of (i) 110% of the Stipulated Loss Value and (ii) the Fair Market Value of the Vessel at the time of coverage.
(a)Subject to paragraph (c), the Charterer shall ensure that the Charterer, the Registered Owner and the Owners are the only named insureds, unless the interest of every other named insured is limited:
(i)in respect of any Insurances for hull and machinery and war risks;
(A)to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and
(B)to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and
(ii)in respect of any Insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;
and every other named insured has undertaken in writing to the Security Agent (or, after the end of the Facility Period, the Owners) (in such form as it requires) that any deductible shall be apportioned between the Charterer and every other named insured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Agent (or, after the end of the Facility Period, the Owners) to collect or recover any moneys which at any time become payable in respect of the Insurances.
(b)The Charterer shall if the Agent so requires, name (or cause the Insurances to be amended to name) the Security Agent as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;
The Charterer shall enter and at all times maintain the entry of, or cause to be entered and maintained the entry of, the Vessel in one or more protection and indemnity clubs or associations which shall be members of

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the International Group of P&I Clubs (the “International Group”) in the names of the Owners, the Registered Owner, the Owner Parent or (if the Security Agent (or, after the end of the Facility Period, the Owners)) in the joint names of the Charterer, the Manager, any Sub-charterer, the Owners, the Registered Owner, the Owner Parent and the Security Agent without the Security Agent or the Owners being liable but having the right to pay premiums, for her full value and tonnage of the Vessel (as approved in writing by the Security Agent on instructions of the Majority Lenders or, after the end of the Facility Period, by the Representative Owner) against all protection and indemnity risks:
(i)at the highest amount available from (and in any event not less than US$1,000,000,000 or such other amount of cover against pollution risks as shall at any time be comprised in the basic entry of the Vessel with) either a protection and indemnity association which is an acceptable member of either the International Group (or any successor organisation designated by the Security Agent (or, after the end of the Facility Period, the Representative Owner) for this purpose) or the International Group (or such successor organisation) itself (including pollution risks for the highest amount in respect of which cover is or may be available for ships similar to the Vessel) and upon such terms as shall from time to time be approved in writing by the Security Agent (acting on instructions of the Majority Lenders) and the Representative Owner, including, inter alia, (A) war, strikes, riots, piracy and terrorism risks, (B) pollution risks, (C) the proportion of loss not recoverable under the running down clause of the hull policy of the Vessel in case of collision, (D) claims of any persons whomsoever against the Vessel, any managers or demise charterers of the Vessel, or their agents or servants, who may suffer or allege they suffer damage or injury to or death of or loss of person or property, and (E) such other risks as may be required by any regulations of the Flag State and of any other jurisdiction in which the Vessel may from time to time be registered, operated, chartered and/or maintained; or
(ii)if the International Group or any such successor ceases to exist or ceases to provide or arrange any cover for pollution risks (or any supplemental cover for pollution risks over and above that afforded by the basic entry of the Vessel with its protection and indemnity association), such aggregate amount of cover against pollution risks as shall be available on the open market and by basic entry with a protection and indemnity association for ships of the same type, size, age and flag as the Vessel, provided that, if the Vessel has ceased trading or is in lay-up and in either case has unloaded all cargo, the level of pollution risks cover afforded by ordinary protection and indemnity cover available through a member of the International Group or such successor organisation or, as the case may be, on the open market and consented to by the Security Agent and the Representative Owner in such circumstances shall be sufficient for such purposes.
Whenever the Vessel is trading to Japanese territorial waters and when so required by the Owners or the Security Agent, the Charterer shall maintain in full force and effect social responsibility insurance in respect of the

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Vessel with underwriters or insurance companies approved by the Representative Owner or the Security Agent (acting on instructions of the Majority Lenders) and by policies in form and content approved by the Representative Owner or the Security Agent (acting on instructions of the Majority Lenders), provided always that a first class borrower or operator of vessels such as the Vessel would maintain and effect such social responsibility insurance.
(c)Upon the request by the Security Agent, the Charterer shall pay the Security Agent the cost of a mortgagee’s interest insurance and mortgagee additional perils (pollution) policy, on the Vessel in an amount specified by the Security Agent, being an amount equal to 110% of the Loan then outstanding at the time of coverage (or such lesser amount as may be approved in writing by the Security Agent acting on instructions of the Majority Lenders) and, in each case, upon such terms as shall from time to time be approved in writing by the Security Agent.
(d)The Owners shall be entitled from time to time to effect, maintain and renew, at the cost of the Charterer, an innocent owner’s insurance policy for any portion of their funding exposure not covered by the mortgagee interest insurance and an innocent owner’s additional perils insurance, each on such terms, through such insurers and generally in such manner as the Owners may from time to time consider appropriate and in line with shipping practices. The Charterer shall upon demand fully indemnify the Owners in respect of all premiums which are incurred in connection with the said innocent owner’s insurances.
(e)The Charterer shall not, without the prior written consent of the Representative Owner and Security Agent (acting on the instructions of all the Lenders), materially alter any Insurance nor make, do, consent or agree to any act or omission which would or might render any Insurance invalid, void, voidable or unenforceable or render any sum paid out under any Insurance repayable in whole or in part.
The Charterer shall promptly advise in writing the Representative Owner and the Security Agent of any change in or lapse of any such insurance by expiration, termination, failure to renew or otherwise and of any default in payment of any premium and of any other act or omission on the part of the Charterer. Neither the Owners nor the Security Agent shall be deemed to have knowledge of any change in or such lapse of insurance in the absence of receipt of notice from the Charterer. The Charterer shall advise the Representative Owner and the Security Agent, at least two (2) weeks prior to the expiration date of any insurance carried pursuant to this Agreement, that such insurance has been or is being renewed or replaced with new insurance which complies with the provisions of Clause 15 (Insurance) and with underwriters or insurance companies either previously approved by the Representative Owner and the Security Agent (acting on instructions of the Majority Lenders). The Charterer shall procure that the brokers and/or war risks and protection and indemnity clubs and associations shall promptly confirm in writing to the Security Agent and the Representative Owner as and when each renewal is effected. Where the Security Agent’s or Representative Owner’s, as the case may be, insurance advisor has advised in writing that any insurance requires a material change due

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to a material change in insurance market terms and/or practice (and the Security Agent or, as the case may be, the Representative

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Owner has notified the Charterer of the same), the Charterer shall provide copies of the amended insurance documentation to the Security Agent and the Representative Owner prior to their renewal reflecting such material change or, if such material change is not reflected for any reason, obtain the consent of the Security Agent and the Representative Owner prior to renewing any such insurance.
(f)The Charterer shall, subject to Charterer’s pre-approval of such costs, reimburse the Agent and the Owners on demand for all costs and expenses incurred by the Agent or the Owners, as applicable, in obtaining from time to time a report on the adequacy of the Insurances from an insurance adviser instructed by the Agent or the Representative Owner, as applicable.
(g)The Charterer shall deliver to the Representative Owner and the Security Agent a written confirmation (in the form of letters of undertaking) of the Charterer’s brokers or protection and indemnity club to the effect that the relevant policy shall not be cancelled or terminated (in the event of non-payment of premium or other specified events, other than relevant automatic termination and cancellation provisions) without at least (i) in respect of protection and indemnity policies only, fourteen (14) days’ prior written notice and (ii) in the case of all other insurances, ten (10) days’ prior written notice, in each case to the Representative Owner and the Security Agent.
(h)Until otherwise agreed to by the Representative Owner and the Security Agent, the hull and machinery and the protection and indemnity insurance required by this Clause shall not stipulate any deductibles or franchises other than, with respect to the hull and machinery insurance, no higher than US$5,000,000 for all claims per accident or occurrence excluding Total Loss claims.
(i)For the purposes of insurance for the benefit of the Owners, the Registered Owner, the Lenders and the Security Agent against Total Loss, the Vessel and all of its equipment and appurtenances shall be insured on an agreed value basis which is up to the greater of (i) 110% of the Stipulated Loss Value and (ii) the Fair Market Value of the Vessel at the time of coverage.
(j)Unless an Event of Default or an Acceleration Event shall have occurred and be continuing:
(i)each sum receivable in respect of a major casualty (being any casualty in respect of which the claim or the aggregate of the claims exceeds US$5,000,000, other than in respect of protection and indemnity risk insurances), shall be paid to the Security Agent (or, after the end of the Facility Period, the Owners); and
(ii)the insurance moneys received by the Security Agent (or, after the end of the Facility Period, the Owners) in respect of any such major casualty (other than in respect of a Total Loss) shall be paid:
(A)to the person to whom the relevant liability shall have been incurred; or
upon the Charterer furnishing evidence satisfactory to the Security Agent (or, after the end of the Facility Period, the

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Representative Owner) that all loss and damage resulting from the casualty has been properly made good and repaired, to the Charterer or, at the option of the Security Agent (or, after the end of the Facility Period, the Owners), to the person by whom any repairs have been or are to be effected; and
(iii)the receipt by any such person referred to in paragraphs (i) and (ii) above shall be a full and sufficient discharge of the same to the Security Agent (or, after the end of the Facility Period, the Owners).
(k)Subject to Clause 15(n):
(i)each sum receivable in respect of the Insurances (insofar as the same are hull and machinery or war risks insurances) which does not exceed the lower of (a) US$5,000,000 and (b) 5% of the market value of the Vessel or its equivalent shall be paid in full to the Charterer or to its order and shall be applied by it for the purpose of making good the loss and fully repairing all damage in respect of which the receivable shall have been collected;
(ii)each sum receivable in respect of protection and indemnity risk Insurances shall be paid directly to the person to whom the liability to which that sum relates was incurred, or to the Charterer in reimbursement to it of moneys expended in satisfaction of such liability;
(iii)notwithstanding any other provision in Clauses 15(l) and 15(m), all Total Loss Proceeds shall be applied in accordance with Clause 16 (Loss, Damage and Compensation) of this Agreement; and
(iv)all sums receivable in respect of the Insurances after the occurrence of an Event of Default or an Acceleration Event shall be paid to the Security Agent (or, after the end of the Facility Period, the Owners) and the Security Agent (or, after the end of the Facility Period, the Owners) shall apply them in accordance with clause 16.11 (Application of moneys by Security Agent) of the Loan Agreement or otherwise as appropriate.
(l)The Charterer shall deliver to the Representative Owner and the Security Agent copies of all cover notes, binders, policies and certificates of entry in protection and indemnity associations from time to time issued, and all endorsements and riders amendatory thereof, and/or broker’s undertakings (containing loss payable and notice of cancellation clauses acceptable to the Owners and the Security Agent) and the notice of assignment in respect of insurance maintained under this Agreement.
The Charterer agrees that it will not do any act or voluntarily suffer or permit any act to be done, whereby any insurance required hereunder shall or may be suspended, impaired or cancelled and will not knowingly suffer or permit the Vessel to engage in any voyage, or to carry any cargo, not permitted under the policies of insurance in effect, without first covering the Vessel with insurance satisfactory in all respects, for such voyage or the carriage of such cargo.

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(m)The Charterer shall maintain for the benefit of the Owners and the Vessel evidence of financial responsibility (by insurance, bond or otherwise) as required by applicable law in respect of damage or pollution attributable to the nature of the cargo carried or the Vessel’s bunkers, fuel, etc.
(n)The Charterer shall duly and punctually pay when due all premiums, calls, contributions or other sums of money from time to time payable in respect of any Insurance and on request produce the receipts for each sum paid by it.
(o)The Charterer shall not settle, release, compromise or abandon any claim in respect of any Total Loss unless the Representative Owner and Security Agent (acting on the instructions of the Lenders) is satisfied that such release, settlement, compromise or abandonment will not prejudice the interests of the Finance Parties under or in relation to any Operative Document.
(p)The Charterer shall arrange for the execution and delivery of such other guarantees as may from time to time be required by any protection and indemnity or war risks club or association. The Charterer shall comply strictly with the requirements of the United States Oil Pollution Act 1990 (the “Act”) if the Vessel is to trade in the United States of America and Exclusive Economic Zone (as defined in the Act), and the Registered Owner and the Security Agent may in such case effect insurance policies at the Charterer’s cost (in addition to the policies mentioned in Clause 15(f)) on terms reasonably acceptable to them. Before any such trade is commenced and during the entire period during which such trade is carried on, the Charterer shall:
(i)pay any additional premiums required to maintain protection and indemnity cover for oil pollution up to the limit available to the Charterer for the Vessel in the market;
(ii)make all such quarterly or other voyage declarations as may from time to time be required by the Vessel’s protection and indemnity association in order to maintain such cover;
(iii)submit the Vessel to such additional periodic, classification, structural or other surveys which may be required by the Vessel’s protection and indemnity insurers to maintain cover for such trade and promptly deliver to the Representative Owner and Security Agent copies of reports made in respect of such surveys;
(iv)implement any recommendations contained in the reports issued following the surveys referred to in paragraph (iii) above within the relevant time limits, and provide evidence satisfactory to the Representative Owner and the Security Agent that the protection and indemnity insurers are satisfied that this has been done; and
(v)in addition to the foregoing (if such trade is in the United States of America and Exclusive Economic Zone):
obtain and retain a certificate of financial responsibility under the Act in form and substance satisfactory to the United

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States Coast Guard and provide the Representative Owner and the Security Agent with evidence of the same;
(D)procure that the protection and indemnity insurances do not contain a US Trading Exclusion Clause or any other analogous provision and provide the Representative Owner and the Security Agent with evidence that this is so; and
(E)comply strictly with any operational or structural regulations issued from time to time by any relevant authorities under the Act so that at all times the Vessel falls within the provisions which limit strict liability under the Act for oil pollution.
(q)The Charterer shall procure that the interest of the Security Agent, the Registered Owner and the Owners are each noted on all policies of insurance relating to the Vessel.
(r)If any of the marine or war Insurances form part of fleet cover, the Charterer must ensure that the Approved Broker and/or insurer agrees with the Owners and the Security Agent:
(i)not to set off any claims for premiums due in respect of other vessels or equipment in the fleet against any claims in respect of the Vessel; and
(ii)not to cancel the insurance of the Vessel due to non-payment of a premium for other vessels in the fleet or for other insurances.
(s)The Charterer shall procure that a loss payee provision in the form scheduled to the Security Assignment (including the provisions that the Security Agent (or, after the end of the Facility Period, the Owners) shall be the sole loss payee of insurance proceeds in respect of the Total Loss or any major casualty) and reflecting the provisions of Clauses 15(l) and 15(m) are endorsed on all policies of insurance relating to the Vessel.
(t)The Charterer shall obtain from the relevant insurance brokers letters of undertaking in the forms consistent with the then-current market practice in the insurance market in which the approved broker (if any appointed) operates or any professional association of which the approved broker is a member and from the Protection and Indemnity Club their standard Letters of Undertaking, having regard to the practices prescribed by the International Group for P&I or war risk associations/clubs.
In the event that the Charterer receives payment of any moneys in respect of the Insurances, save as provided in the loss payable clauses scheduled to the Security Assignment, forthwith pay over the same to the Security Agent and, until paid over, such moneys shall be held for the Owners and the Security Agent by the Charterer. The Charterer undertakes that the Sub-charterer, the Manager (and any Subsidiaries of the Manager named in the Insurances) and the Owners shall be (subject to the terms of the Charterer Assignment) the only persons entitled to any of the benefits or entitled to exercise any of the rights as an assured party under or in respect of the Insurances.

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(aa) The Charterer confirms that it is aware that Agent will be obtaining an opinion from an independent insurance consultant on such matters relating to the Insurances as the Agent may require.
(bb) The Charterer shall provide the Security Agent with five (5) Business Days’ prior written notice of any change by any insurance broker of the underwriter(s). On the date of the change of the underwriter(s), the Charterer shall provide the notice of assignment in respect of the relevant insurance to the new underwriter(s).
(cc) In the event that the Charterer shall be in default in respect of any of its obligations to obtain and maintain Insurance under this Clause 15 (Insurance), the Owners, the Representative Owner, the Registered Owner and the Security Agent each shall have the right (but not the obligation), without in any way limiting or otherwise modifying any other rights or remedies of the Owners, the Representative Owner, the Registered Owner or the Security Agent hereunder or at law or in equity by reason of such default or otherwise, to obtain such insurance, and in such event, the Charterer shall, upon demand, reimburse the Owners, the Representative Owner, the Registered Owner and/or the Security Agent, as the case may be, for the cost thereof.
16.LOSS, DAMAGE AND COMPENSATION
(a)From the Charter Commencement Date until the Vessel have been returned to the Owners pursuant to Clause 17 (Redelivery), and without prejudice to the rights of the Charterer to its quiet, peaceful and continuing possession, use and enjoyment of the Vessel pursuant to Clause 11(e)(ii) of this Agreement, the Charterer shall bear the full risk of any loss, destruction, theft, condemnation, confiscation, seizure or requisition of or damage to the Vessel which shall deprive the Charterer of the use, possession or enjoyment thereof.
(b)Following the occurrence of the Total Loss with respect to the Vessel, the Charterer shall forthwith upon becoming aware of the Total Loss give the Owners and the Security Agent written notice of the Total Loss and shall pay to the Owners on the ninetieth (90th) day following the Date of Total Loss or, if insurance or other proceeds have been paid for such Total Loss before such date, on the date of payment of such proceeds (such date or the date of payment of such proceeds, as the case may be, is hereinafter called the “Settlement Date”) the sum (which shall be advised to the Charterer by the Owners in writing) of:
(i)the amount equal to the Stipulated Loss Value computed as of the Settlement Date;
(ii)all Charter Hire then due and payable; and
all other amounts then due and payable by the Charterer and the Charterer Guarantor under this Agreement or any other Operative Document.

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(c)At such time as the Charterer has irrevocably and unconditionally paid in full all amounts payable by the Charterer on the Settlement Date in accordance with Clause 16(b) then:
(i)title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer Title to Vessel) and thereupon the Charter Period and the obligation of the Charterer to pay Charter Hire hereunder in respect of the Vessel shall terminate immediately without further act; and
(ii)the Owners shall at the request of the Charterer cooperate with the Charterer with a view to enabling the Charterer to bring all claims against third parties for damage relating to the Vessel arising from the Total Loss.
(d)In the event of the Compulsory Acquisition of the Vessel after the Charter Commencement Date, all moneys or other compensation received by the Owners or the Charterer in respect of the Vessel shall be retained by or paid to the Security Agent in accordance with clause 16.11 of the Loan Agreement.
17.REDELIVERY
(a)In the event that the Charterer has not exercised its option to purchase the Vessel pursuant to Clause 21(a) or the chartering of the Vessel hereunder has been terminated pursuant to any term of this Agreement and if the Charterer has not otherwise acquired title to the Vessel pursuant to Clause 22 (Transfer of Title to Vessel), the Charterer shall, at its own expense, redeliver the Vessel to the Owners or their designee on the expiry date of the Charter Period at an easily accessible recognised safe and ice-free port of the Owners’ choosing in Japan or in any other location to be designated by the Owners. All costs, charges, stamp duties, taxes, legal fees and other costs and expenses whatsoever associated with the redelivery of the Vessel shall be payable by the Charterer including, without limitation, the redelivery inspection, examination and survey and/or cancellation of registration or any release of any Security Documents as a result shall be at the sole cost of the Charterer.
(b)At the time of redelivery of the Vessel under Clause 17(a), at the Charterer’s expense:
(i)the Vessel shall comply with all the requirements in Schedule 7 and shall be in such condition as to demonstrate compliance by the Charterer with its obligations under this Agreement;
all subsisting rights relating to the Vessel which are capable of assignment to the Owners and which are, at the time of delivery, vested in the Charterer shall be assigned by the Charterer to the Owners or such person as the Owners may stipulate as the purchaser of the Vessel, as appropriate, and the Charterer shall, at its own cost and expense, execute such documentation and give such notices to give effect to such assignment as the Owners may reasonably request; and

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(ii)no later than seven (7) days prior to the expiry date of the Charter Period, a survey shall be carried out by a surveyor of a survey company of international reputation nominated by the Representative Owner in order to determine the structure, state, condition and class of the Vessel and whether the Charterer has complied with the requirements relating to redelivery and the redelivery conditions pursuant to this Clause 17 (Redelivery). The determination of such survey will be binding on each of the Owners and the Charterer save for manifest error.
(c)Until the Vessel shall have been redelivered to the Owners pursuant to Clause 17(a) in the condition required by Clause 17(b) following the survey to be carried out pursuant to Clause 17(b), the Charterer shall, at no cost to the Owners:
(i)continue to perform all its obligations under this Agreement and, in particular without limitation, it shall continue (A) to perform its undertakings under Clauses 11(a), 12 and 13 and (B) to procure that the Vessel is insured in accordance with Clause 15 (Insurance); and
(ii)unless the Representative Owner otherwise directs, store or procure the storing of the Vessel at the location designated by the Representative Owner and under conditions reasonably approved by the Representative Owner.
(d)Upon completion of the redelivery of the Vessel in accordance with Clauses 17(a) and 17(b), the Charterer shall arrange for the storing of the Vessel at a port chosen by the Charterer and acceptable to the Owners for a period of sixty (60) days from the date of such completion, at no cost to the Owners.
(e)Notwithstanding any provision to the contrary in this Agreement or any other Operative Document and regardless of the expiration or early termination of the Charter Period, the Charterer’s obligations to maintain the Vessel, at the Charterer’s expense, in good operating condition and repair in accordance with all the standards set forth in Clause 13(a) and to comply with all provisions of this Clause 17 (Redelivery) shall survive until the Charterer has fully performed all its obligations under this Clause 17 (Redelivery).
(f)In the event that the Charterer has not exercised its voluntary option to purchase under Clause 21(a) by (and including) the Early Buy-out Option Notification Cut-off Date, the Owners and, if any, the Remarketing Agent shall be entitled to remarket the Vessel from the Early Buy-out Option Notification Cut-off Date, and the Charterer shall, at the request of the Owners or such Remarketing Agent, fully cooperate with the Owners or such Remarketing Agent, as the case may be, in connection with such remarketing, provided that the cost of such remarketing shall be borne by the Owners and that such remarketing shall not prejudice the right of the Charterer under Clause 11(e)(ii).
Each party shall exercise its rights and perform its obligations under this Clause 17 (Redelivery) in accordance with, and subject to, and only to the extent permitted by, the terms of the Security Documents and subject to the rights of the Finance Parties under the Security Documents.

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(g)In the event that any of the redelivery conditions set out in this Clause 17 (Redelivery) have not been complied with, the Owners shall be entitled to claim damages from the Charterer in respect of any losses suffered or incurred and properly documented by the Owners in respect of such breach including, without limitation, in respect of costs incurred and properly documented by the Owners to put the Vessel in the condition required by this Clause 17 (Redelivery).
18.EVENTS OF DEFAULT
Each of the following events shall constitute (A) a repudiatory breach of this Agreement and (B) an Event of Default and shall entitle the Owners to the measures and remedies set out in Clause 19 (Owners’ Rights following an Event of Default):
(a)the Charterer fails to make any payment of Charter Hire or any other amount payable under this Agreement or any other Operative Document on the due date, unless the non-payment is due to a technical or administrative default in the transfer of funds and is remedied within three
(3) Business Days; or
(b)the Charterer Guarantor fails to make any payment of any amount payable under the Guarantee or any other Operative Document or the Charterer fails to make any payment of any amount payable under the Charterer Account Charge and Onward Assignment on the due date, unless the non-payment is due to a technical or administrative error in the transfer of funds and is remedied within three (3) Business Days of the due date; or
(c)the Charterer, the Charterer Guarantor or the Manager does not comply with any provision of the Operative Documents to which it is a party (other than those referred to in this Clause or the occurrence of any Change of Control Event), provided that, no Event of Default under this subparagraph will occur if the failure to comply is in the opinion of the Agent (acting on the instructions of all the Lenders) and the Owners capable of remedy and is remedied within thirty (30) days of the earlier of
(i) the giving of notice to the Charterer and (ii) the Charterer becoming aware of the failure to comply; or
(d)the Charterer or, as applicable, the Charterer Guarantor shall:
(i)fail to obtain and/or maintain or cause to be obtained and/or maintained (in each case in accordance with the terms of Clause 15 (Insurance)) the Insurances in full force and effect or if any Insurer in respect of any Insurance shall cancel the Insurances or disclaims liability by reason, in either case, of misstatement in any proposal for the Insurances or for any other failure or default on the part of the Charterer or the Charterer commits any other breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 15 (Insurance) unless such breach is caused solely by a Sub-charter Breach in which case the Charterer shall be given seven (7) days remedy period; or
(ii)breach any of its covenants under Clause 11(c)(iv); or
fails to redeliver the Vessel in accordance with this Agreement; or

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(iii)breach any of its covenants under clause 7 (Financial covenants) of the Guarantee; or
(e)the Charterer Guarantor, the Charterer or the Manager breaches any of its covenants or representations under Clauses 10(a)(xliii), 10(a)(xliv), 10(a)(xlvi), 10(a)(xlvii), 11(a)(ix), 11(a)(x), 11(a)(xi) and 11(a)(xiii) of this Agreement or clauses 6.1.14 (Sanctions) and 8.7 (Sanctions) of the Guarantee, provided that it shall not be an Event of Default if (i) in the opinion of the Agent (acting on the instructions of the Majority Lenders) and the Owners there is a reasonable prospect of the breach being remedied within the period determined by the Agent (acting on the instructions of the Majority Lenders) and the Owners (each acting reasonably) which period shall not be greater than seven (7) days of the breach occurring and (ii) the breach is remedied to the Agent and Owners’ satisfaction within such permitted remedy period; or
(f)any representation or warranty of the Charterer, the Manager or the Charterer Guarantor in this Agreement or any other Operative Document to which it is a party, is or proves to have been untrue, inaccurate, incorrect or misleading in each case as of the date when made, deemed made or repeated and, if capable of remedy, is not remedied within thirty (30) days after discovery of the same; or
(g)any Authorisation from any Government Entity necessary to enable the Charterer, the Charterer Guarantor or the Manager to comply with any provision under any Operative Document is not granted, expires without being renewed or is withdrawn, cancelled, suspended, revoked or modified as a result or any action or omission of the Charterer, the Charterer Guarantor or the Manager so that it would have a Material Adverse Effect on the Charterer’s, the Charterer Guarantor’s or the Manager’s ability to perform its obligations under the Operative Documents; or
(h)the Charterer or the Charterer Guarantor suspends or ceases to carry on the whole or a substantial part of its primary business existing as of the date of this Agreement; or
(i)any of its Financial Indebtedness is not paid when due or any “event of default” (howsoever described) occurs thereunder (after the expiry of any originally applicable grace period or prematurely at any time) in respect of the Charterer or the Charterer Guarantor and the aggregate unpaid amount of Financial Indebtedness is more than eight million dollars (US$8,000,000.00) or its equivalent; or
(j)the Charterer or the Charterer Guarantor is subject to an unsatisfied, uninsured judgment in its disfavour following final appeal and this is likely to have a Material Adverse Effect; or
(k)any expropriation, attachment, sequestration, distress or execution which affects any asset or assets of the Charterer is not discharged within twenty
(20) days unless contested in good faith; or

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(l)any of the following occurs in respect of the Charterer or the Charterer Guarantor:
(i)it is, or is deemed for the purposes of any Applicable Law to be, unable to pay its debts as they fall due or insolvent;
(ii)it admits its inability to pay its debts as they fall due;
(iii)it suspends making payments on any of its debts or announces an intention to do so;
(iv)a moratorium is declared in respect of any of its indebtedness; or
(v)insolvency proceedings or any analogous procedure is initiated against it; or
(m)there shall occur a Material Adverse Effect; or
(n)to the extent the Manager is a company in the Flex Group, there shall occur an event of default in respect of the Manager under the Management Agreement, or any of the Manager’s obligations under the Management Agreement has been breached by the Manager and such breach is not remedied pursuant to the terms thereof; or
(o)commencement of any litigation, arbitration, regulatory, administrative proceeding or other actions or proceedings or Environmental Losses before any court, governmental or administrative agency or arbitral body (including, but not limited to, investigative proceedings), in each case against the Charterer or the Charterer Guarantor which, if adversely determined, might reasonably be expected to constitute a Material Adverse Effect, provided that no Event of Default shall occur if such proceedings are frivolous and are discharged within fourteen (14) days; or
(p)in the event of:
(i)a writ or libel being filed against the whole or any part of the Vessel, her Earnings or the Insurances, or of any of the same being arrested, attached or levied upon pursuant to legal process or purported legal process; or
(ii)detention of the Vessel in exercise or purported exercise of any lien or claim referred to in paragraph (i) above, the Charterer or the Charterer Guarantor shall have failed to procure the discharge of the writ or libel or, as the case may be, the release of the Vessel, her Earnings and the Insurances from such arrest, attachment, levy or detention within twenty (20) days upon receiving notice, by providing bail or procuring the provision of security or otherwise as the circumstances may require, in each case unless contested in good faith in which case the Charterer or the Charterer Guarantor, as the case may be, will have an additional thirty (30) days to procure the discharge of the writ or libel or, as the case may be, the release of the Vessel, her Earnings and the Insurances from such arrest, attachment, levy or detention and a further thirty (30) days to so procure where the Charterer or the Charterer Guarantor, as the case may be, demonstrates to the satisfaction of the Representative Owner

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and the Agent (each acting reasonably) that the Charterer or the Charterer Guarantor, as the case may be, continues to contest such arrest, attachment, levy or detention in good faith; or
(q)any of the Operative Documents shall become impaired, null and void or invalid or unenforceable either in whole or in part whereby in the reasonable judgment of the Owners and/or the Agent’s, the Owners’, the Registered Owner’s and/or the Finance Parties’ position is materially impaired or may become impaired; or
(r)any Transaction Security ceases to be legal, valid, binding, enforceable or effective or such Transaction Security ceases to provide a perfected first priority security interest in favour of the Owners or the Security Agent, as the case may be and the same is not remedied within thirty (30) days of the cessation; or
(s)the Charterer or the Charterer Guarantor repudiates any material provision of an Operative Document or evidences an intention to repudiate any material provision of an Operative Document; or
(t)the registration of the Vessel or the Mortgage is contested or becomes void or voidable or liable to cancellation or termination, or the validity or priority of a Mortgage is contested; or
(u)the country of registration of the Vessel becomes involved in war (whether or not declared) or civil war or is occupied by any other power and the Security Agent in its discretion considers that, as a result, the security conferred by the Security Documents is materially prejudiced; or
(v)the Vessel is abandoned; or
(w)an Acceleration Event arises as a result of an Event of Default; or
(x)any of the conditions subsequent specified in Schedule 2 Part 3 are not satisfied within the required time period; or
(y)any merger, amalgamation, de-merger, split-up, divest, consolidation with or into any other person or be the subject of any reconstruction, name change or change of type of organisation of the Charterer or Charterer Guarantor, as applicable, occurs without the written consent of the Representative Owner and the Agent.
19.OWNER’S RIGHTS FOLLOWING AN EVENT OF DEFAULT OR A RELEVANT EVENT
(a)If a Relevant Event occurs and while it is continuing, the Owners or the Security Agent (on behalf of the Owners) may, at any time after the occurrence of that Relevant Event and so long as the same is continuing, provide a notice to the Charterer declaring that a Relevant Event has occurred.
(b)If an Event of Default occurs:
as described in Clause 18 (Events of Default), the Owners or the Security Agent (on behalf of the Owners) may, at any time after the

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occurrence of that Event of Default and so long as the same is continuing, by notice to the Charterer (which notice may be contained in any notice delivered pursuant to Clause 19(a) or in a separate notice given at a later time) terminate the Charter Period, (or, at the option of the Owners and the Security Agent as the assignee under the Security Assignment, the chartering of the Vessel under this Agreement) on the Termination Date specified in such notice (which Termination Date may be the date of such notice or any later date) and the Charter Period shall terminate on that Termination Date; and/or
(i)following the Termination Date or any notice being served on the Charterer pursuant to Clause 19(a), the Owners may exercise any right or remedy which may be available to the Owners under the Operative Documents or Applicable Law or proceed by appropriate court or other action to enforce performance by the Charterer and/or the Charterer Guarantor of the applicable covenants and provisions of this Agreement or any other Operative Document or to recover damages for the breach thereof.
(c)After    the    Owners    have    given    a    notice of    termination    pursuant    to Clause 19(b):
(i)the Charter Period in respect of the Vessel (or, at the option of the Owners (and the Security Agent as the assignee under the Security Assignment) the chartering of the Vessel under this Agreement) shall terminate on the date specified in such notice (which shall be the Termination Date), and the Charterer shall:
(A)at the Charterer’s expense, return the Vessel to the order of the Owners (or to the order of any purchaser of the Vessel designated by the Owners) in accordance with Clause 17 (Redelivery) and perform its obligations described therein;
be obliged to pay on the Termination Date the sum of (I) the Stipulated Loss Value as of the Termination Date, (II) any unpaid Charter Hire in respect of the Vessel due and payable on or prior to the Termination Date and (III) all other amounts owing by the Charterer to the Owners, the Finance Parties or any other Indemnitee under this Agreement or any other Operative Document. Upon receipt by the Owners, the Finance Parties and each other Indemnitee of all such amounts payable to them under the Operative Documents and subject to paragraph (ii) below (a) title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel) and (b) the Charter Period shall terminate;

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(B)indemnify the Owners and the Finance Parties on demand against any loss (excluding loss of profit), damage, expense, cost or liability which the Owners or the Finance Parties, as the case may be, may sustain or incur directly or indirectly as a result, including but not limited to:
I.the cost of funds borrowed in order to carry any unpaid amount;
II.any premium, penalty or expense which may be incurred as a result of acceleration of the Loan or any Break Costs arising as a result of any non-payment by the Charterer; and
III.any loss, cost, expense or liability sustained or incurred by the Owners or the Finance Parties, as the case may be, owing to Charterer’s failure to redeliver the Vessel on the date, at the place and in the condition required by this Agreement;
(ii)notwithstanding Clause 19(c)(i)(A), in the event that all sums due and owing to the Owners, the Finance Parties and any other Indemnitees under Clause 19(c)(i) have been irrevocably and unconditionally received by the Owners, the Finance Parties and any other Indemnitees, the Charterer may take title to the Vessel from the Owners in accordance with Clause 22 (Transfer of Title to Vessel) by paying to the Owners an additional amount, if any, which is the excess of the then Fair Market Value of the Vessel (as determined in accordance with the appraisals from internationally reputable appraisers appointed by the Owners at the Charterer’s cost) over the Stipulated Loss Value as of the Termination Date; and
(iii)if the Charterer does not pay all sums owing pursuant to Clause 19(c)(i) and/or does not return the Vessel to the Owners by the Termination Date, then (but without prejudice to the Charterer’s obligations to pay the amounts required to be paid pursuant to Clause 19(c)(i) or any other provision of this Agreement): (x) the Owners (acting on the instructions of the Security Agent) may repossess the Vessel by all means legally available to them in any relevant jurisdiction; and (y) the Owners (acting on the instructions of the Security Agent) may after the Termination Date sell the Vessel in any manner and for any price as the Owners (acting on the instruction of the Security Agent) think fit.
(d)Upon the sale of the Vessel in accordance with the provisions of Clause 19(c)(ii), the sales proceeds shall be paid to the Dollar Account A and the proceeds shall be applied in accordance with clause 16.11 (Application of moneys by Security Agent) of the Loan Agreement.
Each party shall exercise its rights and perform its obligations under this Clause 19 (Owners’ Rights following an Event of Default) in accordance with and subject to, and only to the extent permitted by, the terms of the Security Documents and subject to the rights of the Finance Parties under the Security Documents.

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20.RELEVANT PARTY EVENT AND CHARTERER’S RIGHTS
(a)At any time after the occurrence of any Relevant Party Event and so long as the same is continuing, the Charterer may:
(i)proceed by appropriate court action to enforce performance by any Relevant Party of the applicable obligations, covenants or undertakings of this Agreement or the other Operative Documents or to recover damages for the breach thereof (for the avoidance of doubt, during such period the Charterer shall continue to pay Charter Hire and all other amounts payable by it under the Operative Documents); and/or
(ii)if the parties are unable to reach an agreement after the consultation set out in Clause 20(b) within fourteen (14) days of the occurrence of such Relevant Party Event, terminate the Charter Period within sixty
(60) days after the end of such 14-day period by notice to the Owners, and the Charter Period shall terminate on the Termination Date specified in such notice. On such Termination Date, the Owners shall transfer title and ownership to the Vessel to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel) in exchange for the Charterer’s payments to the Owners of an amount equal to the sum of (A) the Special Termination Value as of the Termination Date, (B) any unpaid Charter Hire in respect of the Vessel due and payable on or prior to the Termination Date and
(C) all other amounts due and payable that remain outstanding and owing by the Charterer to the Owners, the Finance Parties and any other Indemnitees under this Agreement or any other Operative Document.
(b)In the event that any Relevant Party Event occurs with respect to the Owner Parent (and not to the Owners or the Registered Owner) at any time, any of the Charterer, the Owners and the Agent (acting on the instructions of all the Lenders) may request (by giving written notice) that they consult in good faith with each other with the view of (A) causing a Relevant Party not subject to such Relevant Party Event to assume the rights and obligations of the Relevant Party subject to such Relevant Party Event under the Operative Documents or take over such Relevant Party or (B) causing the shareholding by the Owner Parent in the Owners and Registered Owner to be assigned or transferred to a third party which is acceptable to the Charterer and the Agent (acting on the instructions of all the Lenders), each acting in good faith.
21.OPTION TO PURCHASE AND EARLY TERMINATION
(a)Voluntary Option to Purchase
(i)The Charterer shall have the right, exercisable by irrevocable written notice to the Owners given not earlier than eighteen (18) months nor later than twelve (12) months prior to each Early Buy-out Date to purchase the Vessel upon the relevant Early Buy-out Date.
If such notice is given by the Charterer, the Charter Period shall terminate on the relevant Early Buy-out Date and the Charterer shall be obliged to pay to the Owners on the relevant Early Buy-out Date

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(i) the relevant Early Buy-out Price, (ii) all Charter Hire then due and payable and (iii) all other amounts then due and payable by the Charterer and the Charterer Guarantor under this Agreement or any other Operative Document and upon receipt by the Owners, the Finance Parties and the other Indemnitees of their respective portions of all such amounts title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel).
(ii)In the event that the Charterer (i) has advised the Owners on or prior to the Early Buy-out Option Notification Cut-off Date that it will not exercise the Early Buy-out Option on the Second Early Buy-out Date or (ii) has not provided the Owners by the Early Buy-out Option Notification Cut-off Date with a notice to exercise the Early Buy-out Option on the Second Early Buy-out Date, then in each such case it will pay to the Owners on or prior to the Early Buy-out Option Notification Cut-off Date applicable to the Second Early Buy-out Date a lump sum, non-refundable amount equal to the Supplemental Hire Amount as supplemental hire amount. In the event that the chartering of the Vessel terminates for any reason after the Early Buy-out Option Notification Cut-off Date applicable to the Second Early Buy-out Date, such supplemental hire amount shall not reduce or affect the obligation of the Charterer to make a relevant termination amount (including, without limitation, the Stipulated Loss Value or the Special Termination Value as applicable) in connection with such termination, which must be paid in full.
(b)Early termination as a result of additional payments
(i)Notwithstanding anything in this Agreement to the contrary, if the Charterer shall become obliged to indemnify and pay to the Owners any amount under Clause 9(a) (Tax Indemnity) or make additional payments to the Owners under Clause 9(f), then, upon or at any time after the expiry of any period of consultation required by Clause 9(g) and unless, in the case of the additional payment under Clause 9(f), the Owners shall not waive their right for such payment, the Charterer shall be entitled, by notice to the Owners, to terminate the Charter Period with the consent of the Agent acting on the instructions of all the Lenders in respect of the Vessel on the date specified in such notice (which shall be the Termination Date), being not earlier than ten (10) Business Days after the date of such notice.
The Charterer shall, on the Termination Date determined in accordance with paragraph (i) above, pay to the Owners the Stipulated Loss Value (in any case other than where the Special Termination Value is applicable below) or the Special Termination Value (if the relevant event resulting in the occurrence of the Termination Date is caused due to a change in law in Japan) as at the Termination Date, together with payment to the Finance Parties and other Indemnitees of all other amounts then due and payable by the Charterer and the Charterer Guarantor under this Agreement or any other Operative Document, and if the Termination Date is a Payment Date, the Charter Hire and all other amounts incurred and properly documented and payable on that date.

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(ii)At such time as the Owners, the Finance Parties and the other Indemnitees have received the amounts payable under the Operative Documents and in accordance with this Clause 21(b) in full, the obligation of the Charterer to pay Charter Hire hereunder after such date shall cease and the Charterer may take title to the Vessel from the Owners in accordance with Clause 22 (Transfer of Title to Vessel) by paying to the Owners the Stipulated Loss Value or the Special Termination Value (as the case may be) as of the Termination Date.
(c)Early termination as a result of unlawfulness
(i)Notwithstanding anything in this Agreement to the contrary, if
(A)it becomes or is likely to become unlawful or illegal under any Applicable Law or contrary to any consent or regulation for any person to participate, or continue to participate, in the transactions contemplated by the Operative Documents or for any relevant person to perform a material obligation thereunder; or
(B)any Government Entity withdraws, cancels or suspends any Authorisation or such Authorisation of any person to participate, or continue to participate, in the transactions contemplated by the Operative Documents (including, without limitation, any Sub-charterer) shall be modified so that it would materially and adversely affect such person’s ability to perform its obligations under the Operative Documents to which it is a party, and such withdrawal, cancellation or suspension is not as a result of any action or omission of the Charterer or the Charterer Guarantor;
then, upon or at any time after the expiry of any period of consultation required by Clause 21(c)(iv) or 21(c)(v) below, in the circumstances referred to above, either the Owners or the Charterer shall be entitled, by notice to the other, to terminate the Charter Period in respect of the Vessel on the date specified in such notice (which shall be the Termination Date), being not earlier than, four (4) Business Days prior to (i) (in case of any event set out in (i) above) the latest date permitted by the relevant Applicable Law, consent or regulation prior to such unlawfulness or illegality or being contrary to consent or regulation becoming effective or, if such unlawfulness or illegality or other circumstance has become effective, four (4) Business Days after the date of such notice, or (ii) (in case of any event set out in (ii) above) the date of withdrawal, cancel or suspension of such Authorisation or, if such withdrawal, cancel or suspension has become effective, four (4) Business Days after the date of such notice.
The Charterer must, on the Termination Date determined in accordance with the foregoing paragraph, pay to the Owners in accordance with the instructions of the Agent the Stipulated Loss Value (in any case other than where the Special Termination Value is applicable below) or the Special Termination Value (if the relevant event resulting in the occurrence of the Termination Date is caused due to a change in law in Japan) as at the Termination Date,

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together with payment to the Finance Parties and the other Indemnitees of all other amounts then due and payable by the Charterer and the Charterer Guarantor under this Agreement or any other Operative Document, and if the Termination Date is a Payment Date, the Charter Hire and all other amounts incurred and properly documented and payable on that date.
(ii)At such time as the Owners, the Finance Parties and the other Indemnitees shall have received the amounts payable under the Operative Documents and in accordance with this Clause 21(c)(iii) in full, the obligation of the Charterer to pay Charter Hire hereunder after such date shall cease and title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel).
(iii)Subject always to the rights of the parties hereto to terminate the Charter Period in respect of the Vessel pursuant to any other provision of this Agreement other than Clause 22 (Transfer of Title to Vessel), if any of the parties hereto becomes aware of any circumstances which will give rise to any unlawfulness or illegality or being contrary to any consent or regulation of the kind or any withdrawal, cancel or suspension of such Authorisation referred to in Clause 21(c)(iii), or if any Operative Document becomes null and void or invalid or unenforceable in whole or in part, it shall promptly advise the other party of such circumstances and the parties hereto shall (except where Clause 18(q) or 18(r) or any other Event of Default applies and without prejudice to the Charterer’s obligations under any provision of this Agreement) forthwith negotiate with each other in good faith at the cost of the Charterer for a period of sixty
(60) days or such shorter period ending not less than fourteen (14) days prior to the circumstances giving rise to such unlawfulness or illegality becoming effective, such consent or regulation being breached, such withdrawal, cancel or suspension being effective or such Operative Document becoming null and void or invalid or unenforceable or in either case such shorter period as the parties shall agree (but shall not be obliged to do so thereafter) with a view to making arrangements and restructuring this transaction in such a manner as shall be lawful so as to continue the chartering of the Vessel contemplated hereby and so as to achieve substantially the same results as would have been achieved in the absence of such unlawfulness or illegality, being contrary to any consent or regulation, such withdrawal, cancel or suspension, or such Operative Document becoming null and void or invalid or unenforceable.
Notwithstanding anything to the contrary, no arrangements or restructuring shall be agreed or implemented under Clause 21(c)(iv) without the consent of the Owners and the Agent (acting on the instructions of all the Lenders) and unless the Owners and the Agent shall have received tax and legal opinions and the Charterer shall have reimbursed the Owners and the Finance Parties for all reasonable costs incurred by it (including without limitation legal counsel and tax counsel fees) in respect thereof, in each case to its reasonable satisfaction.

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(d)Early termination as a result of denial of tax benefits
(i)Notwithstanding anything in this Agreement to the contrary, if the Owners or any Kumiai-in incurs or is expected to incur any Tax under the laws of Japan for which the Charterer is not obliged to indemnify the Owners or such Kumiai-in (other than a Tax caused by a Relevant Party Event or a Tax falling within the scope of Clause 9(b)(vi)), then, in the circumstances referred to above, the Owners shall be entitled, by notice to the Charterer, to terminate the Charter Period in respect of the Vessel on the date specified in such notice (which shall be the Termination Date), being not earlier than ten (10) Business Days after the date of such notice.
(ii)The Charterer shall, on the Termination Date determined in accordance with the foregoing paragraph, pay to the Owners in accordance with the instructions of the Agent the Special Termination Value as at the Termination Date, together with payment to the Finance Parties and the other Indemnitees of all other amounts then due and payable by the Charterer and the Charterer Guarantor under this Agreement or any other Operative Document, and if the Termination Date is a Payment Date, the Charter Hire and all other amounts incurred and properly documented and payable on that date.
(iii)At such time as the Owners, the Finance Parties and the other Indemnitees shall have received their respective portions of the amounts payable by the Charterer in accordance with this Clause 21(d)(iii) in full, the obligation of the Charterer to pay Charter Hire hereunder after such date shall cease and title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel).
(e)Early Termination as a Result of Change of Control Event or Termination of the Initial Sub-charter
(i)If any of the following events occurs:
(A)any Change of Control Event; or
(B)the early termination (for whatever reason) of the Initial Sub-charter, unless an alternative employment reasonably satisfactory to the Owners and Agent (acting on the instructions of the Majority Lenders) has been secured within one hundred eighty (180) days to the satisfaction of the Owners and the Agent, then the Charterer or the Owners shall immediately upon becoming aware thereof give notice to the other and to the Agent, and the Representative Owner (or the Security Agent on its behalf) may give notice to the Charterer to terminate the Charter Period and to pay the amount due in accordance with paragraph (ii) below and upon such notice the Charterer shall on the date of such notice (which shall be the Termination Date) make payment to the Owners accordingly and the Charter Period shall cease; provided that, in respect of a Change of Control Event only, such notice to terminate

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may not be served earlier than twenty (20) Business Days after the occurrence of the Change of Control Event (the “Change of Control Negotiation Period”) and may only be served if the Change of Control Event is continuing at such time, in which case (if termination notice is given) the Charter Period shall terminate on the expiry of the Change of Control Negotiation Period and payment by the Charterer of the amount due in accordance with paragraph (ii) below shall be made on the expiry date of the Change of Control Negotiation Period.
(ii)The Charterer shall, on the Termination Date determined in accordance with the foregoing paragraph, pay to the Owners the Stipulated Loss Value as at the Termination Date, together with all other amounts then due and payable by the Charterer and the Charterer Guarantor under this Agreement or any other Operative Document, and if the Termination Date is a Payment Date, the Charter Hire and all other amounts incurred and properly documented and payable on that date.
(iii)At such time as the Owners, the Finance Parties and the other Indemnitees shall have received the amounts payable by the Charterer in accordance with this Clause 21(e) in full, the obligation of the Charterer to pay Charter Hire hereunder after such date shall cease and the Charterer may take title to the Vessel from the Owners in accordance with Clause 22 (Transfer of Title to Vessel) by paying to the Owners the Stipulated Loss Value as of the Termination Date.
(f)Acceleration of Loan
(i)If on any date the Loan becomes due and payable in full pursuant to the provisions of the Loan Agreement then the Charter Period shall (unless the Agent has notified the Owners and the Charterer otherwise) automatically (without need for notice or other action) terminate on the date on which the Loan becomes due and payable, which date shall be the Termination Date, and the Charterer shall pay to the Owners in accordance with the instructions of the Agent on the Termination Date the sum of:
(A)where the Loan has become due and payable pursuant to clause 21 (Events of Default) of the Loan Agreement by reason of the occurrence of an “Event of Default” under the Loan Agreement (otherwise than due to a Default or an Overriding Cause), the Special Termination Value; or
(B)where the Loan has become due and payable in any other circumstances or for any other reason in circumstances or for a reason other than as mentioned in (A) above, the Stipulated Loss Value (in any case other than where the Special Termination Value is applicable below) or the Special Termination Value (if the relevant event resulting in the occurrence of the Termination Date is caused due to a change in law in Japan); and
in each case, all Charter Hire (if any) then due and payable, any additional amounts (on an indemnity basis) and all other amounts

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then due and payable by the Charterer and the Charterer Guarantor to the Owners, the Registered Owner, the Finance Parties, the Remarketing Agent, the other Indemnitees under this Agreement or any other Operative Document.
(ii)At such time as the Owners, the Finance Parties and the other Indemnitees shall have received all the amounts payable under the Operative Documents and in accordance with this Clause 21(f) in full, title to the Vessel shall be transferred to the Charterer in the manner provided in Clause 22 (Transfer of Title to Vessel).
(g)Survival of Terms
The Charterer’s and the Owners’ rights and obligations under this Clause 21 (Option to Purchase and Early Termination) and under Clauses 4 (Delivery, Acceptance and Title), 5 (Extent of Owners’ Liability), 6 (Charter Hire), 7 (Payments, Interest and Calculations), 8 (Costs and Indemnities), 9 (Taxation), 19 (Owners’ Rights following an Event of Default), 20 (Relevant Party Event and Charterer’s Rights), 22 (Transfer of Title to Vessel) and 23 (Costs and Expenses) of this Agreement and the rights of each Finance Party, Relevant Party, Indemnitee and Tax Indemnitee under Clauses 4 (Delivery, Acceptance and Title), 5 (Extent of Owners’ Liability), 6 (Charter Hire), 7 (Payments, Interest and Calculations), 8 (Costs and Indemnities), 9 (Taxation), 19 (Owners’ Rights following an Event of Default), 20 (Relevant Party Event and Charterer’s Rights), 22 (Transfer of Title to Vessel) and 23 (Costs and Expenses) of this Agreement shall survive any termination of the Charter Period or any termination of this Agreement or any other Operative Document.
22.TRANSFER OF TITLE TO VESSEL
(a)At such time as the Owners, the Finance Parties and the other Indemnitees shall have received all amounts payable by under the Operative Documents in accordance with any of Clauses 16(b)(i), 16(b)(ii), 19(c)(i)(B), 20(b), 21(a), 21(b), 21(c), 21(d), 21(e) or 21(f) and have received all other amounts (if any) then payable by the Charterer to the Owners and the Finance Parties under the Operative Documents, the Owners shall procure that all of the right, title and interest of the Owners and the Registered Owner in and to the Vessel shall, on or as soon as reasonably practicable after such time, be transferred from the Owners and the Registered Owner to the Charterer, in each case, without recourse or warranty (other than as to the absence of Owner Liens) and without further act, and on an “as-is, where-is” basis, and if requested by the Charterer, the Owners shall, and shall procure that the Registered Owner shall, promptly execute and deliver a bill of sale or bills of sale (as appropriate) in respect of the Vessel and such other documents and instruments as the Charterer shall reasonably request to evidence (on the public record or otherwise) such transfer and the vesting of all right, title and interest of the Owners and the Registered Owner in and to the Vessel in the Charterer, free and clear of any Owner Lien.
Other than as referred to in this Clause 22(b), none of any Owner, the Registered Owner or any Finance Party makes or will make any warranties, guarantees or representations of any kind, express or implied, statutory or otherwise, with regard to the Vessel including, but not limited to, the condition of the Vessel, and the Charterer hereby waives and agrees to,

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waive all remedies, warranties, representations, guarantees, express or implied arising by law or otherwise, including without limitation any obligation of any Owner, the Registered Owner or any Finance Party with respect to fitness for any purpose merchantability or consequential damages. Each Owner warrants that there shall be vested in the Charterer such title to the Vessel as was transferred to the Registered Owner by the Charterer pursuant to the Memorandum of Agreement and that the Vessel will (provided that the amounts referred to in Clause 22(a) have been paid in full) be free and clear of all Owner Liens.
(b)All costs, charges, stamp, documentary, value added, turnover, transfer, consumption and sales or similar Taxes and all other Taxes, legal fees and other costs and expenses whatsoever associated with the transfer of title to the Vessel, including, without limitation, any registration or any release of any Security Documents as a result, shall be borne by the Charterer.
23.COSTS AND EXPENSES
(a)The Charterer shall bear all the legal fees and documentation costs incurred by the Owner Parent, the Registered Owner, the Owners and the Finance Parties in respect of the preparation, negotiation, printing and execution of the Operative Documents (including any stamp duties or transfer taxes) and the costs and expenses associated with purchase of the Vessel, subject to any agreed caps.
(b)The Charterer shall bear any and all costs related to the registration and flagging of Vessel by the Owners, including mortgage and ownership registration costs and all other purchase costs incurred by the Owners.
(c)The Charterer shall on demand pay or reimburse the Owners, the Registered Owner and the Finance Parties for all fees and expenses (including, without limitation, legal and accounting fees and expenses) and out-of-pocket costs and expenses incurred by it (i) in connection with any amendment, alteration, variation, consent or approval requested or required by the Charterer to implement this Agreement or any Operative Document or (ii) in connection with any preservation or enforcement of any of the rights of the Owners, the Representative Owner, the Registered Owner, the Finance Parties, any Indemnitee or Tax Indemnitee hereunder or thereunder.
(d)The Charterer shall promptly pay any stamp or other documentary or registration duties and taxes which are payable in connection with the execution or delivery of any of the Operative Documents or the purchase and sale or chartering of the Vessel or which any of the Operative Documents or the transactions contemplated thereby may be subject or give rise to (in each case whether imposed on or required to be paid by the Owners, the Registered Owner or the Charterer or any other party to the Operative Documents) and shall indemnify each Tax Indemnitee from and against any Losses which it may incur as a result of any delay or omission by the Charterer to pay any such duties or taxes.
(e)Except as otherwise provided in this Agreement, where:
(i)each of the Owners’ or the Registered Owner’s performance of any of its obligations under the Loan Agreement or any of the other

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Operative Documents requires or results in the incurring of any cost or expense by the Owners or the Registered Owner (whether or not the relevant obligation is expressed (in whatever terms) to be owed by the Owners or the Registered Owner at its cost or expense or is subject to the Owners or the Registered Owner being indemnified against any cost or expense); or
(ii)in any Operative Document any obligation of any Finance Party is expressed (in whatever terms) to be owed to the Owners or the Registered Owner at no cost or expense to such Finance Party or at the cost or expense of the Owners or the Registered Owner or is subject to such Finance Party or the Owners or the Registered Owner being indemnified against any cost or expense, the Charterer will on demand of the Owners pay to the Owners or the Registered Owner, as the case may be, such amount as may be necessary (in the case of (i) above) to ensure that the each of the Owners and the Registered Owner is able to perform its obligations at no cost or expense to the Owners or the Registered Owner or (in the case of (ii) above) to enable the Owners or the Registered Owner to pay each Finance Party's costs or expenses in complying with such obligation.
(f)To the extent that any amendment and/or amendment and restatement is required to be made to the Operative Documents to reflect this agreement between the Parties (including if required the inclusion of hedging arrangements in the Operative Documents) all costs and expenses (including legal fees) reasonably incurred by any Relevant Party or any Finance Party in connection with the amendment, negotiation, preparation, printing, execution, syndication and perfection of such amended Operative Documents shall be borne by the Charterer.
24.NOTICES
(a)Every notice, request, demand or other communication under this Agreement shall:
(i)be in writing delivered personally or by prepaid letter (airmail if international or courier) or email;
(ii)be deemed to have been received, subject as otherwise provided in this Agreement, in the case of a letter, when delivered personally and, in the case of an email, when received in a readable format;
(iii)be sent:
(A)in the case of any notice, request, demand or other communication to the Owners and/or the Registered Owner, to:

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(B)in    the    case    of    any    notice,    request,    demand    or    other communication to the Charterer, to:

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Attention: Email:

c/o Flex LNG Management AS Bryggegata 3
0250 Oslo, Norway Chief Financial Officer finance@flexlng.com or to such other address or email address as is notified by one party to the other by five (5) Business Days prior notice in writing under this Agreement.
Copies of every such notice, request, demand or other communication shall be sent simultaneously to the Agent as follows:
(b)All demands, documents, notices, communications, evidence, reports, opinions and other documents (other than those set forth in item 1(a) of Part 2 of Schedule 2) given or to be given under this Agreement, unless made in the English language, shall be accompanied by an English translation for each copy of the foregoing so given; provided that the English version or translation of all such documents, notices, communications, evidences, reports, opinions and other documents shall govern in the event of any conflict with the non-English version thereof.
25.ASSIGNMENT

(a)Save in accordance with the provis10ns of this Agreement and the other Operative Documents and subject to Clause 25(b), no party hereto may assign or otherwise transfer any of its rights under this Agreement or under any of the other Operative Documents without the prior written consent of the other parties and the Security Agent (acting on the instructions of all of the Lenders) and any purported such assignment and/ or transfer in breach of this Clause 25(a) shall be wholly null and void. The Charterer hereby consents to any assignment by the Owners and the Representative Owner of their rights hereunder and under the other Operative Documents to the Security Agent pursuant to the Security Documents and to the exercise of any of the rights of the Security Agent pursuant to the Security Documents.
(b)In the event that the Charterer has not exercised its voluntary option to purchase under Clause 21 (a) by (and including) the Early Buy-out Option Notification Cut-off Date, the Owners and the Representative Owner may at any time thereafter assign or transfer their rights and obligations under this Agreement to a third party, provided that the Owners and the Representative Owner shall prior to such assignment or transfer discharge all of their respective liabilities to the Finance Parties under the Operative Documents.

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(c)This Agreement and the other Operative Documents shall bind and enure to the benefit of the Owners and the Charterer and their respective and any subsequent respective successors and permitted assigns and permitted transferees.
26.MISCELLANEOUS
(a)The terms and conditions of this Agreement shall not be varied otherwise than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the Owners and the Charterer.
(b)Each of the Owners and the Charterer agrees to keep the terms and conditions of this Agreement and the other Operative Documents confidential and not to disclose such terms and conditions to any person except that each party, each Indemnitee and each Tax Indemnitee may make disclosure (i) to the Owner Parent, the Kumiai-in or potential Kumiai-in and their respective Affiliates and their respective legal and other professional advisers as well as the Charterer’s respective legal and other professional advisers (including, without limitation, insurance brokers, insurers and underwriters, counsel and auditors), (ii) to any Relevant Authority or Government Entity or other person to whom any such person is required by Applicable Law or to whom it is customary in any dealing to disclose such information, (iii) as considered by the Owners, the Charterer or any such person aforesaid to be reasonably necessary for the purposes of any legal or arbitral proceedings or to protect, preserve or enforce its rights under any Operative Document, (iv) as required by Applicable Law, (v) to any taxation or fiscal authority, (vi) if such disclosure is necessary or advisable for the purpose of obtaining any consent of, or exemption from, any governmental or public body or authority, (vii) if the information in question is already in the public domain other than as a result of a breach of this Agreement, (viii) to any Finance Party or potential Finance Party or any of their respective affiliates, employees, directors, officers, representatives and advisors or otherwise to any person to whom disclosure is permitted under the terms of the Loan Agreement, (ix) to a bank or financial institution with whom the Owner Parent enters into (or may potentially enter into) a financing transaction under which payments are to be made or may be made by reference to one or more Operative Documents,
(x) to any Remarketing Agent or potential Remarketing Agent and (xi) with the prior consent of the other party.
The rights, powers and remedies of any party (whether arising under this Agreement, any other Operative Document or provided by law) shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing signed by such party. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement or any Operative Document shall operate as a waiver thereof nor shall any defective, single or partial exercise by any party of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy and no act or course of conduct or negotiation on the part of any party or on its behalf shall in any way preclude it from exercising any such right, power or remedy or constitute a suspension or any variation of any such right, power or remedy. The remedies provided in this Agreement and the other Operative Documents are cumulative and are in addition to any remedies provided by law.

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(c)Any provision hereof prohibited by or unlawful or unenforceable under any Applicable Law actually applied by any court of competent jurisdiction shall (to the extent required by such law) be severed from this Agreement and rendered ineffective so far as is possible without modifying the remaining provisions of this Agreement and neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction shall in any way be affected or impaired thereby. Where however the provisions of any such Applicable Law may be waived, they are hereby waived by the parties to the full extent permitted by such law, to the end that this Agreement shall be a valid and binding agreement enforceable in accordance with its terms.
(d)Each of the Owners and the Charterer undertakes and agrees that it will not seek to vary or amend, or consent to the variation or amendment of any Operative Document without the prior written consent of the other parties and the Finance Parties, which consent, as between the Owners and the Charterer, shall not be unreasonably withheld or delayed in the case of any variation or amendment which does not prejudice the position of the other and provided that the consent right of the Charterer shall not apply following the occurrence of an Event of Default.
(e)If the Charterer fails to comply with any provision of this Agreement, the Owners or the Security Agent may, without being in any way obliged to do so or to treat, and without prejudice to any right of the Owners, the Representative Owner or the Security Agent to treat, that non compliance as an Event of Default, effect compliance on behalf of the Charterer, whereupon the Charterer shall indemnify the Owners, the Representative Owner or, as applicable, the Security Agent in respect of any amount thereby expended by the Owners, the Representative Owner or, as applicable, the Security Agent together with all Losses (including, without limitation, legal fees and expenses) incurred in connection therewith.
(f)Subject to any express period of grace set out in this Agreement, time shall be of the essence as regards the performance by the parties of their respective obligations under this Agreement.
(g)Any amount referred to in this Agreement which is payable to the Charterer shall not be paid to the Charterer, or, if it has been previously paid directly to the Charterer, shall not be retained by the Charterer (and shall be paid to or received by the Charterer to be held in trust for the Owners), if at the time of such payment an Event of Default shall have occurred and be continuing, but shall be paid to and held by the Owners as security for the obligations of the Charterer under this Agreement, and shall be applied towards payment of the Charterer’s obligations under this Agreement, and at such time as there shall not be continuing any such Event of Default such amount (to the extent not so applied) shall be paid over to the Charterer or its designee.
Save where expressly otherwise provided in this Agreement, any certificate or determination by the Owners or any Finance Party as to any rate of interest or as to any amount payable under this Agreement shall be for the purposes of this Agreement and the other Operative Documents prima facie evidence of the amount thereof.

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(h)If any sum paid or recovered in respect of the obligations or liabilities of the Charterer under this Agreement is less than the aggregate amount then due, the Owners may apply such sum in such manner and order as the Owners (acting on the instructions of the Security Agent except in respect of any Excluded Property) shall determine.
(i)The Charterer agrees from time to time and at its own cost and expense to do and perform such other and further acts and execute and deliver any and all such other agreements, instruments and documents as may be required by law or reasonably requested by the Owners or the Security Agent to establish, maintain and protect the rights and remedies of the Owners and/or the Registered Owner and/or the Finance Parties, as the case may be, and to carry out and effect the intent and purpose of this Agreement and the other Operative Documents.
(j)The Owners and the Representative Owner may delegate to the Security Agent and to any other person or persons nominated by the Security Agent, all or any of the rights, powers, remedies or discretions vested in them by this Agreement and any such delegation may be made upon such terms and conditions as the Owners, the Representative Owner and the Security Agent in their absolute discretion think fit.
(k)The obligations of the Owners under this Agreement and the other Operative Documents are joint and several. The failure of one of the Owners to perform any of its obligations shall not affect, reduce or discharge the liability of the other Owners to perform that obligation and the effectiveness of this Agreement shall be in no way revoked or impaired as to any Owner by any contingency affecting the other Owners (including, without limitation, the occurrence of any Relevant Party Event in relation to the other Owners), any obligations hereunder of the other Owners becoming or proving to be void, voidable or unenforceable at any time or any time or indulgence granted to the other Owners. No Owner shall be entitled to divide the Owner’s right, title and interest in or to the Vessel under any circumstances, and without the prior written consent of the Charterer. Full performance by the Charterer of its obligations hereunder in favour of any Owner shall be deemed to be full performance by the Charterer to all Owners (other than in respect to any obligation to make any payment pursuant to Clause 7 (Payments, Interest and Calculations), which obligation must be performed as specified in Clause 7 (Payments, Interest and Calculations)).
The Owners hereby jointly and irrevocably appoint and authorise the Representative Owner to act as their representative, proxy and agent for all purposes (and whether expressly provided or not) under this Agreement and the other Operative Documents to which the Owners (or the Representative Owner) are a party and authorise and empower the Representative Owner to take any action necessary for the exercise of their rights and performance of their obligations under this Agreement and the other Operative Documents together with such other powers and discretions as are reasonably incidental thereto and, without prejudice to the generality of the foregoing, each Owner hereby irrevocably authorises the Representative Owner or any duly authorised representative of it, and appoints the same, such Owner’s attorney-in-fact to complete, amend, execute and deliver on its behalf all or any documents required to be executed by such Owner under or in connection with this Agreement or any

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of the other Operative Documents. The Owners hereby agree that any act done by the Representative Owner under or in connection with this Agreement or any of the other Operative Documents shall be conclusive and binding as between any Owner and the Owner Parent, the other Owners, the Representative Owner and the Charterer, as the case may be.
27.LAW AND JURISDICTION
(a)This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of England.
(b)Each of the Owners and the Charterer irrevocably agrees that the courts of England and any appellate court thereof, shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes (including a dispute relating to any non-contractual obligation arising out of or in connection with this Agreement), which may arise out of or in connection with this Agreement and/or any of the other Operative Documents to which the Owners, the Representative Owner and the Charterer are parties and, for such purposes, irrevocably submits to the jurisdiction of such courts.
(c)Each of the Charterer and the Owners irrevocably consents to service of process or any other documents in connection with proceedings in any court by personal service, delivery at its address for notices specified in this Agreement, registered mail or in any other manner permitted by English law, the law of the place of service or the law of the jurisdiction where proceedings are instituted.
(d)The Owners hereby irrevocably designate, appoint and empower the London Process Agent to receive and acknowledge for them and on their behalf any writ, summons, order, judgment or other notice of legal process issued out of the courts of England in any legal action or proceeding arising out of or in connection with this Agreement and any other Operative Document and in the event of the termination of such appointment the Owners undertake promptly to appoint another agent for service of process satisfactory to the Charterer and, failing such appointment by the Owners, the Charterer shall be entitled (and is hereby authorised) to appoint an agent on behalf of the Owners.
(e)The Charterer hereby irrevocably designates, appoints and empowers Flex LNG UK Management Limited, currently at 10 Eastcheap, 4th Floor, London EC3M 1AJ, England to receive and acknowledge for it and on its behalf any writ, summons, order, judgment or other notice of legal process issued out of the courts of England in any legal action or proceeding arising out of or in connection with this Agreement and any other Operative Document. In the event of the termination of such appointments the Charterer undertakes promptly to appoint another agent for service of process satisfactory to the Owners and, failing such appointment by the Charterer, the Representative Owner shall be entitled (and is hereby authorised) to appoint an agent on behalf of the Charterer.
Each of the Owners and the Charterer irrevocably waives any objection which it might now or hereafter have to the court referred to in Clause 27(b) being nominated as the forum to hear and determine any suit, action or

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proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that such court is not a convenient or appropriate forum. Each of the Owners and the Charterer waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory).
(f)The submission to the jurisdiction of the court referred to in Clause 27(b) shall not (and shall not be construed so as to) limit the right of any party hereto to take proceedings against any other party hereto in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.
(g)Each of the parties hereby irrevocably and unconditionally waives any immunity from suit, judgment, execution, set-off, attachment, arrest, specific performance, injunction or other judicial order or remedy to which it or any of its properties may be entitled at present or in the future in any jurisdiction in respect of, and consents generally to the giving of any relief or the issue of any process, including without limitation the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in connection with, any legal action or proceedings with respect to this Agreement or any other Operative Document to which it is a party or in connection herewith or therewith.
(h)Any person which is a Finance Party, a Relevant Party, an Indemnitee or a Tax Indemnitee from time to time and is not a party to this Agreement shall be entitled to enforce such terms of this Agreement as provide for the obligations of the Charterer to such Finance Party, Relevant Party, Indemnitee or Tax Indemnitee, as the case may be, in each case, subject to the provisions of Clauses 27(a) and the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”). The Third Parties Act applies to this Agreement as set out in this Clause 27(i). Save as provided above, a person who is not a party to this Agreement has no right to use the Third Parties Act to enforce any term of this Agreement and, subject to the other provisions of the other Operative Documents, the parties to this Agreement do not require the consent of any third party (including, without limitation, any Relevant Party, Indemnitee or Tax Indemnitee who is not a party to this Agreement) to amend or rescind this Agreement at any time.
28.COUNTERPARTS
The charter under this Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.
IN WITNESS whereof the parties have caused this Agreement to be duly executed the day and year first above written.

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Description of Vessel

SCHEDULE 1 DESCRIPTION OF VESSEL

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One (1) 173,400cbm MEGI class LNG carrier named M.V. FLEX RESOLUTE (IMO No. 9851646) and to be registered in the name of the Registered Owner under the laws and the flag of the Marshall Islands.

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SCHEDULE 2
LIST OF DOCUMENTS AND EVIDENCE
PART 1
INITIAL CONDITIONS PRECEDENT
1.Owners’ Conditions Precedent
(a)The Representative Owner having received:
(i)a copy, certified by a duly authorised officer of the Charterer and the Charterer Guarantor, as the case may be, to be a true, complete and up-to-date copy, of the Articles of Incorporation and, if any, other relevant constitutional documents of the Charterer and the Charterer Guarantor, as the case may be, together with a commercial registry extracts of the Charterer and the Charterer Guarantor, as the case may be, issued by the applicable authority in the state of incorporation of the Charterer and the Charterer Guarantor, as the case may be;
(ii)Charterer Corporate Approvals
(A)Board resolutions – a copy of a resolution of the board of directors of the Charterer:
I.approving the terms of, and the transactions contemplated by, the Operative Documents to which it is a party and resolving that it execute those Operative Documents; and
II.authorising a specified person or persons to execute those Operative Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf;
(B)Specimen signatures – a specimen of the signature of each person authorised by the resolutions referred to in (A); and
(C)Officer’s certificate – a copy of certificate of a duly authorised officer of the Charterer certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of the Charterer;
(iii)Charterer Guarantor Corporate Approvals
(A)Board resolutions – a copy of a resolution of the board of directors of the Charterer Guarantor:
I.approving the terms of, and the transactions contemplated by, the Operative Documents to which it is a party and resolving that it execute those Operative Documents; and

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II.authorising a specified person or persons to execute those Operative Documents (and all documents and notices to be signed and/or dispatched under those documents) on its behalf;
(B)Specimen signatures – a specimen of the signature of each person authorised by the resolutions referred to in (A); and
(C)Officer’s certificate – a copy of certificate of a duly authorised officer of the Charterer Guarantor certifying that each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect and setting out the names of the directors, officers and shareholders of the Charterer Guarantor;
(iv)a duly executed copy of the Operative Documents together with all notices and acknowledgements (if any) required in connection therewith, duly executed by each of the parties thereto other than any Owner;
(v)evidence satisfactory to it that all reports, registrations, recordings in connection with the transactions contemplated by the Operative Documents were or will be properly submitted and filed and all other actions which are necessary to be taken in connection therewith were taken in the Marshall Islands, Japan and England;
(vi)a certificate of an authorized officer of the Charterer Guarantor certifying that (A) no Default has occurred and is continuing and
(B) the Vessel exists and is free from any Liens (other than Permitted Liens);
(vii)an appraisal of reputable appraiser(s) appointed by the Owner Parent in form and substance satisfactory to the Representative Owner;
(viii)the Original Financial Statements;
(ix)a certified copy (certified by a director, officer or duly authorised attorney of the Charterer or the Charterer Guarantor) as being true and complete copy of the Initial Sub-charter (including documents amending or amending and novating the same);
(x)a certified copy (certified by a director, officer or duly authorised attorney of the Charterer or the Charterer Guarantor) as being true and complete copy of the Management Agreement; and
(xi)a copy of the process agent appointment letter between the Charterer and FLEX LNG UK Management Limited.
(b)The Owners shall be satisfied that the Agent has received such evidence as it reasonably requires to enable each Lender to carry out and be satisfied with the results of its “Know Your Customer Checks” and anti-money laundering documentation (including AML Law) in respect of each of the Charterer, the Charterer Guarantor and the Manager and other relevant person in connection with the transactions contemplated by the Operative Documents.

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2.The Representative Owner having received:
(a)the    Charterparty Supplement in the form set out in Schedule 3 duly executed and delivered by the Charterer or its authorised representative;
(b)an opinion in form and substance satisfactory to the Owners in English
(c)a tax opinion from the Japanese tax adviser addressed to the Owners in form and substance reasonably satisfactory to the Owners by reference to Japanese tax laws or regulations or guidelines of the Japanese Leasing Association;
(d)a certificate of insurance evidencing placing of the Insurances required to be maintained pursuant to Clause 15 (Insurance) (including without limitation Clause 15(£)) and confirmation from each Approved Broker and/ or insurer that it will issue a letter of undertaking naming Security Agent as first-sole loss payee);
(e)evidence that any prior registration (other than through the Flag State) of the Vessel has been or will (within such period as may be approved) be cancelled;
(f)a copy of the commercial invoice for the Vessel issued by the Charterer in favour of the Registered Owner in connection with the Memorandum of Agreement;
(g)a copy of the bill of sale for the Vessel executed by the Charterer in favour of the Registered Owner in connection with the Memorandum of Agreement;
(h)a copy of the protocol of delivery and acceptance executed between the Charterer and the Registered Owner in connection with the Memorandum of Agreement;
(i)a certificate of ownership and encumbrance in respect of the Vessel evidencing its registration in the name of the Registered Owner and registration of the Mortgage;
ij) a report on the adequacy of the Insurances from an insurance adviser instructed by the Agent (to be obtained at the cost of the Charterer, subject to Charterer's pre-approval of such costs);

(k)a certified true copy of a certificate of classification and class maintenance certificate issued by ABSand any evidence that the Vessel has been issued with valid Certificate of Survey as required for a ship of her type;
(1)an original of a certificate of the Charterer certifying that it has not registered title to the Vessel under the laws or flag of any jurisdiction prior to the delivery of the Vessel by the Charterer to the Registered Owner under the Memorandum of Agreement (other than the existing registration in

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favour of the Charterer in its capacity as seller under the Memorandum of Agreement);
(m)a copy of the Document of Compliance under the ISM Code issued in the name of the Manager;
(n)a copy, certified as a true copy, of the Vessel’s Safety Management Certificate issued under the ISM Code, and of the Vessel’s International Ship Security (ISS) Certificate issued under the ISPS Code, and of the Vessel’s International Air Pollution Prevention Certificate pursuant to Annex VI (Regulations for the Prevention of Air Pollution from Ships) to MARPOL;
(o)a certificate signed by an authorised representative of the Charterer or the Charterer Guarantor confirming that no other authorizations, approvals, consents, licenses and exemptions of any governmental authority or central bank are required to be executed in order to give effect to the transactions contemplated by this Agreement and the other Operative Documents, and for the execution, delivery, validity, priority, effectiveness and performance by the Charterer and the Charterer Guarantor and the enforceability of this Agreement and the other Operative Documents; and
(p)written confirmation from an authorised representative of the Charterer that, to the best of the Charterer’s knowledge, the Vessel is in good working order and that no casualties exist.

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PART 2
CHARTERER’S CONDITIONS PRECEDENT
1.The Charterer having received:
(a)evidence satisfactory to it as to the incorporation and existence of, and authorisation of the execution, delivery and performance of the Operative Documents by each of the Owners and the Owner Parent (including any relevant constitutional documents and powers of attorney) (if applicable);
(b)an original of each of the Operative Documents to which the Charterer is a party, duly executed by each of the parties thereto other than the Charterer;
(c)an original copy of the Owner Parent Letter (Charterer) duly executed by the Owner Parent; and
a copy of the process agent appointment letter between the Owners and the London Process Agent.

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PART 3 CONDITIONS SUBSEQUENT
1.The Representative Owner shall receive within ten (10) Business Days from the Charter Commencement Date:
(a)each of the originals of the officers’ certificates of the Charterer (as set out in Schedule 2, Part 1, paragraph (a)(ii)(C)) and the Charterer Guarantor (as set out in Schedule 2, Part 1, paragraph (a)(iii)(C));
(b)an original of the commercial invoice for the Vessel issued by the Charterer in favour of the Registered Owner in connection with the Memorandum of Agreement;
(c)two originals of the bill of sale for the Vessel executed by the Charterer in favour of the Registered Owner in connection with the Memorandum of Agreement;
(d)an original of the protocol of delivery and acceptance executed between the Charterer and the Registered Owner in connection with the Memorandum of Agreement; and
an original of each of the Operative Documents (excluding the Management Agreement, the Sub-charter, the Bill of Sale (as defined in the Memorandum of Agreement) and the Bill of Sale (as defined in the Instalment Sale Agreement)) together with all notices and acknowledgements (if any) required in connection therewith, duly executed by each of the parties thereto other than any Owner.

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SCHEDULE 3
FORM OF CHARTERPARTY SUPPLEMENT
FLEX LNG RESOLUTE LIMITED (the “Charterer”) hereby acknowledges that:
(a)on the date hereof the Vessel specified in the Schedule annexed to the bareboat charter agreement (the “Charter Agreement”) dated      2025 made between JPV No. 25 Co., Ltd. and JPV No. 26 Co., Ltd., as owners, JPV No. 25 Co., Ltd. as representative owner and the Charterer, as charterer and forming a part hereof have, pursuant to the terms of the Charter Agreement, been delivered to the Charterer;
(b)the Charter Commencement Date is the date hereof;
(c)the Charter Period in respect of the Vessel referred to in the Charter Agreement has commenced; and
(d)henceforward the Vessel will be subject to all the terms and conditions contained in the Charter Agreement.
Unless otherwise defined herein, words and expressions defined in the Charter Agreement shall have the same meanings when used herein.
The Charterer represents and warrants that (a) the representations and warranties made by it under Clause 10(a) of the Charter Agreement, clause 3.1 of the Memorandum of Agreement and in the Charterer Account Charge and Onward Assignment, those of the Manager in the Management Agreement and those of the Charterer Guarantor in the Guarantee remain true and correct, (b) no Default has occurred at the date of this Charterparty Supplement and (c) the Vessel satisfies the requirements under the Charter Agreement.
The Owners and the Charterer confirm that the Schedules attached hereto shall, in accordance with the provisions of the Charter Agreement, take effect as from the date hereof for all purposes of the Charter Agreement.
This Charterparty Supplement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England.

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SIGNED the      day of      2025.

FLEX LNG RESOLUTE LIMITED
as Charterer

By .........................................................
Attorney-in-Fact

JPV NO. 25 CO., LTD.
as Owner

By .........................................................
Authorised Signatory

JPV NO. 26 CO., LTD.
as Owner

By .........................................................
Authorised Signatory

JPV NO. 25 CO., LTD.
as Representative Owner

By .........................................................
Authorised Signatory

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SCHEDULE 4 CHARTER HIRE

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	(1)	(2)	(3)	(4)
	Payment Date	Basic Charter Hire A (US$)	Reference Value A (US$)	Charter Hire B (US$)
0	2025/09/17		$125,000,000.00
1	2025/11/17		$124,085,830.56
2	2026/02/17		$123,750,825.85
3	2026/05/17		$123,354,393.33
4	2026/08/17		$123,009,107.86
5	2026/11/17		$120,458,969.21
6	2027/02/17		$117,872,986.94
7	2027/05/17		$115,196,632.14
8	2027/08/17		$112,536,684.80
9	2027/11/17		$109,839,350.43
10	2028/02/17		$107,104,103.52
11	2028/05/17		$104,297,684.94
12	2028/08/17		$101,484,546.84
13	2028/11/17		$98,631,868.53
14	2029/02/17		$95,739,094.24
15	2029/05/17		$92,761,779.98
16	2029/08/17		$89,786,498.33
17	2029/11/17		$86,769,397.45
18	2030/02/17		$83,709,889.54
19	2030/05/17		$80,569,011.51
20	2030/08/17		$77,422,353.73
21	2030/11/17		$74,231,467.92
22	2031/02/17		$70,995,732.44
23	2031/05/17		$67,681,977.19
24	2031/08/17		$64,354,184.98
25	2031/11/17		$60,979,618.80
26	2032/02/17		$57,557,621.22
27	2032/05/17		$54,069,938.51
28	2032/08/17		$50,550,821.53
29	2032/11/17		$46,982,241.41
30	2033/02/17		$43,363,502.91
31	2033/05/17		$39,674,026.10
32	2033/08/17		$35,952,566.58
33	2033/11/17		$32,178,799.88
34	2034/02/17		$28,351,990.79
35	2034/05/17		$24,458,399.11
36	2034/08/17		$20,523,075.50

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37	2034/11/17	$16,532,438.73
38	2035/02/17	$12,485,711.34
39	2035/05/17	$8,376,382.33
40	2035/08/17	$4,215,017.04
41	2035/11/17	$0.00
Notes: 1.        The amount of Charter Hire on each Payment Date shall be the aggregate of:
(i)Basic Charter Hire A set forth opposite such Payment Date in column (2) above;
(ii)the additional hire on such Payment Date, to be calculated as being an amount equal to the sum of (x) the Reference Value A set forth opposite the immediately preceding Payment Date (or, if none, the Charter Commencement Date) in column (3) above multiplied by
(y)the relevant interest rate in respect of the Loan referred to in clause 8.1 (Calculation of interest) and clause 10 (Change to the Calculation of Interest) of the Loan Agreement applicable to the Interest Period (as defined in the Loan Agreement) that commences on such immediately preceding Payment Date (or, if none, the Utilisation Date (as defined in the Loan Agreement)) multiplied by
(z)a fraction of which the numerator is the actual number of days elapsed during such period and the denominator of which is 360 or, where some other period applies in respect of the applicable interest amount under the Loan Agreement, such other period (the “Additional Hire A”); and
(iii)Charter Hire B set forth opposite such Payment Date in column (4) above.
2.In the event that the Early Buy-out Option is exercised, the amounts specified for the relevant Early Buy-out Date shall be payable together with Charter Hire. If the Early Buy-out Option is not exercised, the Charterer shall not be obliged to pay the Charter Hire on the relevant Early Buy-out Date.

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SCHEDULE 5 SPECIAL TERMINATION VALUE
1.The amounts of Special Termination Value A specified in column (B) of this Schedule 5 are applicable only to the Payment Dates set out below in relation to which each is respectively specified and are exclusive of any Charter Hire payable on such Payment Date which is payable in addition.
2.Where the Special Termination Value A becomes payable on, and is required to be calculated as of, any Payment Date then the Special Termination Value A in respect of such Payment Date shall be an amount equal to the amount set out below opposite such Payment Date.
3.Where the Special Termination Value A becomes payable on, and is required to be calculated as of, any date other than a Payment Date then the Special Termination Value A in respect of such other date shall be an amount equal to the amount of
U.S. Dollars set out below opposite the immediately preceding Payment Date or, if none, the Charter Commencement Date in column (B) of this Schedule 5 plus:
(a)interest to be payable under the Loan Agreement for the period from and including such immediately preceding Payment Date (or Charter Commencement Date) to (but excluding) the date on which the Special Termination Value A becomes payable and as of which it is required to be calculated and calculated on the basis of a year of 360 days or, where some other period applies in respect of the applicable interest amount under the Loan Agreement, such other period; and
(b)the relevant Break Costs and Fixed Rate Breakage Costs and Hedge Breakage Loss (each as defined in the Loan Agreement).
4.The amounts of Special Termination Value B specified in column (C) of this Schedule 5 are applicable only to the Payment Dates set out below in relation to which each is respectively specified and are exclusive of any Charter Hire payable on such Payment Date which is payable in addition.
5.Where the Special Termination Value B becomes payable on, and is required to be calculated as of, any Payment Date then the Special Termination Value B in respect of such Payment Date shall be an amount equal to the amount set out below opposite such Payment Date.
6.Where the Special Termination Value B becomes payable on, and is required to be calculated as of, any date (a “Relevant Date”) other than a Payment Date then the Special Termination Value B in respect of such Relevant Date shall be calculated in accordance with the following formula:
(a)subtracting the amount set out in column (C) opposite the Payment Date (or, if none, the Charter Commencement Date) immediately preceding the Relevant Date (the “Preceding Date”) from the amount set out in column
(C) opposite the Payment Date immediately following the Relevant Date (the “Following Date”);
(b)dividing the difference computed in (a) above by the actual number of days from (and including) the Preceding Date to (but excluding) the Following Date;

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(c)multiplying the quotient computed in (b) above by the actual number of days elapsed from (and including) the Preceding Date to (but excluding) the Relevant Date; and
(d)adding the product computed in (c) above to the amount set out in column
(C) below opposite the Preceding Date.

(A) Payment Date	(B) Special Termination Value A (US$)	(C) Special Termination Value B (US$)
2025/09/17	$125,000,000.00	$59,819,000.00
2025/11/17	$124,085,830.56	$57,619,000.00
2026/02/17	$123,750,825.85	$55,419,000.00
2026/05/17	$123,354,393.33	$53,219,000.00
2026/08/17	$123,009,107.86	$51,019,000.00
2026/11/17	$120,458,969.21	$51,019,000.00
2027/02/17	$117,872,986.94	$51,019,000.00
2027/05/17	$115,196,632.14	$51,019,000.00
2027/08/17	$112,536,684.80	$51,019,000.00
2027/11/17	$109,839,350.43	$51,019,000.00
2028/02/17	$107,104,103.52	$51,019,000.00
2028/05/17	$104,297,684.94	$51,019,000.00
2028/08/17	$101,484,546.84	$51,019,000.00
2028/11/17	$98,631,868.53	$51,019,000.00
2029/02/17	$95,739,094.24	$51,019,000.00
2029/05/17	$92,761,779.98	$51,019,000.00
2029/08/17	$89,786,498.33	$51,019,000.00
2029/11/17	$86,769,397.45	$51,019,000.00
2030/02/17	$83,709,889.54	$51,019,000.00
2030/05/17	$80,569,011.51	$51,019,000.00
2030/08/17	$77,422,353.73	$51,019,000.00
2030/11/17	$74,231,467.92	$51,019,000.00
2031/02/17	$70,995,732.44	$51,019,000.00
2031/05/17	$67,681,977.19	$51,019,000.00
2031/08/17	$64,354,184.98	$51,019,000.00
2031/11/17	$60,979,618.80	$51,019,000.00
2032/02/17	$57,557,621.22	$51,019,000.00
2032/05/17	$54,069,938.51	$51,019,000.00
2032/08/17	$50,550,821.53	$51,019,000.00
2032/11/17	$46,982,241.41	$51,019,000.00
2033/02/17	$43,363,502.91	$51,019,000.00
2033/05/17	$39,674,026.10	$51,019,000.00
2033/08/17	$35,952,566.58	$51,019,000.00
2033/11/17	$32,178,799.88	$51,019,000.00
2034/02/17	$28,351,990.79	$51,019,000.00
2034/05/17	$24,458,399.11	$51,019,000.00
2034/08/17	$20,523,075.50	$51,019,000.00
2034/11/17	$16,532,438.73	$51,019,000.00
2035/02/17	$12,485,711.34	$51,019,000.00
2035/05/17	$8,376,382.33	$51,019,000.00
2035/08/17	$4,215,017.04	$51,019,000.00
2035/11/17	$0.00	$51,019,000.00

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SCHEDULE 6 STIPULATED LOSS VALUE
1.The amounts of Stipulated Loss Value A specified in column (B) of this Schedule 6 are applicable only to the Payment Dates set out below in relation to which each is respectively specified and are exclusive of any Charter Hire payable on such Payment Date which is payable in addition.
2.Where the Stipulated Loss Value A becomes payable on, and is required to be calculated as of, any Payment Date then the Stipulated Loss Value A in respect of such Payment Date shall be an amount equal to the amount set out below opposite such Payment Date.
3.Where the Stipulated Loss Value A becomes payable on, and is required to be calculated as of, any date other than a Payment Date then the Stipulated Loss Value A in respect of such other date shall be an amount equal to the amount of
U.S. Dollars set out below opposite the immediately preceding Payment Date or, if none, the Charter Commencement Date in column (B) of this Schedule 6 plus:
(a)interest to be payable under the Loan Agreement for the period from and including such immediately preceding Payment Date (or Charter Commencement Date) to (but excluding) the date on which the Stipulated Loss Value A becomes payable and as of which it is required to be calculated and calculated on the basis of a year of 360 days or, where some other period applies in respect of the applicable interest amount under the Loan Agreement, such other period; and
(b)the relevant Break Costs and Fixed Rate Breakage Costs and Hedge Breakage Loss (each as defined in the Loan Agreement).
4.The amounts of Stipulated Loss Value B specified in column (C) of this Schedule 6 are applicable only to the Payment Dates set out below in relation to which each is respectively specified and are exclusive of any Charter Hire payable on such Payment Date which is payable in addition.
5.Where the Stipulated Loss Value B becomes payable on, and is required to be calculated as of, any Payment Date then the Stipulated Loss Value B in respect of such Payment Date shall be an amount equal to the amount set out below opposite such Payment Date.
6.Where the Stipulated Loss Value B becomes payable on, and is required to be calculated as of, any date (a “Relevant Date”) other than a Payment Date then the Stipulated Loss Value B in respect of such Relevant Date shall be calculated in accordance with the following formula:
(a)subtracting the amount set out in column (C) below opposite the Payment Date (or, if none, the Charter Commencement Date) immediately preceding the Relevant Date (the “Preceding Date”) from the amount set out in column (C) below opposite the Payment Date immediately following the Relevant Date (the “Following Date”);
(b)dividing the difference computed in (a) above by the actual number of days from (and including) the Preceding Date to (but excluding) the Following Date;

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(c)multiplying the quotient computed in (b) above by the actual number of days elapsed from (and including) the Preceding Date to (but excluding) the Relevant Date; and
(d)adding the product computed in (c) above to the amount set out in column
(C) below opposite the Preceding Date.

(A) Payment Date	(B) Stipulated Loss Value A (US$)	(C) Stipulated Loss Value B (US$)
2025/09/17	$125,000,000.00	$60,839,380.00
2025/11/17	$124,085,830.56	$58,851,637.32
2026/02/17	$123,750,825.85	$56,863,894.64
2026/05/17	$123,354,393.33	$54,876,151.96
2026/08/17	$123,009,107.86	$52,888,409.28
2026/11/17	$120,458,969.21	$53,100,666.60
2027/02/17	$117,872,986.94	$53,312,923.92
2027/05/17	$115,196,632.14	$53,525,181.25
2027/08/17	$112,536,684.80	$53,737,438.57
2027/11/17	$109,839,350.43	$53,949,695.89
2028/02/17	$107,104,103.52	$54,161,953.21
2028/05/17	$104,297,684.94	$54,374,210.53
2028/08/17	$101,484,546.84	$54,586,467.85
2028/11/17	$98,631,868.53	$54,798,725.17
2029/02/17	$95,739,094.24	$55,010,982.50
2029/05/17	$92,761,779.98	$55,223,239.82
2029/08/17	$89,786,498.33	$55,435,497.14
2029/11/17	$86,769,397.45	$55,647,754.46
2030/02/17	$83,709,889.54	$55,860,011.78
2030/05/17	$80,569,011.51	$56,072,269.10
2030/08/17	$77,422,353.73	$56,284,526.42
2030/11/17	$74,231,467.92	$56,496,783.75
2031/02/17	$70,995,732.44	$56,709,041.07
2031/05/17	$67,681,977.19	$56,921,298.39
2031/08/17	$64,354,184.98	$57,133,555.71
2031/11/17	$60,979,618.80	$57,345,813.03
2032/02/17	$57,557,621.22	$57,558,070.35
2032/05/17	$54,069,938.51	$57,770,327.67
2032/08/17	$50,550,821.53	$58,330,327.67
2032/11/17	$46,982,241.41	$58,890,327.67
2033/02/17	$43,363,502.91	$59,450,327.67
2033/05/17	$39,674,026.10	$60,010,327.67
2033/08/17	$35,952,566.58	$60,570,327.67
2033/11/17	$32,178,799.88	$61,130,327.67
2034/02/17	$28,351,990.79	$61,690,327.67
2034/05/17	$24,458,399.11	$62,250,327.67
2034/08/17	$20,523,075.50	$62,810,327.67
2034/11/17	$16,532,438.73	$63,370,327.67
2035/02/17	$12,485,711.34	$63,930,327.67
2035/05/17	$8,376,382.33	$64,490,327.67
2035/08/17	$4,215,017.04	$65,050,327.67
2035/11/17	$0.00	$65,610,327.67

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SCHEDULE 7 REDELIVERY CONDITIONS
1.The Vessel shall be redelivered to the Owners or their designee, safely afloat, at an easily accessible recognised safe and ice-free port of the Owners’ choosing in Japan or in any other location to be designated by the Owners.
2.The Vessel shall be redelivered:
(a)free of cargo with holds and storage places clean and swept and free from debris;
(b)free and clear of all Liens (other than Owner Liens) and any charter or other contract of employment;
(c)free of any recommendations affecting the Vessel’s class and with all class related certificates with at least five (5) years validity remaining as at the date of redelivery;
(d)with all trading and class certificates in place;
(e)within three (3) months of its completed dry docking and a special survey carried out and conducted (without prejudice to the Owners’ ability to choose any port under paragraph 1 above) at a dockyard in Japan as may be designated by the Owners;
(f)where required by the Owners, with a suitably qualified, competent crew and in sufficient number to comply with all the applicable requirements, such crew to remain on board until the earlier of (i) the completion of the sale of the Vessel by the Owners to a third party, or (ii) the date falling ninety (90) days after the last day of the Charter Period, provided always that the reasonable and properly incurred and documented costs and expenses incurred by the Charterer in relation to maintaining the crew on-board for such period (including reasonable and properly incurred and documented out-of-pocket expenses) shall be for the account of the Owners;
(g)with all manuals and technical records and otherwise in compliance with all other conditions required by the Flag State in relation to the Vessel (including any applicable ISM Code and other certification) in each case with no less than twelve (12) months left to expiry as at the date of redelivery;
(h)in the same condition (fair wear and tear expected) and class as when the Vessel was originally delivered by the shipyard in 2020 and at such time as the Representative Owner shall designate and have installed the machinery and equipment installed thereon or replacements or substitutions therefor made;
(i)in the condition assessed at the time of redelivery as qualifying for the highest rating in all respects under the condition assessment program of a classification society designated by the Representative Owner; and
(j)in full compliance with all applicable laws and regulations and all applicable requirements (including, without limitation, environmental laws,

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regulations and requirements) of any jurisdiction and of any relevant international organizations (including without limitation IMO) and equipped with machinery and equipment to comply, on a full, final and conclusive basis, with such laws, regulations and requirements (in each case whether or not the compliance is due before the end of the Charter Period).
3.Prior to the redelivery of the Vessel, the Charterer shall provide the Owners with a report prepared by a marine surveyor approved by the Owners (such approval not to be unreasonably withheld) but at the Charterer’s expense determining the condition of the Vessel. Should the surveyor’s report find any deficiencies, the same shall be corrected at the cost of the Charterer.
4.All class certificates and maintenance history each written in English must be made available in hardcopy or electronically (if available) at the request of the Representative Owner.
5.Upon redelivery of the Vessel to the Owners, the Charterer shall ensure that:
(a)the stock quantity of spare parts onboard the Vessel at least meets the requirements of the relevant approved classification society or the recommendations laid down by the manufacturers for three (3) months’ operations;
(b)other consumables such as fuel which is reachable nearest bunkering port, un-broached provisions, potable water, galley and mess room utensils, paints, chemicals, oils (including lubricant oil), hand tools and minor equipment shall remain with the Vessel at no cost to the Owners; and
(c)all machinery fluid reservoirs and tanks, such as to hold lube oil and hydraulic oil, shall be filled to their recommended operating levels in the relevant machinery.
6.Following the redelivery of the Vessel by the Charterer, the Charterer shall allow for the free storage of the Vessel at a place reasonably designated by the Owners until such time as the Vessel has been sold or otherwise disposed of by the Owners following the redelivery.
7.Should the Charterer fail to redeliver the Vessel in full compliance of the Redelivery Conditions to the Owners or their designee by the end of the Charter Period, the Owners shall have, at any time during such failure continues, the right to (i) declare an immediate Event of Default and require the payment of the Stipulated Loss Value or (ii) require the Charterer to extend the Charter Period until the Redelivery Conditions are satisfied and pay to the Owners hires at the rate equal to the daily equivalent of the Charter Hire plus 50% per day or of the then market rate hires, whichever is higher, for the number of days from the end of the Charter Period up to the date when the Vessel has been redelivered to the Owners in full compliance of the Redelivery Conditions. The Charterer shall be obliged to indemnify the Owners from any liabilities, obligations, cost and losses etc attributable to such failure. For the avoidance of doubt, such extension shall not prejudice the right of the Owners to treat such failure as an Event of Default at any time.

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SCHEDULE 8
EARLY BUY-OUT OPTION DEFINITIONS
In this Agreement and in the Schedules attached hereto, unless the context otherwise requires or it is specified below, the following words and expressions shall have the following meanings:

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SIGNATORIES
M.V. FLEX RESOLUTE - BAREBOAT CHARTER AGREEMENT
The Owners
JPV No. 25 Co., Ltd.
JPV No. 26 Co., Ltd.
TheRepresentative Owner
JPV No. 25 Co., Ltd.
The Charterer
FLEX LNG RESOLUTE LIMITED

By:
Name:
Title:

SIGNATORIES
M.V. FLEX RESOLUTE - BAREBOAT CHARTER AGREEMENT
The Owners
JPV No. 25 Co., Ltd.

By:
Name:
Title:

JPV No. 26 Co., Ltd.

By:
Name:
Title:

The Representative Owner
JPV No. 25 Co., Ltd.

By:
Name:
Title:

The Charterer
FLEX LNG RESOLUTE LIMITED